    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 1999

                                                      REGISTRATION NO. 333-78271
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 7
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                IMAGEX.COM, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          WASHINGTON                         2752                  91-1727170
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                        10800 N.E. 8TH STREET, SUITE 200
                           BELLEVUE, WASHINGTON 98004
                                 (425) 452-0011
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                            ------------------------

                               RICHARD P. BEGERT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                IMAGEX.COM, INC.
                        10800 N.E. 8TH STREET, SUITE 200
                           BELLEVUE, WASHINGTON 98004
                                 (425) 452-0011

           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                            ------------------------

                                   COPIES TO:

           DAVID C. CLARKE                           BARRY E. TAYLOR
            ALAN C. SMITH                         PATRICK J. SCHULTHEIS
           Perkins Coie LLP                            RAMSEY HANNA
    1201 Third Avenue, 40th Floor         Wilson Sonsini Goodrich & Rosati, P.C.
    Seattle, Washington 98101-3099                  650 Page Mill Road
            (206) 583-8888                   Palo Alto, California 94304-1050
                                                      (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY CHANGE. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE AND THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 24, 1999



                                3,000,000 SHARES


                                     [LOGO]

                                  COMMON STOCK

                                 --------------


    ImageX.com, Inc. is offering 3,000,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be $7.00 per share.


                              -------------------

    We intend to list our common stock on the Nasdaq National Market under the symbol "IMGX."

                              -------------------

    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                               -----------------

                              PRICE $    PER SHARE
                               -----------------

                                                                                       PER SHARE       TOTAL
                                                                                      ------------  ------------
Public offering price...............................................................       $             $
Underwriting discounts and commissions..............................................       $             $
Proceeds, before expenses, to ImageX.com............................................       $             $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES COMMISSIONS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    We have granted the underwriters a 30-day option to purchase a maximum of 450,000 additional shares to cover over-allotments of shares. Delivery of the
shares will be made on or about             , 1999.


                              -------------------

VOLPE BROWN WHELAN & COMPANY
                                         PRUDENTIAL SECURITIES
                                                         E*TRADE SECURITIES INC.

               The date of this prospectus is             , 1999

--------------------------------------------------------------------------------

INSIDE FRONT LEFT

IMAGEX.COM: INTERNET-BASED BUSINESS-TO-BUSINESS INTERMEDIARY IN THE COMMERCIAL PRINTING INDUSTRY

[GRAPHIC - PHOTO MONTAGE OF CUSTOMERS' SAMPLE PRINTED PRODUCTS]

LABELS WITHIN MONTAGE:

Marketing Materials                 Office Stationery         Business Cards

SUB-TEXT BELOW MONTAGE:

All items shown were produced by ImageX.com for our customers

BOTTOM RIGHT-HAND CORNER:

ImageX.com logo

INSIDE FRONT GATEFOLD

BUSINESSES CLICK ON IMAGEX.COM FOR THEIR PRINTING NEEDS.

Productivity, control and convenience. ImageX.com has transformed the way businesses order and manage their printing.

1. CUSTOMER LOGS IN TO CUSTOM WEB SITE.

[GRAPHIC - SCREEN SHOT]

The customer's secure Online Printing Center has a digital catalog of the customer's graphic materials and a database of names, addresses and more.

2. CUSTOMER MODIFIES AND PROOFS PRINT ORDER.

[GRAPHIC - SCREEN SHOT]

With custom pre-set rules, businesses can now let remote offices place their own orders, while controlling which areas on a printed piece can and cannot be modified. Customers can modify and proof orders online.

3. CUSTOMER APPROVES AND RELEASES PRINT ORDER.

[GRAPHIC - SCREEN SHOT]

Secure order authorization provides the power to manage and release orders online.

4. CUSTOMER'S PRINT ORDER IS FULFILLED.

[GRAPHIC - SCREEN SHOT]

ImageX.com prints and distributes sell sheets, brochures, letterhead, business cards and more nationwide. Print specifications are locked-in for consistent quality.

5. ONLINE REPORTS AVAILABLE ANYTIME.

[GRAPHIC - SCREEN SHOT]

Each customer's online reports provide instant order history. Orders in production are also tracked and displayed.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          8
Use of Proceeds................................         21
Dividend Policy................................         21
Capitalization.................................         22
Dilution.......................................         23
Selected Financial Data for ImageX.com.........         24
Selected Financial Data for Fine Arts
  Graphics.....................................         26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         27

                                                   PAGE
                                                 ---------
Business.......................................         40
Management.....................................         58
Certain Transactions...........................         66
Principal Shareholders.........................         69
Description of Capital Stock...................         71
Shares Eligible for Future Sale................         74
Underwriting...................................         76
Legal Matters..................................         79
Experts........................................         79
Where You Can Find More Information............         79
Index to Financial Statements..................        F-1

                              -------------------

    Our executive offices are located at 10800 N.E. 8th Street, Suite 200, Bellevue, Washington 98004, and our telephone number is (425) 452-0011. Our Web site is located at http://www.imagex.com. Any information that is included on or linked to our Web site is not a part of this prospectus.

    We have registered the trademark "ImageX" in the United States and have applied for the same mark in Japan and the European Union. This prospectus also contains product names, trade names and trademarks that belong to other organizations.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION THAT WE PRESENT MORE FULLY ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                IMAGEX.COM, INC.

OUR BUSINESS

    ImageX.com is an Internet-based business-to-business intermediary in the U.S. commercial printing industry. We believe we offer the first integrated electronic commerce solution that automates the traditional commercial printing process. With the ImageX.com solution, businesses access a customized, secure Web site, called the "Online Printing Center," that contains a digital catalog of all of their custom-printed business materials--from marketing brochures to stationery and business cards. Through its Online Printing Center, each business can modify, proof, procure and manage its printed business materials from any Windows-based, Internet-enabled personal computer. We reduce the time associated with ordering printed business materials to a few minutes and typically deliver ordered materials to our customers within 6 to 10 days. We believe we also reduce the possibility of errors in the printing process. Through a combination of our network of approximately 30 commercial printing vendors (22 of which are in Washington state) and two facilities that we own, we deliver high-quality printed business materials nationwide.

OUR MARKET

    Industry observers predict the next phase in the Internet revolution will be business-to-business electronic commerce. Forrester Research estimates that businesses bought and sold $43 billion in goods over the Internet in 1998, as opposed to $8 billion bought by consumers. In addition, they predict that business-to-business electronic commerce will grow to $1.3 trillion by 2003, or more than 90% of the total projected electronic commerce market.


    Based on data provided by CAP Ventures, sales in the U.S. commercial printing industry totaled $55 billion in 1997. This large industry is fragmented, with over 30,000 local and regional commercial printers operating nationwide in 1998. In 1998, our revenues were $968,000 and our net loss was $8.6 million. We believe the commercial printing industry presents an attractive market opportunity for an Internet-based customized solution.


OUR SOLUTION

    We enable customers to rapidly and efficiently modify, proof, procure and manage a wide variety of high-quality, custom-printed business materials through their Online Printing Centers. Our solution offers the following key features:

EFFICIENCY               We shorten the time required for customers to order printed business materials and allow customers to modify, proof and order their printed business materials from their desktops, eliminating the need to send markups and proofs to and from the printer.

CONTROL AND SCALABILITY  From the password-protected Online Printing Center, authorized customer employees can individually modify, proof, procure and manage a wide variety of printed business materials within the centralized parameters and preset rules established by the customer. In addition, the ImageX.com system is scalable,
                         meaning it has the ability to handle increasing order volume without compromising system integrity and performance.

ACCURACY                 The ImageX.com system allows users to enter, proof, update and maintain their information online. We believe the ImageX.com system reduces errors associated with data reentry,
                         typesetting and the use of outdated document versions.

SINGLE-SOURCING          We provide a wide range of printed business materials through our network of approximately 30 commercial printing vendors and two facilities that we own.

STREAMLINED              We provide our commercial printing vendors with print-ready
MANUFACTURING            files that are routed directly to their printing systems. Our system eliminates typesetting and certain pre-press
                         manufacturing steps. As a result, we believe our system
                         reduces the opportunity for errors to occur in the
                         manufacturing process.

    We derive our revenue primarily from the sale of printed business materials. We price our products competitively, but we do not strive to be the lowest-price provider. In addition to the price for each printed item, we also typically receive revenue from customers for construction of their Online Printing Center, setup of each printed item and monthly site maintenance. For the typical customer, these additional fees total less than $5,000.

OUR BUSINESS STRATEGY

    Our objective is to be the leading Internet-based provider of printed business materials. The following are the key components of our strategy:

    - rapidly add new customers in existing and new geographic markets through direct sales, acquisitions and strategic alliances;

    - increase revenues from existing customers;

    - build brand name awareness and exploit first-mover advantage; and

    - maintain product and technology leadership.

    Our customer and revenue base has grown rapidly since we introduced the ImageX.com solution in October 1997. As a result of our sales and marketing efforts and our recent acquisition of Fine Arts Graphics, an Oregon- and New Jersey-based commercial printer, we have customers such as Amazon.com, Bell Atlantic Mobile, CB Richard Ellis, CIBC World Markets, Donaldson, Lufkin & Jenrette, Merck & Co. and Visio. These customers accounted for 26% of our 1998 pro forma revenues.

    As of July 31, 1999, we had a director of sales in Seattle and thirteen sales representatives covering Seattle, Los Angeles, San Francisco, New York City, Chicago and Portland. We expect to expand into additional major metropolitan markets to the extent we are able to build our direct sales force and acquire additional businesses. Although we do not have specific plans for any particular new markets, such markets could include Washington, D.C., Boston or Atlanta, as well as other business centers.

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. We have never been profitable, and we anticipate that we will continue to incur net losses in future periods. In addition, we face a number of risks, including unpredictabilty of operating results, the need to successfully acquire new customers through direct sales and business acquisitions, the need to expand our sales and customer support infrastructure, the need to raise additional capital, the need to effectively manage our growth and the need to establish market acceptance of our products. You should carefully consider these risks and uncertainties as well as those other risks and uncertainties described in "Risk Factors" beginning on page 8 of this prospectus before deciding whether to invest in shares of our common stock.

                                  THE OFFERING


Common stock offered.........................  3,000,000 shares
Common stock that will be outstanding after
  this offering..............................  16,127,202 shares
Use of proceeds..............................  For working capital, capital expenditures, acquisitions of businesses, and repayment of
                                               debt. See "Use of Proceeds."
Proposed Nasdaq National Market symbol.......  IMGX


    The amount of common stock that will be outstanding after this offering is based on shares outstanding on July 31, 1999. It excludes

    - 1,107,334 shares of common stock issuable upon exercise of options outstanding as of July 31, 1999, of which 200,511 shares were exercisable, under our stock option plan at a weighted average exercise price of $4.32 per share, and 960,347 shares available for issuance under our stock option plan pursuant to options that have not yet been granted;

    - 1,460,476 shares issuable upon exercise of warrants outstanding as of July 31, 1999, all of which are currently exercisable at a weighted average exercise price of $4.12 per share; and

    - 250,000 shares available for future issuance under our employee stock purchase plan.

                             SUMMARY FINANCIAL DATA

    The following table summarizes certain financial data for our business. When you read this summary financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The actual statement of operations data for the six months ended June 30, 1999 includes the results of operations of Fine Arts Graphics since April 13, 1999. The pro forma statement of operations data give effect to the acquisition of Fine Arts Graphics as if it had occurred at the beginning of each of the periods presented. See Unaudited Pro Forma Condensed Financial Statements.

                                                                  ACTUAL
                                           -----------------------------------------------------           PRO FORMA
                                                                                 SIX MONTHS       ----------------------------
                                                     YEAR ENDED                    ENDED                          SIX MONTHS
                                                    DECEMBER 31,                  JUNE 30,         YEAR ENDED        ENDED
                                           -------------------------------  --------------------  DECEMBER 31,     JUNE 30,
                                             1996       1997       1998       1998       1999         1998           1999
                                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                                                                (UNAUDITED)               (UNAUDITED)
STATEMENT OF OPERATIONS DATA (IN
  THOUSANDS):
Revenues.................................  $      79  $      87  $     968  $     300  $   3,326    $  11,428      $   5,814
Cost of sales............................         99        100        998        344      2,512        8,276          4,395
                                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
Gross profit (loss)......................        (20)       (13)       (30)       (44)       814        3,152          1,419

Operating expenses:
  Sales and marketing....................         --      1,018      2,182      1,287      1,848        2,711          1,982
  Product development....................        300      1,316      2,551      1,327        871        2,551            871
  General and administrative.............        146      1,285      3,413      1,237      2,924        5,857          3,571
  Amortization of unearned
    compensation.........................         --         --        379         50        702          379            702
  Amortization of goodwill...............         --         --         --         --         35          138             84
                                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
    Total operating expenses.............        446      3,619      8,525      3,901      6,380       11,636          7,210

Loss from operations.....................       (466)    (3,632)    (8,555)    (3,945)    (5,566)      (8,484)        (5,791)
                                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
Net loss.................................  $    (463) $  (3,570) $  (8,601) $  (3,947) $  (5,612)   $  (8,791)     $  (5,883)
                                           ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                           ---------  ---------  ---------  ---------  ---------  -------------  -------------


                                                                              AT JUNE 30, 1999
                                                                     -----------------------------------
                                                                                              PRO FORMA
                                                                                                 AS
                                                                      ACTUAL     PRO FORMA    ADJUSTED
                                                                     ---------  -----------  -----------
                                                                                 (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA (IN THOUSANDS):
Cash and cash equivalents..........................................  $  16,599   $  16,599    $  34,929
Working capital....................................................     15,850      15,850       34,180
Total assets.......................................................     26,322      26,322       44,652
Total debt.........................................................      2,645       2,645        2,645
Mandatorily redeemable convertible preferred stock.................     36,032          --           --
Accumulated deficit................................................    (18,245)    (18,245)     (18,245)
Convertible preferred stock........................................         15          --           --
Total shareholders' equity (deficit)...............................    (15,143)     20,890       39,220


    The preceding consolidated balance sheet data summarizes

    - actual consolidated balance sheet data at June 30, 1999;

    - pro forma consolidated balance sheet data, after giving effect to the conversion of all shares of convertible preferred stock outstanding at June 30, 1999 into 11,351,132 shares of common stock,


    - pro forma consolidated balance sheet data, as adjusted to reflect the sale of 3,000,000 shares of common stock in this offering, assuming an initial public offering price of $7.00 per share less estimated underwriting discounts and commissions and estimated offering expenses we expect to pay in connection with this offering. See "Use of Proceeds" and "Capitalization."
                              -------------------


    Except where we state otherwise, we present information in this prospectus
(1) assuming the conversion on a 1-for-2 basis of all shares of our Series A, Series B, Series C and Series E convertible preferred stock and the conversion on a 1-for-1.988 basis of all shares of our Series D convertible preferred stock into an aggregate of 11,351,132 shares of common stock, which will occur upon the closing of this offering, (2) assuming the conversion on a 1-for-2 basis of all outstanding warrants to purchase shares of our Series C and Series E preferred stock and the conversion on a 1-for-1.988 basis of all outstanding warrants to purchase shares of our Series D preferred stock into warrants to purchase shares of common stock, (3) assuming no exercise of the underwriters' over-allotment option and (4) giving effect to a 1-for-2 reverse stock split of our common stock effected on August 18, 1999. All references in this prospectus (other than in the Financial Statements and Notes) to preferred stock and warrants to purchase preferred stock represent the number of shares of common stock issuable upon conversion of such preferred stock, after giving effect to the 1-for-2 reverse stock split referred to in the preceding sentence. All references to purchase prices for preferred stock and exercise prices for preferred stock warrants have been similarly adjusted.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THEY ARE NOT THE ONLY ONES WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE NOT AWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. WE USE WORDS SUCH AS "ANTICIPATE," "BELIEVE," "EXPECT," "FUTURE" AND "INTEND" AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE FACTORS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH APPLY ONLY AS OF THE DATE OF THIS PROSPECTUS.

WE HAVE AN EXTREMELY LIMITED OPERATING HISTORY AND ARE SUBJECT TO THE RISKS OF
  NEW ENTERPRISES.

    We began operations in 1996 and commercially introduced our Internet-enabled printing services in October 1997. We have had limited revenues to date, and our customers have been doing business with us for only a short time. Our extremely limited operating history and the uncertain and emerging nature of the market in which we compete make it difficult to assess our prospects or predict our future operating results. Therefore, you should not consider our recent revenue growth as an indication of our future rate of revenue growth, if any. Our prospects are subject to the risks and uncertainties frequently encountered in the establishment of a new business enterprise, particularly in the new and rapidly evolving markets for Internet products and services. To be successful, we must, among other things,

    - obtain substantial numbers of new customers rapidly and efficiently through direct sales efforts, acquisitions of printers and print brokers and strategic alliances;

    - significantly expand our sales and marketing organization;

    - convert customers of businesses we may acquire to the ImageX.com online system;

    - retain our existing customers and increase sales to these customers;

    - significantly increase our gross margins;

    - manage our growth effectively, assuming we succeed in expanding our business;

    - raise additional capital;

    - anticipate and respond to competitive developments;

    - enhance our product and service offerings;

    - develop and upgrade our internal control systems; and

    - identify, attract, retain and motivate qualified personnel.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES WILL CONTINUE.

    We have never been profitable, and we anticipate that we will continue to incur net losses in future periods. To become profitable, we must significantly increase our revenues by obtaining new customers and generating additional revenues from existing customers, control our costs and improve our gross margins. As of June 30, 1999, we had an accumulated deficit of $18.2 million. Although we have experienced revenue growth in recent periods, our revenues may not continue at their current level or increase in the future. We expect to continue to incur operating losses for the foreseeable future. Moreover, we currently expect to increase our operating expenses significantly in connection with

    - expanding our sales and marketing organization;

    - continuing to develop our services and technology;

    - hiring additional personnel;

    - upgrading our information and internal control systems; and

    - pursuing acquisitions as part of our growth strategy.

    If we are unable to rapidly increase our revenues and operating margins, our operating losses may continue to increase in future periods. Increased competition or other changes in printing industry economics may also adversely affect our ability to eventually become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR QUARTERLY RESULTS ARE DIFFICULT TO PREDICT AND ARE LIKELY TO FLUCTUATE,
  WHICH MAY HAVE AN IMPACT ON OUR STOCK PRICE.

    Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. We compete in the general commercial printing sector, which is characterized by individual orders from customers for specific printing projects rather than long-term contracts. Continued engagement for successive jobs depends on the customers' satisfaction with the services provided. As a result, we cannot predict the number, size and profitability of printing jobs in a given period. Our operating results will fall below market analysts' expectations in some future quarters, which could lead to a significant decline in the market price of our stock. In addition to the risk factors described elsewhere, quarterly fluctuations may also result from

    - our ability to obtain new customers and cause acquired customers to upgrade to the ImageX.com online system;

    - changes in our operating expenses and capital expenditure requirements;

    - our ability to retain our existing customers and increase sales to them;

    - the timing of announcement and completion of any acquisitions we pursue;

    - changes in the mix of printing services we sell;

    - the timing of customer orders;

    - increased competition; and

    - general or industry-specific economic conditions.

    Based on all these factors, we believe that our quarterly revenues, expenses and operating results will be difficult to predict. Moreover, because of our short operating history and our acquisition of Fine Arts Graphics in April 1999, period-to-period comparisons of our operating results are not necessarily meaningful. As a result, you should not rely on such comparisons as indications of our future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TO OBTAIN NEW CUSTOMERS, WE MUST OVERCOME LONG-STANDING CUSTOMER RELATIONSHIPS
  AND LONG SALES CYCLES.

    Many of the potential customers that we pursue through our direct sales process have long-standing business relationships and personal ties with their existing printers, which they are reluctant to disrupt. Customers are also often reluctant to change their existing ordering and production processes to take advantage of our Internet-based printing services. To successfully sell our products, we generally must educate our potential customers on the use and benefits of our system, which can require significant time and resources. Consequently, we must incur substantial expenses in acquiring new customers and converting them to the ImageX.com online system. The period between initial contact and the purchase of our products through our online system is often long and subject to delays associated with the lengthy approval and competitive evaluation processes that typically accompany a customer's decision to change its outsourcing relationships. For typical customers, the sales cycle takes between two to twelve weeks, but for large customers, the sales cycle may require more than one year. See "Business--Sales and Marketing."

WE MAY NOT BE ABLE TO GROW SUCCESSFULLY THROUGH BUSINESS ACQUISITIONS.

    In April 1999, we acquired the assets of Fine Arts Graphics, a commercial printer. To expand our business and our customer base, we intend to pursue acquisitions of other commercial printers and print brokers. Our goal is to rapidly acquire customers by acquiring printing services providers with strong customer relationships and to convert their key customers to the ImageX.com online printing system. We may continue to operate the printing facilities of some of the printing businesses that we acquire, and sell the production operations of others.

    We are currently in discussions with several acquisition candidates, but we have not entered into any definitive acquisition agreements at this time. We may not be able to successfully negotiate definitive agreements with, or to successfully complete and integrate any acquisitions of, these or any other acquisition candidates.


    Because of the nature of our industry and the expectations of our potential acquisition targets, we expect to use cash as the primary currency for future acquisitions. As a result, we will need to raise additional capital in order to continue our acquisition strategy after we expend our existing capital resources.


    Because we only recently completed our first acquisition, we cannot assure you that our strategy of achieving customer and revenue growth through acquisitions of businesses will be successful. To be successful we must be able to

    - identify printing businesses with strong customers and sound economics and operations;

    - effectively compete with numerous other potential acquirers, particularly a number of large companies that are aggressively seeking to consolidate segments of the printing industry;

    - succeed in converting key acquired customers to the ImageX.com system, to increase their purchases of print products and services and to minimize customer attrition;

    - motivate, train and retain the sales force and other key personnel of acquired businesses;

    - maintain or improve the profit margins and cash flow of acquired businesses;

    - integrate the operations, procedures and technologies of acquired businesses with our own systems and infrastructure;

    - minimize disruptions to our operations and distractions to our management;

    - maintain consistent product standards and policies, and adequate internal controls; and

    - successfully dispose of or find alternative uses for excess facilities and manufacturing capacity.

    We cannot predict whether pursuing business acquisitions will allow us to grow rapidly enough to recover the large investments we have made, and must continue to make, in our technology and systems. Our business model depends on rapid growth of revenues to achieve profitability. The integration of acquired businesses is often difficult, time consuming and expensive. If acquiring businesses proves too costly or time-consuming, or if we are unable to successfully retain the customers or personnel of acquired businesses, our growth rate may not be sufficient to achieve profitability in the foreseeable future, if ever. In addition, the amortization of goodwill and other intangible assets, or other charges resulting from the cost of business acquisitions, could adversely affect our operating results.

WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND OUR SALES AND CUSTOMER SUPPORT
  INFRASTRUCTURE, WHICH COULD LIMIT OUR GROWTH.

    To date, we have sold our products primarily through our direct sales force and have supported our customers with our customer support personnel. Our ability to expand our business will depend in part on recruiting and training additional direct sales and customer support personnel, including additional personnel in new geographic markets into which we might expand. Competition for qualified personnel in these areas is intense. Although we are an Internet-based business-to-business intermediary, face-to-face contact is a key component of our sales process. As a result, geographic expansion of our sales force is important to our ability to acquire new customers. We may not be able to successfully expand our direct sales force, which would limit our ability to expand our customer base. We may be unable to hire highly trained customer support personnel, which would make it difficult for us to meet customer demands. In addition, we plan to rely on our sales and marketing and customer support personnel to retain the customers of printers and print brokers that we may acquire in the future, and convert these customers to our online printing system. As a result, any difficulties we may have in expanding our sales and marketing or customer support organizations will have a negative impact on our ability to successfully capitalize on any acquisitions we may complete. See "Business-- Sales and Marketing."

WE WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH CAN CAUSE
  DILUTION.


    We expect that we will need to raise additional capital in the future, perhaps in the next 12 months, in order to fund our operations and to pursue our growth strategy. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents and available credit facilities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, our future capital requirements will depend on many factors that are difficult to predict, including the size, timing and structure of any acquisitions that we complete, our rate of revenue growth, our operating losses, the cost of obtaining new customers and technical capabilities, and the cost of upgrading and maintaining our network infrastructure and other systems. As a result, we cannot predict with certainty the timing or amount of our future capital needs. We have no commitments for additional financing, and we may experience difficulty in obtaining additional funding on favorable terms, if at all. Any difficulty in obtaining additional financial resources could force us to curtail our operations or prevent us from pursuing our growth strategy.


    Any future funding may dilute the ownership of our shareholders. Shareholders could experience additional dilution if we issue shares of our stock to pay for acquisitions of other businesses or assets. In addition, our board of directors has broad discretion to determine the rights and preferences of securities issued to investors or shareholders of acquired businesses in the future. If we issue securities with senior or superior rights and powers, existing shareholders may be adversely affected.

FAILURE TO ADDRESS STRAIN ON OUR RESOURCES CAUSED BY RAPID GROWTH WOULD MAKE IT
  DIFFICULT TO MANAGE OUR BUSINESS.

    Our business has grown rapidly in the last year and must continue to do so for us to become profitable. Our recent rapid growth has placed and, if sustained, will continue to place, a significant strain on our management and operations. Accordingly, our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, customer service and internal control systems, and to effectively expand, train and manage our employee base. Furthermore, our subsidiary, Fine Arts Graphics, has significant weaknesses in its cost accounting system that limit management's ability to determine gross margin on a per job basis, although the system does allow management to determine gross margin on an aggregate basis.

    We are in the process of implementing new financial and reporting enterprise application systems on a company-wide basis to support our anticipated growth and integrate the operations of Fine Arts Graphics with those of ImageX.com. We cannot be sure that these systems will be adequate for our immediate needs. In addition, we may encounter problems, delays or additional costs in implementing these systems. We cannot be certain that we will be able to manage any future expansion. If we fail to effectively plan and manage future growth in our business, we could face a loss of business and customers, and a deterioration of our financial outlook.

WE MAY NOT BE ABLE TO ESTABLISH OUR BRAND NAME, WHICH COULD LIMIT OUR ABILITY TO
  COMPETE EFFECTIVELY.

    We have not yet developed a strong brand name on a national basis. We believe that establishing and maintaining a strong brand name is a critical aspect of attracting and expanding our customer base in existing and new markets. Strong branding is also critical to maintaining and building on the competitive advantage of being the first company to provide businesses with an integrated, Internet-based commercial printing solution. The importance of brand name recognition will increase with competition. We will need to devote substantial financial and management resources to promoting and enhancing our brand, particularly as we expand into new geographic markets through direct sales, acquisitions and/or strategic alliances. There is a risk that the costs associated with our brand promotion strategy may exceed the benefits we may receive from those efforts. If we select the wrong channels to promote the ImageX.com brand, fail to develop and target an effective customer message or otherwise fail to successfully promote and maintain our brand name, we will not be able to realize the benefits of strong brand recognition. Any failure to develop a strong brand will prevent us from exploiting our first-mover advantage in our market and will leave us more susceptible to competition from other Internet-based printing services providers. See "Business--Business Strategy."

PROSPECTIVE INVESTORS SHOULD NOT RELY ON STATEMENTS MADE IN RECENT PRESS
  ARTICLES.

    Recently, several articles have appeared in the press concerning ImageX.com and its business. Certain of these articles contained information provided by or attributed to management that either is not contained in this prospectus or is inconsistent with information contained in this prospectus. Neither ImageX.com nor any of the Underwriters have confirmed, endorsed or adopted any statements made in such articles for utilization by or distribution to prospective investors in the offering. To the extent such statements are inconsistent with information contained in this prospectus, or relate to information not contained in this prospectus, ImageX.com and the Underwriters disclaim such statements. Accordingly, prospective investors should not rely on such statements, or any other information not contained in this prospectus, in making an investment decision.

INCREASES IN PAPER PRICES AND SHORTAGES IN PAPER SUPPLY COULD ADVERSELY AFFECT
  OUR GROSS MARGINS AND OPERATING RESULTS.

    The cost of paper is a principal factor in the pricing we receive from our approximately 30 commercial printing vendors and our own pricing through our two production facilities. We are generally able to pass increases in the cost of paper to customers, while decreases in paper costs generally result in lower prices to customers. In the last three years, paper prices have fluctuated dramatically. If we are unable to pass future paper cost increases on to our customers, or if our customers reduce their order volume, our profit margins and cash flows could be adversely affected.

    In recent years, increases or decreases in demand for paper have led to corresponding pricing changes. In periods of high demand, certain paper grades have been in short supply, including grades we and our commercial printing vendors use. Any loss of the sources for paper supply or any disruption in our suppliers' businesses or their failure to meet our product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials, which could have a material adverse effect on our operating results, sales, profit margins and cash flows.

WE MAY BE EXPOSED TO ENVIRONMENTAL LIABILITIES AND MAY FACE INCREASED COSTS OF
  COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS.

    The printing business generates substantial quantities of inks, solvents and other waste products requiring disposal. The printing facilities that we operate are subject to federal and state environmental laws and regulations concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. We believe our facilities are in substantial compliance with these laws and regulations at this time. However, changes to these laws and regulations could increase the cost of our doing business or otherwise have a material adverse effect on our business, financial condition and operating results. In addition, although we maintain commercial property insurance at all of our facilities, this insurance may not be adequate to cover any claims against us for environmental liabilities.

TECHNOLOGY DEVELOPMENTS COULD REDUCE THE DEMAND FOR OUR PRODUCTS AND SERVICES.

    In recent years, the market for printed business materials has experienced significant changes due to advances in computer and communication technologies. Certain products that were once commercially printed are now generated on computers through word processing or desktop publishing software. In addition, some information is now disseminated in a digital or electronic format rather than in a paper format. These trends could continue in the future, resulting in decreased demand for our products and services.

IF WE CANNOT RETAIN OUR KEY MANAGEMENT PERSONNEL AND HIRE ADDITIONAL QUALIFIED
  MANAGEMENT AND TECHNICAL PERSONNEL, WE WILL NOT BE ABLE TO SUCCESSFULLY MANAGE OUR OPERATIONS AND PURSUE OUR STRATEGIC OBJECTIVES.

    Our future success depends on the continued services of certain key management personnel, particularly our President and Chief Executive Officer, Richard P. Begert and our Chief Technology Officer, Cory E. Klatt. We also must identify, attract and retain additional qualified management and technical personnel to manage and support our business. Competition for top management and technical personnel is intense, and we may not be able to recruit and retain the personnel we need. Many of our existing management personnel have been employed at ImageX.com for less than a year, including our President and Chief Executive Officer, who joined us in November 1998. Our future success depends to a significant extent on the ability of our executive officers and other members of our management team to operate effectively, both individually and as a group. We cannot be certain that we will be able to satisfactorily allocate responsibilities and that the new members of our executive team will succeed in their roles. The loss of any one of our key management personnel, particularly Mr. Begert, or the inability to attract, retain and integrate additional qualified personnel would make it difficult for us to successfully manage our operations and pursue our strategic objectives. See "Management."

IF BUSINESSES DO NOT ACCEPT THE INTERNET AS A MEANS OF PROCURING PRINTED
  BUSINESS MATERIALS, OUR BUSINESS WILL FAIL.

    For us to succeed, the Internet must continue to be adopted as an important means of buying and selling products and services. In particular, Internet electronic commerce must evolve beyond its current role as a consumer retail channel and become a leading business-to-business purchasing tool. Because online procurement of business products and services is still in its nascent stage, it is difficult to estimate the size of this market and its growth rate, if any. To date, many businesses have been deterred from using the Internet for procurement for a number of reasons, including

    - security concerns;

    - unavailability of cost-effective, high-speed Internet access;

    - inconsistent quality of service;

    - potentially inadequate development of the global Internet infrastructure; and

    - the difficulty of integrating existing business software applications with online purchasing systems.

    Even if the Internet is widely adopted for business procurement, it may not achieve broad market acceptance for printing services procurement. Companies that have already invested substantial resources in traditional methods of printed business materials procurement may be reluctant to adopt new Internet-based ordering systems.

    We have expended, and will continue to expend, significant resources educating potential customers about our services, capabilities and benefits. We may not be successful in achieving market acceptance of the ImageX.com system, or in achieving significant market share before competitors offer products, applications or services with features similar or superior to our current or proposed offerings.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST PRINTING COMPANIES OR FUTURE
  BUSINESSES OFFERING INTERNET-BASED PRINTING SERVICES, OUR BUSINESS WILL FAIL.

    The market for printed business materials is intensely competitive. We compete primarily with local and regional printers, which are either independent or owned by print industry consolidators. The U.S. commercial printing industry is highly fragmented, with over 30,000 local and regional commercial printers operating nationwide in 1998. These local and regional printers typically have significant excess production capacity. Therefore, they compete aggressively for business printing orders in the markets they serve.

    Traditional commercial printers often have long-standing relationships with customers. We face substantial challenges in convincing businesses to consider alternatives to their traditional printers. In addition, printers typically have extensive local sales forces that regularly canvass and solicit businesses in the areas they serve. Commercial printers compete primarily on product pricing, product and service quality and, to a lesser extent, on innovation in printing technologies and techniques. To attract new customers and retain our existing customers, we must compete effectively in each of these areas.

    We also face substantial competition from printing services brokers--companies that contract with businesses to select and procure printing services from a variety of printers. Brokers are able to offer customers a relatively wide variety of products and services, and are often able to obtain favorable pricing for their customers by soliciting bids from a variety of printers. Like local and regional printers, printing services brokers often have long-standing customer relationships and extensive local direct sales forces.

    We may in the future also face direct competition from other companies that may develop and market integrated Internet-based business printing services similar to ours. Potential developers of competing electronic commerce services may include

    - consumer printing services providers, including Internet-based providers;

    - office services providers; and

    - equipment manufacturers.

    Many of our current and potential future competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to market their products, services and branding more aggressively than we are able to, and may be able to significantly undercut our pricing for extended periods of time. They may also be able to respond more quickly and effectively to emerging new technologies and to changes in customer requirements and preferences. See "Business--Competition."

WE DERIVE SUBSTANTIALLY ALL OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS, ANY
  OF WHICH COULD REDUCE THEIR PURCHASES AT ANY TIME.

    A small number of our customers account for a substantial percentage of our revenues. We have not entered into long-term agreements with any of our customers. Any of our significant customers could stop purchasing printing services from us, or significantly reduce their purchases, at any time. Our two largest customers following our recent acquisition of Fine Arts Graphics, CB Richard Ellis and PricewaterhouseCoopers, accounted for 18% and 13%, respectively, of our pro forma revenues in 1998 and 13% and 10%, respectively, of our pro forma revenues in the first six months of 1999. In addition, our combined top 10 customers accounted for 49% of our pro forma revenues in 1998 and 44% of our pro forma revenues in the first six months of 1999. See "Business--Customers and Markets."

IF WE CANNOT CONTINUOUSLY ENHANCE OUR TECHNOLOGY AND SERVICES IN RESPONSE TO
  RAPID CHANGES IN CUSTOMER NEEDS, COMPETITIVE OFFERINGS, INDUSTRY STANDARDS AND TECHNOLOGY, OUR BUSINESS WILL FAIL.

    Our future success will depend on our ability to maintain and develop competitive technologies, to continue to enhance our current services, and to develop and introduce new services in a timely and cost-effective manner. We must be able to continuously adapt to changing conditions, including evolving customer needs, new competitive service offerings, emerging industry standards and rapidly changing technology. Both the business printing services market and the general Internet commerce sector are subject to rapidly changing technology and standards, changes in customer requirements and frequent new product introductions and enhancements. We may be unable to develop and market, on a timely basis, if at all, service enhancements or new services that respond to changing market conditions or that will be accepted by buyers of printed business materials. Any failure by us to anticipate or to respond quickly to changing market conditions, or any significant delays in service development or introduction, could cause customers to delay or decide against purchasing our services.

DIFFICULTIES WITH THIRD-PARTY SERVICES AND TECHNOLOGIES COULD DISRUPT OUR
  BUSINESS AND UNDERMINE OUR REPUTATION.

    Our success in attracting and retaining customers and convincing them to increase their reliance on our Internet-based printing services depends on our ability to offer customers reliable, secure and continuous service. This in turn requires us to ensure continuous and error-free operation of our systems and network infrastructure. We rely on third parties to provide key components of our networks and systems. For instance, we rely on a third-party Internet services provider for the high-speed connections that link our Web servers and office systems to the Internet. We also rely on third-party communications services providers to provide secure connections to relay customer order information to our network of commercial printing vendors. Few of our systems have redundant backup systems capable of mitigating the effect of service disruptions. Any Internet or communications systems failure or interruption could result in disruption of our service or loss or compromise of customer orders and data. Such failures, especially if they are prolonged or repeated, would make our services less attractive to customers and tarnish our reputation.

    As the volume of data traffic on our Web site, network and other systems increases, we must continuously upgrade and enhance our technical infrastructure to accommodate the increased demands placed on our systems. If we fail to rapidly scale up the speed and data capacity of our systems, our customers may experience a deterioration of response times from our systems or periodic systems failures. Such difficulties would reduce customer loyalty and use of our services.

    In addition, significant components of the technologies employed in our software and systems, including our Online Printing Center, are licensed from third parties. We may be required to license additional software and technologies from others as we expand and enhance our services. We cannot ensure that the third-party technologies that we need will be made available to us on reasonable terms, if at all. We also cannot predict whether the technologies that we license from others will prove to have defects and errors that could disrupt our business. Third-party technologies could also be subject to claims of infringement of proprietary rights of others, which could force us to discontinue using these technologies and force an interruption or reduction in the scope of our services until alternative technologies are identified and implemented.

POSSIBLE ELECTRONIC COMMERCE SECURITY BREACHES, SYSTEMS FAILURES OR DAMAGE TO
  OUR FACILITIES COULD HARM OUR BUSINESS.

    We rely on encryption and authentication technology to effect secure transmission of confidential information, such as payment instruction sets. It is possible that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will result in a compromise or breach of the codes used by us to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and on our ability to conduct business. It also could expose us to a risk of loss or litigation and possible liability. It is possible that our security measures will not prevent security breaches.

    The performance of our computer and telecommunications equipment is critical to our reputation and to our ability to achieve market acceptance of our services. Any system failure, including any network, software or hardware failure, that causes interruption or an increase in response time of our online services could decrease usage of our services. Frequent systems failures could reduce the attractiveness of our services to our customers. An increase in the volume of printing orders could strain the capacity of our hardware, which could lead to slower response time or systems failures. Our operations also depend in part on our ability to protect our operating systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, hacker attacks, physical break-ins and similar events.

    All our databases, servers and other information and communications systems are located at our headquarters in Bellevue, Washington. Although we have limited backup systems, significant damage to or destruction of our main facilities could interrupt service to our customers for several days. Our property and business interruption insurance has relatively low coverage limits and may not be adequate to compensate us for all losses that may occur.

    We are contemplating moving our information and communications systems to an offsite location. If we undertake this move and fail to manage it effectively, it could interrupt service to our customers, which could tarnish our reputation and decrease usage of our services.

WE MAY NOT BE ABLE TO PROVIDE SERVICES IF THE SYSTEMS THAT WE RELY ON ARE NOT
  YEAR 2000 COMPLIANT.

    We are in the process of assessing and remediating any year 2000 issues associated with our computer systems and software and other property and equipment. Despite our testing and remediation, our systems and those of third parties, including the manufacturing systems of our vendors or the systems our customers use to order our services, may contain certain year 2000 errors or faults. Known or unknown errors and defects that affect the operation of our software and systems and those of third parties could result in delay or loss of revenues, interruption of services, damage to our reputation and litigation, any of which could harm our business. Our efforts to address this issue are described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

POTENTIAL IMPOSITION OF GOVERNMENTAL REGULATION ON ELECTRONIC COMMERCE AND LEGAL
  UNCERTAINTIES COULD LIMIT OUR GROWTH.

    The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and operating results. Few laws or regulations currently directly apply to access to commerce on the Internet. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding Internet user privacy, taxation, pricing, quality of products and services, and intellectual property ownership. How existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation is uncertain. The recent growth of Internet commerce has been attributed by some to the lack of sales and value-added taxes on interstate sales of goods and services over the Internet. Numerous state and local authorities have expressed a desire to impose such taxes on sales to consumers and businesses in their jurisdictions. The Internet Tax Freedom Act of 1998 prevents imposition of such taxes through October 2001. If the federal moratorium on state and local taxes on Internet sales is not renewed, or if it is terminated before its expiration, sales of goods and services over the Internet could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Internet-based commerce, including sales of our products and services.

POSSIBLE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

    Legal standards relating to the protection of intellectual property rights in Internet-related industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, as well as those of other companies in the Internet industry, is unknown. We currently have no issued patents. We have one U.S. patent pending, but we cannot be certain that any patent will ultimately be issued. We have registered the trademark "ImageX" in the United States and have applied for the same mark in Japan and the European Union. We have additional trademark applications pending.

    We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights, nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to the proprietary technologies employed in our Web-based services. In addition, we cannot be certain that our business activities will not infringe on the proprietary rights of others, or that other parties will not assert infringement claims against us. Any claim of infringement of proprietary rights of others, even if ultimately decided in our favor, could result in substantial costs and diversion of resources. If a claim is asserted that we infringed the intellectual property of a third party, we may be required to seek licenses to such third-party technology. We cannot be sure that licenses to third-party technology will be available to us at a reasonable cost, if at all. If we were unable to obtain such a license on reasonable terms, we could be forced to cease using the third-party technology. See "Business--Intellectual Property."

WE HAVE RECEIVED A CLAIM OF PATENT INFRINGEMENT FROM TECHSEARCH L.L.C.

    On July 27, 1999, we received notice from TechSearch L.L.C. that it believes our Web site is inducing the infringement of a patent it holds. The letter offers a perpetual license in exchange for a one time cash payment to TechSearch of between $50,000 and $150,000, depending on traffic on our Web site. We are in the process of assessing the merits of this claim. We believe that a number of other Internet companies also received letters from TechSearch on or about the same date as our letter making the same claim. This claim, even if not meritorious, could result in the expenditure of our financial and management resources. If it was determined that our Web site induced the infringement of a valid patent, it could have a material adverse effect on our business.

GEOGRAPHIC CONCENTRATION OF VENDORS AND LACK OF LONG-TERM AGREEMENTS WITH
  VENDORS MAY HINDER FULFILLMENT OF ORDERS.

    A larger number of our current print vendors are located in Washington state. This geographic concentration may make it more difficult for us to deliver customer orders in a timely and cost-effective manner. A disruption of transportation systems (air or ground) may create difficulty in fulfilling our orders in a timely manner or increase our costs in meeting delivery commitments. Any disruption in our ability to timely deliver orders to customers could materially undermine our customer relationships and our business. Because a large percentage of our vendors are located in Washington state, we may incur increased shipping charges associated with delivery of print orders to customers in a given time frame. To the extent that we are not able to pass such charges on to customers, our gross margins and operating results could be adversely affected.

    Our contracts with our vendors are not long term and may be cancelled by either party on relatively short notice, so we have no contractual assurance that these vendors will fulfill orders in a timely way, or that they will not decide to cease doing business with us. Although we believe that alternative vendors are readily available to replace any vendor who terminates its relationship with us, or that is not performing up to our standards, adding new vendors requires time and effort. If we were to encounter excessive vendor turnover, it could undermine our business by diverting personnel and other resources to increased vendor management needs.

    Our vendors are generally smaller, privately-held firms who are not widely known outside their industry. They have limited production capacity and financial resources. Our vendors compete with other printers who are not vendors, as well as with each other. The vendors do not share customer lists with each other and may compete for the same customers while they are acting as vendors for ImageX.com.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES
  AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock will be determined through negotiations between ImageX.com and the representatives of the underwriters. In June 1999 and on July 5, 1999, we granted stock options at an exercise price of $12.00 per share, which at the time represented the low end of the expected filing range. Based upon a variety of factors and after consultation with the Underwriters, we believe $12.00 per share was the fair market value on such dates.

    We cannot predict whether the market price of our common stock following this offering will remain at or above its initial offering price. We also cannot be certain whether an active trading market in the common stock will evolve following this offering and how liquid that market will be. As a result, if you decide to purchase our shares, you may not be able to resell your shares at or above the initial public offering price.

    The market price for our shares of common stock is likely to be very volatile due to a number of factors, including

    - actual or anticipated variations in quarterly operating results;

    - the gain or loss of significant customers;

    - the timing of any acquisitions we may complete;

    - changes in revenue and earning estimates by analysts;

    - announcements of technological innovations or new products by us or our competitors;

    - general conditions in the Internet commerce and printing industries; and

    - other events or factors that negatively affect the stock market.

    In addition, the stock market in general has experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. This is particularly characteristic of many companies in the technology and emerging growth sectors. These broad market fluctuations could materially adversely affect the market price of our common stock.

    In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class-action litigation. If we were the subject of securities class-action litigation, it could be costly and divert our management's attention and resources.

WE HAVE NO SPECIFIC PLAN FOR ANY SIGNIFICANT PORTION OF THE NET PROCEEDS AND OUR
  INVESTMENT OF THE NET PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

    Although we currently expect to use the net proceeds of this offering for repayment of debt, capital expenditures, working capital and acquisitions of additional businesses, our board of directors has not approved any specific plans for a significant portion of the net proceeds of this offering. As a consequence, our management will have the discretion to allocate the net proceeds to uses the shareholders may not deem desirable. We may not be able to invest these proceeds to yield a significant return. Substantially all of the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities for an indefinite period of time.

AFTER THIS OFFERING WE WILL CONTINUE TO BE CONTROLLED BY EXISTING SHAREHOLDERS
  WHOSE INTERESTS MAY CONFLICT WITH YOURS.


    Following the closing of this offering, our officers and directors and our affiliated entities together will beneficially own approximately 58% of the outstanding shares of our common stock. As a result, these shareholders will be able to control all matters requiring shareholder approval and, thereby, our management and affairs. Matters that typically require shareholder approval include


    - election of directors;

    - amendments to articles of incorporation;

    - mergers, acquisitions or asset sales; and

    - other significant corporate transactions.

    This concentration of ownership may delay, deter or prevent actions that would result in a change of control, which in turn could reduce the market price of our common stock. See "Principal Shareholders" for further information on the share ownership of our officers, directors and affiliates.

OUR ARTICLES OF INCORPORATION AND BYLAWS AND WASHINGTON LAW CONTAIN PROVISIONS
  THAT COULD DISCOURAGE A TAKEOVER.

    Certain provisions of our articles of incorporation, our bylaws and Washington law could make it more difficult for a third party to obtain control of ImageX.com, even if doing so might be beneficial to our shareholders. See "Description of Capital Stock."

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


    After this offering, we will have outstanding 16,127,202 shares of common stock. Sales of a substantial number of shares of common stock in the public market following this offering could materially adversely affect the market price for our common stock. All the shares sold in this offering will be freely tradable. The remaining 13,127,202 shares of common stock that will be outstanding after this offering will be restricted shares. Of these restricted shares, 8,000 shares will be eligible for sale in the public market immediately upon effectiveness of this offering and 12,640 shares will be available for sale 90 days after the date of this prospectus. The remaining restricted shares are subject to certain lock-up agreements, pursuant to which shareholders of ImageX.com, who collectively hold an aggregate of 13,106,562 restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus. On the expiration date of the lock-up agreements, 7,060,421 restricted shares will be eligible for immediate sale (of which 5,234,050 shares will be subject to certain volume, manner of sale and other limitations under Rule 144 under the Securities Act). The remaining 6,046,141 restricted shares will be eligible for sale pursuant to Rule 144 on the expiration of various one-year holding periods over the six months following the expiration of the lock-up period. Volpe Brown Whelan & Company LLC may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements.


    Shortly after the closing of this offering, we intend to file a registration statement to register for resale up to 4.5 million shares of common stock issuable under our stock option and employee stock purchase plans. Of that number of shares, 200,511 shares are subject to options that were exercisable as of July 31, 1999. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS


    We expect to receive approximately $18.3 million in net proceeds from the sale of the 3,000,000 shares of common stock in this offering, assuming an initial public offering price of $7.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses we expect to pay in connection with this offering (approximately $21.3 million if the underwriters' over-allotment option is exercised in full).



    Although our board of directors has not approved a specific plan for the use of proceeds from this offering, we currently expect that we will use approximately $2.6 million for repayment of debt as indicated below, approximately $1.8 million for capital expenditures, and the balance for working capital, including approximately $5.7 million for sales and marketing expenses including expansion into new markets, approximately $4.9 million for general and administrative expenses, and approximately $3.3 million for product development. Our actual uses of proceeds could differ materially from this allocation. In addition, we intend to pursue a strategy of expansion by acquisition of additional businesses, and we may use a substantial portion of the net proceeds for this purpose. We are currently in discussions with several acquisition candidates, but we have not entered into any definitive agreements at this time. Because of the nature of our industry and the expectations of our potential acquisition targets, we expect to use cash as the primary currency for future acquisitions. To the extent we complete acquisitions, and depending on the time and terms of any acquisitions, the allocation of proceeds above could change significantly.


    As stated above, we plan to use a portion of the net proceeds to repay outstanding balances on our credit facilities. As of July 31, 1999, we had the following outstanding balances on our credit facilities:

                                                      AMOUNT
                    FACILITY                       OUTSTANDING           INTEREST RATE AS OF JULY 31, 1999
-------------------------------------------------  ------------  -------------------------------------------------
Silicon Valley Bank:
  Term loans.....................................  $    402,960  Prime + 2% = 10.0%
  Working capital line...........................  $         --  Prime + 1% = 9.0%

Bank of America:
  Term loan......................................  $  1,500,000  Prime + 1% = 9.0%
  Working capital line...........................  $    500,000  Prime + 0.5% = 8.5%; plus 0.25% fee on the
                                                                 undrawn amount
  Revolving note.................................  $    200,000  LIBOR + 2.25% = 8.25%
                                                   ------------
    Total........................................  $  2,602,960
                                                   ------------
                                                   ------------

    The amounts that we actually expend for working capital will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the timing and terms of any acquisitions we may complete. As a result, we will retain broad discretion in allocating the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities. See "Risk Factors--We have no specific plan for any significant portion of the net proceeds and our investment of the net proceeds may not yield a favorable return."

                                DIVIDEND POLICY

    We have never paid dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of our current credit facilities prohibit us from paying any dividends without our lenders' consent.

                                 CAPITALIZATION

    The following table sets forth at June 30, 1999:

    - the actual capitalization of ImageX.com;

    - the pro forma capitalization of ImageX.com, after giving effect to the conversion of all shares of convertible preferred stock outstanding at June 30, 1999 into 11,351,132 shares of common stock, and


    - the pro forma capitalization of ImageX.com, as adjusted to reflect the sale of 3,000,000 shares of common stock in this offering, assuming an initial public offering price of $7.00 per share less estimated underwriting discounts and commissions and estimated offering expenses we expect to pay in this offering.


    This information should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.


                                                                        JUNE 30, 1999
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                                                         AS
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)               ACTUAL     PRO FORMA    ADJUSTED
                                                             ---------  -----------  -----------
                                                                        (UNAUDITED)
Long-term obligations, net of current portion..............  $   1,731   $   1,731    $   1,731
                                                             ---------  -----------  -----------
Mandatorily redeemable convertible preferred stock, $0.01
  par value per share; 21,369,762 shares authorized;
  21,191,512 shares issued and outstanding, actual; no
  shares issued and outstanding, pro forma and pro forma as
  adjusted.................................................     36,032          --           --
                                                             ---------  -----------  -----------
Shareholders' equity (deficit):
  Preferred stock, 30,000,000 shares authorized:
    Series A convertible preferred stock, $0.01 par value
      per share; 1,500,000 shares authorized, issued and
      outstanding, actual; no shares issued and
      outstanding, pro forma or pro forma as adjusted......         15          --           --
  Common stock, $0.01 par value per share; 70,000,000
    shares authorized; 1,751,700 shares issued and
    outstanding, actual; 13,102,832 shares issued and
    outstanding, pro forma; 16,102,832 shares issued and
    outstanding, pro forma as adjusted.....................         18         131          161
  Additional paid-in capital...............................      4,643      40,577       58,877
  Unearned compensation....................................     (1,338)     (1,338)      (1,338)
  Notes receivable from shareholders.......................       (235)       (235)        (235)
  Accumulated deficit......................................    (18,245)    (18,245)     (18,245)
                                                             ---------  -----------  -----------
      Total shareholders' equity (deficit).................    (15,142)     20,890       39,220
                                                             ---------  -----------  -----------
        Total capitalization...............................  $  22,621   $  22,621    $  40,951
                                                             ---------  -----------  -----------
                                                             ---------  -----------  -----------


    The outstanding share information set forth above excludes:

    - 952,753 shares of common stock issuable upon exercise of options outstanding as of June 30, 1999, of which 181,201 shares are exercisable, under our stock option plan at a weighted average exercise price of $2.78 per share, and 1,139,297 shares available for future issuance under our stock option plan pursuant to options that had not yet been granted;

    - 1,460,476 shares issuable upon exercise of warrants outstanding as of June 30, 1999, all of which are currently exercisable at a weighted average exercise price of $4.12 per share; and

    - 250,000 shares available for future issuance under our employee stock purchase plan.

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the adjusted pro forma net tangible book value per share after this offering. We calculate pro forma net tangible book value per share by dividing the pro forma net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.


    The pro forma net tangible book value of ImageX.com at June 30, 1999 was $19.2 million, or $1.47 per share of common stock. After giving effect to the sale of 3,000,000 shares of common stock in this offering at an assumed initial public offering price of $7.00 per share (less estimated underwriting discounts and commissions and estimated offering expenses we expect to pay in connection with this offering), the adjusted pro forma net tangible book value of ImageX.com at June 30, 1999 would be $37.6 million, or $2.20 per share. This represents an immediate increase in the adjusted pro forma net tangible book value of $0.73 per share to existing shareholders and an immediate and substantial dilution of $4.80 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.......................             $    7.00
  Pro forma net tangible book value per share at June 30, 1999........  $    1.47
  Increase per share attributable to new investors....................       0.73
                                                                        ---------
Pro forma net tangible book value per share after this offering.......                  2.20
                                                                                   ---------
Dilution per share to new investors...................................             $    4.80
                                                                                   ---------
                                                                                   ---------


    The following table shows on a pro forma basis at June 30, 1999 the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors:


                                               SHARES PURCHASED          TOTAL CONSIDERATION          AVERAGE
                                           -------------------------  --------------------------       PRICE
                                              NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                           ------------  -----------  -------------  -----------  ---------------
Existing shareholders....................    13,102,832          81%  $  38,495,100          65%     $    2.94
New investors............................     3,000,000          19%     21,000,000          35%     $    7.00
                                           ------------         ---   -------------         ---
    Total................................    16,102,832         100%  $  59,495,100         100%
                                           ------------         ---   -------------         ---
                                           ------------         ---   -------------         ---


    At June 30, 1999, we had outstanding options and warrants to purchase shares of common stock as follows:

                                                                     NUMBER OF SHARES
                                                                        SUBJECT TO      WEIGHTED AVERAGE
                                                                     OPTIONS/WARRANTS    EXERCISE PRICE
                                                                     -----------------  -----------------
Stock option plan..................................................         952,753         $    2.78
Warrants...........................................................       1,460,476         $    4.12
                                                                     -----------------
Total..............................................................       2,413,229         $    3.59
                                                                     -----------------
                                                                     -----------------

    Additionally, as of June 30, 1999, there were 1,139,297 shares available for future grant under our 1996 option plan. To the extent option holders exercise outstanding options, or any options we grant in the future, there will be further dilution to new investors.

                     SELECTED FINANCIAL DATA FOR IMAGEX.COM

    You should read the selected financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes of ImageX.com and Fine Arts Graphics included elsewhere in this prospectus. Historical results are not necessarily indicative of future results. The balance sheet data as of December 31, 1997 and 1998 and the statement of operations data for the three years ended December 31, 1998 are derived from the financial statements of ImageX.com included elsewhere in this prospectus and have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of December 31, 1996 are derived from the financial statements of ImageX.com not included in this prospectus and have been audited by PricewaterhouseCoopers LLP. The balance sheet data as of June 30, 1999 and the statement of operations data for the six months ended June 30, 1999 have been derived from the unaudited consolidated financial statements of ImageX.com and its subsidiary and have been prepared on a basis consistent with the audited financial statements of ImageX.com and the related notes and include all adjustments (consisting of normal recurring adjustments) which we consider necessary for a fair presentation of the information. The balance sheet data as of June 30, 1998 and the statement of operations data for the six months ended June 30, 1998 have been derived from the unaudited financial statements of ImageX.com and have been prepared on a basis consistent with the audited financial statements of ImageX.com and the related notes and include all adjustments (consisting of normal recurring adjustments) which we consider necessary for a fair presentation of the information. The unaudited pro forma statement of operations data for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to the acquisition of Fine Arts Graphics on April 13, 1999 as if the acquisition had occurred at the beginning of each period. Although ImageX.com was incorporated in 1995, we had no operations during that year. This pro forma condensed financial information has been prepared from, and you should read it together with, the historical financial statements and related notes of ImageX.com and Fine Arts Graphics. We have provided this pro forma condensed financial information for illustrative purposes only. The information does not necessarily represent what our actual results of operations would have been had we acquired Fine Arts Graphics on the date assumed, nor is it necessarily indicative of our future operating results.

                                                                      ACTUAL                                 PRO FORMA
                                               -----------------------------------------------------  ------------------------
                                                                                                                        SIX
                                                         YEAR ENDED               SIX MONTHS ENDED                    MONTHS
                                                        DECEMBER 31,                  JUNE 30,         YEAR ENDED      ENDED
                                               -------------------------------  --------------------  DECEMBER 31,   JUNE 30,
                                                 1996       1997       1998       1998      1999(2)       1998         1999
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
                                                                                    (UNAUDITED)             (UNAUDITED)
STATEMENT OF OPERATIONS DATA (IN THOUSANDS,
  EXCEPT SHARE AND PER SHARE DATA):
Revenues.....................................  $      79  $      87  $     968  $     300  $   3,326   $  11,428     $  5,814
Cost of sales................................         99        100        998        344      2,512       8,276        4,395
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
Gross profit (loss)..........................        (20)       (13)       (30)       (44)       814       3,152        1,419
Operating expenses:
  Sales and marketing........................         --      1,018      2,182      1,287      1,848       2,711        1,982
  Product development........................        300      1,316      2,551      1,327        871       2,551          871
  General and administrative.................        146      1,285      3,413      1,237      2,924       5,857        3,571
  Amortization of unearned compensation......         --         --        379         50        702         379          702
  Amortization of goodwill...................         --         --         --         --         35         138           84
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
    Total operating expenses.................        446      3,619      8,525     (3,901)    (6,380)     11,636        7,210
Loss from operations.........................       (466)    (3,632)    (8,555)    (3,945)    (5,566)     (8,484)      (5,791 )
Other income (expense), net..................          3         62        (46)        (2)       (46)       (292)         (92 )
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
Net loss before income taxes.................       (463)    (3,570)    (8,601)    (3,947)    (5,612)     (8,776)      (5,883 )
State income tax provision...................         --         --         --         --         --          15
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
Net loss.....................................       (463)    (3,570)    (8,601)    (3,947)    (5,612)     (8,791)      (5,883 )
Preferred stock accretion....................         --         --       (221)       (31)       (73)       (221)         (73 )
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
Net loss used in calculating net loss per
  share......................................  $    (463) $  (3,570) $  (8,822) $  (3,978) $  (5,685)  $  (9,012)    $ (5,956 )
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
Basic and diluted net loss per share(1)......  $   (3.99) $   (3.14) $   (7.27) $   (3.30) $   (3.47)  $   (6.89)    $  (3.64 )
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
                                               ---------  ---------  ---------  ---------  ---------  ------------   ---------
Shares used in computation of basic and
  diluted net loss per share(1)..............    115,948  1,137,260  1,213,591  1,206,248  1,638,331   1,307,341     1,638,331

                                                                         ACTUAL
                                                    ------------------------------------------------
                                                                                                       PRO FORMA
                                                            DECEMBER 31,               JUNE 30,       ------------
                                                    ----------------------------  ------------------    JUNE 30,
                                                      1996      1997      1998      1998    1999(2)       1999
                                                    --------  --------  --------  --------  --------  ------------
                                                                                     (UNAUDITED)      (UNAUDITED)
BALANCE SHEET DATA (IN THOUSANDS):
Cash and cash equivalents.........................  $  3,453  $    186  $    883  $    915  $ 16,599    $ 16,599
Working capital (deficit).........................     3,367      (616)     (418)      325    15,850      15,850
Total assets......................................     3,471       938     2,319     2,227    26,322      26,322
Long-term obligations, net of current portion.....        --       300       313       122     1,731       1,731
Mandatorily redeemable convertible preferred
  stock...........................................     3,459     3,459    11,350     8,437    36,032          --
Accumulated deficit...............................      (463)   (4,033)  (12,634)   (7,979)  (18,245)    (18,245)
Convertible preferred stock.......................        15        15        15        15        15          --
Total shareholders' equity (deficit)..............       (74)   (3,642)  (10,878)   (7,054)  (15,143)     20,890

------------

(1) See Note 1 to ImageX.com Financial Statements for an explanation of the method used in computing basic and diluted net loss per share.

(2) The 1999 results include the operations of Fine Art Graphics, which ImageX.com acquired in April 1999. See Note 12 to ImageX.com's financial statements.

                 SELECTED FINANCIAL DATA FOR FINE ARTS GRAPHICS

    You should read the selected financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial statements of Fine Arts Graphics and the related notes thereto that we have included elsewhere in this prospectus. Historical results are not necessarily indicative of future results. The balance sheet data as of December 31, 1997 and 1998 and the statement of operations data for the years then ended are derived from the financial statements of Fine Arts Graphics included elsewhere in this prospectus, and have been audited by PricewaterhouseCoopers LLP, independent accountants. The balance sheet data as of March 31, 1998 and 1999 and the statement of operations data for the three months ended March 31, 1998 and 1999 have been derived from the unaudited financial statements of Fine Arts Graphics and have been prepared on a basis consistent with the audited financial statements of Fine Arts Graphics and the notes thereto and include all adjustments (consisting of normal recurring adjustments) which we consider necessary for a fair presentation of the information.

                                                                                                THREE MONTHS
                                                                                YEAR ENDED         ENDED
                                                                               DECEMBER 31,      MARCH 31,
                                                                             ----------------  --------------
                                                                              1997     1998     1998    1999
                                                                             -------  -------  ------  ------
                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA (IN THOUSANDS):
Revenues...................................................................  $ 9,187  $10,460  $2,328  $2,221
Cost of sales..............................................................    5,978    7,127   1,603   1,586
                                                                             -------  -------  ------  ------
  Gross profit.............................................................    3,209    3,333     725     635
                                                                             -------  -------  ------  ------

Operating expenses:
  General and administrative...............................................    2,064    2,363     558     550
  Selling and marketing....................................................      654      528     141     118
                                                                             -------  -------  ------  ------
  Total operating expenses.................................................    2,718    2,891     699     668
                                                                             -------  -------  ------  ------

  Income (loss) from operations............................................      491      442      26     (33)

Interest expense...........................................................      267      265      66      57
Other income (expense).....................................................      (31)      19      (1)     (2)
                                                                             -------  -------  ------  ------

Income (loss) before income tax provision (benefit)........................      193      196     (41)    (92)
Income tax provision (benefit).............................................       --       15      (3)     (5)
                                                                             -------  -------  ------  ------
  Net income (loss)........................................................  $   193  $   181  $  (38) $  (87)
                                                                             -------  -------  ------  ------
                                                                             -------  -------  ------  ------


                                                                               DECEMBER 31,      MARCH 31,
                                                                             ----------------  --------------
                                                                              1997     1998     1998    1999
                                                                             -------  -------  ------  ------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA (IN THOUSANDS):
Cash.......................................................................  $    90  $    19  $   26  $   41
Working capital............................................................      168      185     100      62
Total assets...............................................................    3,737    3,364   3,190   3,255
Long-term obligations, net of current portion..............................    1,244    1,110   1,229   1,071
Accumulated deficit........................................................     (453)    (349)   (505)   (435)
Total shareholder's deficit................................................     (114)      (9)   (165)    (96)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    WHEN YOU READ THIS SECTION OF THIS PROSPECTUS, IT IS IMPORTANT THAT YOU ALSO READ THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS SECTION OF THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. WE USE WORDS SUCH AS "ANTICIPATE," "BELIEVE," "EXPECT," "FUTURE" AND "INTEND" AND SIMILAR EXPRESSIONS TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS FOR MANY REASONS, INCLUDING THE FACTORS DESCRIBED BELOW AND IN "RISK FACTORS." YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH APPLY ONLY AS OF THE DATE OF THIS PROSPECTUS.

OVERVIEW

    ImageX.com is an Internet-based business-to-business intermediary in the U.S. commercial printing industry. Prior to the launch of our pilot system in December 1996, we engaged primarily in product development and derived substantially all our revenues from contracts for software development. For the first nine months of 1997, customers using our pilot system accounted for substantially all our revenues. On October 1, 1997, we launched the commercial version of the ImageX.com system for business cards. By July 31, 1999, we had

    - grown to 130 business customers (excluding customers we added through the acquisition of Fine Arts Graphics);

    - expanded our sales regions beyond Seattle to include Los Angeles, San Francisco, New York City, Chicago and Portland;

    - acquired Fine Arts Graphics, an Oregon- and New Jersey-based commercial printer with over 600 customers in 1998;

    - expanded our product offerings to include a broad range of marketing promotional materials and general office materials; and

    - grown to 102 employees (excluding 99 employees from the acquisition of Fine Arts Graphics).

    On April 13, 1999, we acquired the assets of Fine Arts Graphics, a commercial printer focused exclusively on the general office category. The aggregate purchase price of the acquisition was $5.0 million, including $4.625 million in cash and $375,000 in common stock. In connection with the acquisition, we also entered into a two-year employment agreement with the President of Fine Arts Graphics, Nicholas J. Stanley, pursuant to which we agreed to provide Mr. Stanley with, among other things, a warrant to purchase 75,000 shares of common stock at $4.00 per share. See "Management-- Employment Agreements."

    We accounted for the acquisition under the purchase method of accounting. For 1998 and the six months ended June 30, 1999, we have included Fine Arts Graphics' results of operations and the fair market value of the assets acquired and liabilities assumed in our Pro Forma Condensed Financial Statements, giving effect to the acquisition as if it had occurred at the beginning of each period presented. We recorded goodwill of approximately $1.7 million as a result of this acquisition. We amortize goodwill on a straight-line basis over a period of 10 years.

    We are currently in discussions with several acquisition candidates, but we have not entered into any definitive acquisition agreements at this time. See "Risk Factors--We may not be able to grow successfully through business acquisitions" and "Business--Acquisitions."

    As a result of our acquisition of Fine Arts Graphics, we expect that, for the near term, a substantial portion of our revenues will be derived from orders received through traditional means rather than through our online system. Our goal is to convert Fine Arts Graphics' key customers to our online system, which we currently anticipate will reduce manufacturing costs. In addition, we will be subject to various risks associated with our manufacturing operations, including raw materials pricing and higher fixed costs. We expect to incur significant costs in integrating the operations of Fine Arts Graphics, including the implementation of management information and internal control systems and other infrastructure. We may elect to sell some or all of our current or future manufacturing operations, including those of Fine Arts Graphics.

  REVENUES

    We derive substantially all our revenues from the sale of printed products in both the marketing promotional and general office categories. Our revenues, which consist of product and service revenues, totaled $968,000 in 1998, $87,000 in 1997 and $79,000 in 1996. After giving effect to the acquisition of Fine Arts Graphics, our pro forma consolidated revenues were $5.8 million for the six months ended June 30, 1999 and $11.4 million for fiscal 1998.

    We generally recognize product revenues when we ship an order or, in the case of products such as masters (products printed ahead of time for later addition of customer-specific data), when we bill the customer. We also generate revenues from services related to the setup and management of each customer's customized Online Printing Center. We charge for constructing the Online Printing Center, creating and revising the printed materials in the customer's online catalog and monthly maintenance.

    Although service revenues constitute only a small portion of overall revenues, they allow us to recoup costs associated with managing a customer's Online Printing Center and raise the customer's attention to the value of the work we perform.

  GROSS PROFIT

    For products that are produced by our commercial printing vendor network, gross profit is calculated as the selling price of a specific product less the price our vendor charges us. For products that we produce in our own facilities, gross profit is calculated as the selling price of the product (including freight), less manufacturing costs and certain allocated overhead.

  OPERATING EXPENSES

    Our business incurs operating expenses in three broad expense categories: sales and marketing, product development and general and administrative. As is typical of early-stage technology companies, most of our historical expenditures have been in the product development and general and administrative categories, as we have focused on building the ImageX.com online printing system and an infrastructure suitable for future growth. In the future, we intend to focus on acquiring new customers, converting customers of businesses we may acquire to our online system and increasing our revenue base. As a result, we expect that sales and marketing expenses and the general and administrative expenses associated with our manufacturing operations will account for a relatively larger percentage of our operating expenses. We expect our infrastructure and development costs will decline over time as a percentage of sales.

    Our future success will depend on our ability to expand our customer base in both existing and new geographic markets, improve the lifetime gross profit we earn from our customers and lower our costs of customer acquisition. We intend to focus on these three objectives to recoup our infrastructure and technology investments and achieve profitability.

    We are pursuing an aggressive growth strategy that includes building our direct sales force, acquiring businesses within the printing industry that have strong customer relationships, and seeking alliance partners to co-market our services. In connection with this growth strategy, we anticipate incurring substantial additional operating expenses in the immediate future as we

    - expand our sales force and marketing organization in both existing and new geographic markets;

    - promote awareness of our brand name;

    - hire additional programmers to further our product development efforts;

    - integrate any additional acquisitions; and

    - expand the infrastructure needed to support the growth of our business.

We also anticipate incurring additional general and administrative costs related to being a public company, including directors' and officers' liability insurance, investor relation programs and professional service fees. As a result of these increased expenditures and other related factors, we expect to continue to incur losses during the foreseeable future.

  AMORTIZATION OF UNEARNED COMPENSATION

    In connection with the grant of certain stock and stock options to employees from inception through the second quarter of 1999, we recorded total unearned compensation of approximately $2.4 million as of June 30, 1999. This total unearned compensation amount represents the difference between the fair value of our common stock for accounting purposes at the date of grant and the exercise or purchase price of such securities, as applicable. As of June 30, 1999, the $1.3 million unamortized portion of this total unearned compensation amount is reflected as a reduction of shareholders' equity, and will be amortized over the remaining vesting period of the applicable stock or options. The unearned compensation is being amortized in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the individual options, generally four years. In 1998, we recorded expense of $379,000 and, for the first six months of 1999, we recorded expense of $702,000 for amortization of unearned compensation. We expect to recognize amortization expense related to unearned compensation of approximately $1.1 million in 1999, $543,000 in 2000, $265,000 in 2001 and $83,000 in 2002.

  NET LOSS

    Net loss is calculated as gross profit (loss) less operating expenses and is a function of revenues, cost of sales and other expenses--namely, sales and marketing, product development and general and administrative expenses. We have incurred significant net losses since our inception. As of June 30, 1999, we had accumulated a deficit of $18.2 million.

    Our extremely limited operating history and the uncertain and emerging nature of the market in which we compete make it difficult to assess our prospects or predict our future results of operations. Therefore, you should not consider our recent revenue growth as an indication of our future rate of revenue growth, if any. Our prospects are subject to the risks and uncertainties frequently encountered in establishing a new business enterprise, particularly in the new and rapidly evolving markets for online products and services. Because of our short operating history, period-to-period comparisons of our results of operations are not necessarily meaningful. As a result, you should not rely on such comparisons as indications of our future performance. See "Risk Factors--We have an extremely limited operating history and are subject to the risks of new enterprises" and "--Our quarterly results are difficult to predict and are likely to fluctuate, which may have an impact on our stock price."

QUARTERLY RESULTS OF OPERATIONS

    The following table presents our unaudited quarterly results of operations for the six-quarter period ended June 30, 1999, as well as such data expressed as a percentage of our total revenues for the periods indicated. We have prepared this unaudited information on the same basis as our audited financial statements. This table includes all adjustments (consisting only of normal recurring adjustments) required to fairly present the information for the quarters presented, assuming you read it in conjunction with our financial statements and the related notes included elsewhere in this prospectus.

                                                                            THREE MONTHS ENDED
                                                    ------------------------------------------------------------------
                                                    MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                                      1998        1998       1998        1998       1999      1999(1)
                                                    ---------   --------   ---------   --------   ---------   --------
STATEMENT OF OPERATIONS DATA (IN THOUSANDS):
Revenues..........................................   $   110    $    190    $    314   $    354    $   485    $  2,841
Cost of sales.....................................       127         217         313        340        375       2,137
                                                    ---------   --------   ---------   --------   ---------   --------
Gross profit (loss)...............................       (17)        (27)          1         14        110         704

Operating expenses:
  Sales and marketing.............................       614         673         454        441        596       1,252
  Product development.............................       660         666         558        667        395         476
  General and administrative......................       555         682         996      1,180      1,045       1,914
  Amortization of unearned compensation...........        25          25          84        245        398         304
                                                    ---------   --------   ---------   --------   ---------   --------
    Total operating expenses......................     1,854       2,046       2,092      2,533      2,434       3,946

Loss from operations..............................    (1,871)     (2,073)     (2,091)    (2,519)    (2,324)     (3,242)
Interest income (expense), net....................        (1)         (1)        (37)        (7)       (16)        (30)
                                                    ---------   --------   ---------   --------   ---------   --------
Net loss..........................................   $(1,872)   $ (2,074)   $ (2,128)  $ (2,526)   $(2,340)   $ (3,272)
                                                    ---------   --------   ---------   --------   ---------   --------
                                                    ---------   --------   ---------   --------   ---------   --------

                                                    MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                                      1998        1998       1998        1998       1999      1999(1)
                                                    ---------   --------   ---------   --------   ---------   --------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues..........................................       100%        100%        100%       100%       100%        100%
Cost of sales.....................................       115         114         100         96         77          75
                                                    ---------   --------   ---------   --------   ---------   --------
Gross margin......................................       (15)        (14)         --          4         23          25

Operating expenses:
  Sales and marketing.............................       558         354         145        125        123          44
  Product development.............................       600         351         177        189         82          17
  General and administrative......................       505         359         317        333        215          67
  Amortization of unearned compensation...........        23          13          27         69         82          11
                                                    ---------   --------   ---------   --------   ---------   --------
    Total operating expenses......................     1,686       1,077         666        716        502         139

Loss from operations..............................    (1,701)     (1,091)       (666)      (712)      (479)       (114)
Interest income (expense), net....................        (1)         (1)        (12)        (2)        (3)         (1)
                                                    ---------   --------   ---------   --------   ---------   --------
Net loss..........................................    (1,702)%    (1,092)%      (678)%     (714)%     (482)%      (115)%
                                                    ---------   --------   ---------   --------   ---------   --------
                                                    ---------   --------   ---------   --------   ---------   --------

---------

(1) The results for the three months ended June 30, 1999 include the operations of Fine Arts Graphics, which ImageX.com acquired in April 1999. See Note 12 to ImageX.com's financial statements.

    REVENUES. Revenues grew in each quarter of 1998 and in the first two quarters of 1999 as demand for our products and services increased. Revenues increased 486% to $2.8 million for the quarter ended June 30, 1999 from $485,000 for the quarter ended March 31, 1999. This increase was due primarily to the inclusion of Fine Arts Graphics' results of operations after April 13, 1999. Fine Arts Graphics' revenues accounted for 77% of our total revenues for the quarter ended June 30, 1999. Revenues increased 37% to $485,000 for the quarter ended March 31, 1999 from $354,000 for the quarter ended December 31, 1998. This increase resulted from a $131,000 increase in product sales. The 65% increase in revenues to $314,000 for the quarter ended September 30, 1998 from $190,000 for the quarter ended June 30, 1998 was due to a $118,000 increase in product sales and a $6,000 increase in service revenues.

    GROSS PROFIT. Gross profit increased 540% to $704,000 for the quarter ended June 30, 1999 from $110,000 for the quarter ended March 31, 1999 due primarily to the $626,000 contribution of Fine Arts Graphics' operations. Gross profit increased 686% to $110,000 for the quarter ended March 31, 1999 from $14,000 for the quarter ended December 31, 1998. Gross profit as a percentage of total revenues, or gross margin, increased to 23% for the quarter ended March 31, 1999 from 4% for the quarter ended December 31, 1998. This improvement was substantially due to better vendor pricing as well increased pricing to our customers.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses are comprised primarily of our promotional expenditures to support our products and services, and selling expenses associated with our direct sales force, including salaries, benefits, travel and entertainment expenses. Sales and marketing expenses increased 110% to $1.3 million for the quarter ended June 30, 1999 from $596,000 for the quarter ended March 31, 1999. The increase reflects the addition of $108,000 of Fine Arts Graphics' selling expenses. The increase also resulted from greater expenditures in several areas, the largest of which were a $223,000 increase in spending on our collateral marketing materials, an $87,000 increase in salary expense, a $45,000 increase in recruiting fees and contract labor expenses, a $45,000 increase in public relations expenditures, a $41,000 increase in advertising and promotional expense, a $41,000 increase in spending on telemarketing and customer marketing materials and a $41,000 increase in travel and entertainment expenses. Sales and marketing expenses increased 35% to $596,000 for the quarter ended March 31, 1999 from $441,000 for the quarter ended December 31, 1998. The increase resulted from greater expenditures in several areas, the largest of which were a $45,000 increase in spending on our marketing collateral materials, a $21,000 increase in spending on supplies, a $17,000 increase in telemarketing and a $9,000 increase in recruiting fees. The 33% decrease to $454,000 for the quarter ended September 30, 1998 from $673,000 for the quarter ended June 30, 1998 was due to our efforts to preserve our limited available cash at that time.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses are comprised primarily of the salary and benefits of our team of software developers. These software developers are responsible for designing, writing and implementing the software that underlies our online printing system. Product development expenses as a percentage of total revenues have been generally declining over the six quarters ended June 30, 1999. Product development expenses increased 21% to $476,000 for the quarter ended June 30, 1999 from $395,000 for the quarter ended March 31, 1999. The increase resulted from a $23,000 increase in salary expense and a $14,000 increase in recruiting fees. The 41% decrease to $395,000 for the quarter ended March 31, 1999 from $667,000 for the quarter ended December 31, 1998 was due to the capitalization of certain development costs as a result of a change in accounting standards which took effect on January 1, 1999. The 20% increase to $667,000 for the quarter ended December 31, 1998 from $558,000 for the quarter ended September 30, 1998 was due in large part to a $64,000 increase in salary expense and a $16,000 increase in recruiting expenses. The 16% decrease to $558,000 for the quarter ended September 30, 1998 from $666,000 for the quarter ended June 30, 1998 was mainly due to a $37,000 decrease in recruiting costs, a $43,000 decrease in contract labor costs and a $20,000 decrease in salary expense.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses are comprised primarily of expenses for maintaining our business, such as administrative and executive salaries and benefits, rent, professional fees, business taxes, bad debt expense, recruiting, travel and other administrative expenses. General and administrative expenses increased 83% to $1.9 million for the quarter ended June 30, 1999 from $1.0 million for the quarter ended March 31, 1999. The increase reflects the addition of $508,000 in expenses related to Fine Arts Graphics' operations. The increase also resulted from a $26,000 increase in professional fees, a $57,000 increase in insurance expenses, a $76,000 increase in salary expense, a $37,000 increase in rent and office supply expenses and a $43,000 increase in recruiting fees. General and administrative expenses decreased by 11% to $1.0 million for the quarter ended March 31, 1999 from $1.2 million for the quarter ended December 31, 1998 and increased by 18% to $1.2 million from $996,000 for the quarter ended September 30, 1998. This increase and subsequent decrease were the result of fluctuating professional fees, recruiting costs and a settlement with a former employee. The 46% increase to $996,000 for the quarter ended September 30, 1998 from $682,000 for the quarter ended June 30, 1998 was due to a $138,000 increase in contract labor costs, a $62,000 increase in recruiting expenses, a $61,000 increase in professional fees and a $37,000 increase in travel and entertainment expenses. General and administrative expenses also increased 23% to $682,000 for the quarter ended June 30, 1998 from $555,000 for the quarter ended March 31, 1998 due to a $75,000 increase in salary expense resulting primarily from the addition of management personnel, a $10,000 increase in recruiting expense and a $32,000 increase in spending for contract labor.

    NET LOSS. The net loss increased to $3.3 million for the quarter ended June 30, 1999 from $2.3 million for the quarter ended March 31, 1999 due primarily to substantial increases in general and administrative and sales and marketing expenses. Net loss of $2.3 million for the quarter ended March 31, 1999 decreased slightly compared to net loss of $2.5 million for the quarter ended December 31, 1998. This decrease resulted from an improvement in gross margins to 23% from 4%. The decrease also resulted from a $272,000 decrease in product development costs and a $135,000 decrease in general and administrative expenses. Net loss increased to $2.5 million for the quarter ended December 31, 1998 from $2.1 million for the quarter ended September 30, 1998. The increase resulted primarily from a $109,000 increase in product development expenses, a $184,000 increase in general and administrative expenses and a $161,000 increase in amortization of unearned compensation. Net loss increased to $2.1 million for the quarter ended June 30, 1998 from $1.9 million for the quarter ended March 31, 1998 due to increased spending in all expense categories.

    Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. In addition, the results of any quarter do not indicate results to be expected for a full fiscal year. Because of our short operating history, period-to-period comparisons of our operating results are not necessarily meaningful. As a result, you should not rely on such comparisons as indications of our future performance. Also, our operating results will fall below market analysts' expectations in some future quarters, which could lead to a significant decline in the market price of our stock.

RESULTS OF OPERATIONS

    The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated. Pro forma consolidated data give effect to the acquisition of Fine Arts Graphics as if it had occurred at the beginning of each period presented.

                                                                     ACTUAL
                                                    ----------------------------------------              PRO FORMA
                                                                                SIX MONTHS      -----------------------------
                                                     YEAR ENDED DECEMBER          ENDED                           SIX MONTHS
                                                             31,                 JUNE 30,        YEAR ENDED         ENDED
                                                    ----------------------    --------------    DECEMBER 31,       JUNE 30,
                                                    1996     1997     1998     1998     1999        1998             1999
                                                    ----    ------    ----    ------    ----    ------------     ------------
                                                                               (UNAUDITED)               (UNAUDITED)
Revenues..........................................  100 %      100%   100 %      100%   100 %       100%             100%
Cost of sales.....................................  126        115    103        115     76          72               76
                                                    ----    ------    ----    ------    ----        ---              ---
Gross margin......................................  (26 )      (15)    (3 )      (15)    24          28               24

Operating expenses:
  Sales and marketing.............................   --      1,167    225        429     56          24               34
  Product development.............................  382      1,509    264        442     26          23               15
  General and administrative......................  186      1,474    353        412     88          51               62
  Amortization of unearned compensation...........   --         --     39         17     21           3               12
  Amortization of goodwill........................   --         --     --         --      1           1                1
                                                    ----    ------    ----    ------    ----        ---              ---
    Total operating expenses......................  568      4,150    881      1,300    192         102              124

Loss from operations..............................  (594)   (4,165)   (884)   (1,315)   (168)       (74)            (100)
Other income (expense), net.......................    4         71     (5 )       (1)    (1 )        (3)              (2)
                                                    ----    ------    ----    ------    ----        ---              ---
Net loss..........................................  (590)%  (4,094)%  (889)%  (1,316)%  (169)%      (77)%           (102)%
                                                    ----    ------    ----    ------    ----        ---              ---
                                                    ----    ------    ----    ------    ----        ---              ---

ACTUAL RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 1998 (UNAUDITED)

    REVENUES. Revenues for the six months ended June 30, 1999 increased 1,000% to $3.3 million from $300,000 for the same period in 1998. Product revenues increased 1,050% to $3.3 million from $284,000 for the same period in 1998, while service revenues increased 300% to $61,000 from $15,000 for the same period in 1998. The increase in revenues resulted primarily from the inclusion of Fine Arts Graphics' results of operations and from the increase in our customer base to 124 customers at June 30, 1999 from 65 at June 30, 1998. The increase in revenues was also attributable to:

    - launching our marketing promotional materials capability;

    - increasing sales to existing customers;

    - expanding the range of services for which we charge a fee;

    - realigning the customer service process to allow sales representatives to focus on developing new accounts; and

    - introducing new lead generation techniques, including direct mail and telemarketing.

    GROSS PROFIT. Gross profit for the six months ended June 30, 1999 increased to $814,000 from a loss of $44,000 for the same period in 1998. Gross margin for the six months ended June 30, 1999 increased to 24% from negative gross margin of 15% for the same period in 1998. The increases in gross profit and gross margin were attributable primarily to the inclusion of Fine Arts Graphics' results of operations and, to a lesser extent, to increased product pricing to our customers, as well as decreased costs due to renegotiated supplier pricing with several of our key commercial print vendors. We were able to renegotiate better supplier pricing due to increased orders and the ability of our system to reduce our vendors' manufacturing costs. The high quality of the digital raw materials we supply to vendors enables them to produce the printed materials with very little handling, thereby creating increased plant utilization with very little incremental labor.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses for the six months ended June 30, 1999 increased 44% to $1.8 million from $1.3 million for the same period in 1998. The increase reflects the addition of $108,000 of Fine Arts Graphics' selling expenses. The increase also resulted from a $360,000 increase in spending for marketing materials, a $51,000 increase in travel and entertainment expenses and a $54,000 increase in telemarketing expenses. We intend to increase the expenditures to introduce our services to our targeted customers and to create a name brand within the electronic commerce and printing industries. We expect that sales and marketing expenses will continue grow as we pursue an aggressive growth strategy and hire additional sales and marketing personnel.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses for the six months ended June 30, 1999 decreased 34% to $870,000 from $1.3 million for the same period in 1998. This decrease was primarily a result of our adoption of capitalization accounting for software obtained or developed for internal use beginning January 1, 1999, offset in part by increased product development headcount from 26 people at June 30, 1998 to 30 people at June 30, 1999. We believe that continued investment in product development is critical to attaining our goals.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the six months ended June 30, 1999 increased 139% to $3.0 million from $1.2 million for the same period in 1998. The increase reflects the addition of $508,000 in expenses related to Fine Arts Graphics' operations. The increase also resulted from a $311,000 increase in salary expense, a $148,000 increase in contract labor expense, a $19,000 increase in professional fees, a $149,000 increase in depreciation expense, a $186,000 increase in travel and rent expenses, a $105,000 increase in equipment and software expenses and a $29,000 increase in recruiting expenses. We expect these expenses to grow as additional personnel are hired and additional expenses are incurred to support the growth of our business.

    OTHER INCOME (EXPENSE), NET. Interest expense, net reflects both interest income from investing our available cash in money market funds and certificates of deposit and interest expense on our debt, principally under our bank credit facilities. Interest expense, net for the six months ended June 30, 1999 increased to $46,000 from $2,000 for the same quarter in 1998, as a result of additional borrowings under our credit facilities.

    INCOME TAXES. No provision for federal and state income taxes has been recorded to date because we incurred net operating losses from inception through June 30, 1999. As of June 30, 1999, we had approximately $16.7 million of net operating loss carryforwards for federal income tax purposes, expiring in 2011 through 2019. These losses are available to offset future taxable income. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting our future results, we do not believe that the realization of the related deferred income tax assets meets the criteria required by generally accepted accounting principles and, accordingly, no deferred tax asset has been recorded.

    NET LOSS. Net loss increased to $5.6 million for the six months ended June 30, 1999 from $3.9 million for the same period ended June 30, 1998. This increase resulted largely from a $652,000 increase in amortization of deferred compensation and a $617,000 increase in operating expenses related to the Fine Arts Graphics Acquisition.

  YEARS ENDED DECEMBER 31, 1998 AND 1997

    REVENUES. Revenues for 1998 increased 1,013% to $968,000 from $87,000 in 1997. Product revenues for 1998 increased 1,117% to $913,000 from $75,000 for 1997, while our service revenues increased 358% to $55,000 from $12,000 for 1997. The increase in revenues was due to the commercial launch of the ImageX.com system in October 1997, the addition of new customers and launching the sale of marketing promotional materials in 1998.

    GROSS PROFIT. We experienced a negative gross profit of $30,000 in 1998 compared to $13,000 in 1997. Negative gross margin for 1998 was 3% compared to 15% for 1997. The improvement was a result of higher pricing to our customers and lower vendor costs.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses for 1998 increased 115% to $2.2 million from $1.0 million for 1997. This increase resulted from a $487,000 increase in salary expense, a $229,000 increase in promotional marketing expenditures and a $171,000 increase in advertising expenditures. In addition, we did not commence commercial marketing efforts until the last quarter of 1997.

    PRODUCT DEVELOPMENT EXPENSES. Product development expenses for 1998 increased 94% to $2.6 million from $1.3 million for 1997. The increase resulted primarily from the addition of six software developers to our team and our investment in equipment to maintain and upgrade our proprietary software and infrastructure systems.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for 1998 increased 166% to $3.4 million from $1.3 million for 1997. The increase resulted primarily from a $531,000 increase in salary expense, a $283,000 increase in contract labor, a $213,000 increase in professional fees and a $147,000 increase in recruiting expense.

    OTHER INCOME (EXPENSE), NET. Interest expense, net for 1998 decreased to $46,000 from income of $62,000 for 1997 as a result of establishing and using a working capital line and other bank credit facilities.

    NET LOSS. Net loss increased substantially to $8.6 million for the year ended December 31, 1998 from $3.6 million for the year ended December 31, 1997 as a result of increased sales and marketing, product development and general and administrative expenses. These increased expenses resulted from the commercial launch of the ImageX.com system in October 1997. As a percentage of sales, net loss decreased to 889% for the year ended December 31, 1998 from 4,094% for the year ended December 31, 1997. The decrease in net loss as a percentage of sales was primarily due to an $881,000 increase in our revenue base.


  INCEPTION THROUGH DECEMBER 31, 1995 AND YEAR ENDED DECEMBER 31, 1996


    From inception to December 31, 1995, we had no operations. We generated $79,000 in revenues in 1996, primarily as a result of contracts for software development. Our total operating expenses were $446,000, consisting primarily of product development expenses related to the development of our proprietary software and infrastructure systems. Given the early stage of our business, we do not believe the results of operations for this period are comparable to those for 1997.

PRO FORMA CONSOLIDATED RESULTS OF OPERATIONS


  SIX MONTHS ENDED JUNE 30, 1999 AND JUNE 30, 1998


    REVENUES. Revenues on a pro forma basis, which include the operating results of Fine Arts Graphics, increased approximately 8% to $5.8 million for the six months ended June 30, 1999 from $5.4 million for the same period in 1998. The increase in revenues is due to the 281% growth of the ImageX.com business from the first six months of 1998 to the first six months of 1999. This increase was offset by a $400,000 decrease in Fine Arts Graphics' revenues for the same period.

    GROSS PROFIT. Gross profit for the six months ended June 30, 1999 remained relatively constant at $1.4 million as compared to the same period in 1998. Gross margin for the six months ended June 30, 1999 decreased to 24% from 27% for the same period in 1998 due to reduced gross profit earned by

Fine Arts Graphics resulting significantly from increased commissions charged by a significant independent sales agent.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses for the six months ended June 30, 1999 increased 24% to $2.0 million from $1.6 million for the same period in 1998 due primarily to significant increases in spending on collateral marketing materials.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for the six months ended June 30, 1999 increased 52% to $3.6 million from $2.3 million for the same period in 1998. The increase resulted primarily from a $311,000 increase in salary expense, a $148,000 increase in contract labor expense, a $19,000 increase in professional fees, a $149,000 increase in depreciation expense, a $186,000 increase in travel and rent expenses, a $105,000 increase in equipment and software expenses and a $29,000 increase in recruiting expenses. Fine Arts Graphics' general and administrative expenses remained relatively stable for the six months ended June 30, 1999 as compared to the same period in 1998.

    OTHER INCOME (EXPENSE), NET. Other income (expense), net for the six months ended June 30, 1999 decreased to expense of $92,000 from expense of $134,000 for the same period in 1998, largely due to interest income on our higher deposit balances, which was partially offset by increased borrowings under our credit facilities.

    NET LOSS. Net loss increased to $5.9 million for the six months ended June 30, 1999 from $4.1 million for the same period in 1998. This increase was due primarily to the $1.3 million increase in general and administrative expenses, the $400,000 increase in sales and marketing expenses and the slight decrease in gross margin.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations primarily through sales of equity securities and, to a lesser degree, through the use of long-term debt. As of June 30, 1999, we had raised approximately $36.7 million, net of offering costs, from private placements of preferred stock, and approximately $2.7 million from net borrowings under convertible notes and bank credit facilities. As of June 30, 1999, we had cash and cash equivalents of $16.6 million.

    Our operating activities resulted in net cash outflows of $14,000 in 1996, $3.0 million in 1997, $7.4 million in 1998 and $4.1 million for the six months ended June 30, 1999. The operating cash outflows in these periods resulted from significant expenditures on product development, sales and marketing and general and administrative expenses, all of which led to operating losses. The cash outflows resulting from operating losses and increases in accounts receivable were partially offset by increases in current liabilities, including trade payables.

    Investing activities used cash of $18,000 in 1996, $797,000 in 1997, $887,000 in 1998 and $6.2 million for the six months ended June 30, 1999, primarily for capital expenditures, including property and equipment and the acquisition of Fine Arts graphics.

    Our financing activities provided cash of $3.5 million in 1996, $578,000 in 1997, $8.9 million in 1998 and $26.0 million for the six months ended June 30, 1999, primarily from the issuance of preferred stock and borrowings pursuant to convertible notes and our bank credit facilities.

    As of June 30, 1999, we had several credit facilities outstanding with Silicon Valley Bank and Bank of America consisting of:

SILICON VALLEY BANK                -   a 24-month term loan bearing interest at the bank's prime
                                       rate plus 2%, which was 9.75% as of June 30, 1999. This
                                       facility was established for general corporate purposes.
                                       As of June 30, 1999, we had an outstanding balance of
                                       $68,000 under this term loan, which we are currently
                                       paying in equal monthly installments through December
                                       1999.
                                   -   a 36-month term loan bearing interest at the bank's prime
                                       rate plus 2%, which was 9.75% as of June 30, 1999. The
                                       purpose of this facility was to finance the purchase of
                                       new equipment. As of June 30, 1999, we had an outstanding
                                       balance of $377,000 under this term loan, which we are
                                       currently paying in equal monthly installments through
                                       January 2002.
BANK OF AMERICA                    -   a 5 year term loan bearing interest at the bank's prime
                                       lending rate plus up to 1%, which was 8.75% as of June
                                       30, 1999. This facility was established to fund the
                                       purchase of Fine Arts Graphics. As of June 30, 1999, we
                                       had an outstanding balance of $1,500,000 under this term
                                       loan. The loan only requires the payment of interest
                                       during the first two years of its term. Thereafter, the
                                       principal amount of the loan is repayable ratably over a
                                       36 month term.
                                   -   a working capital line bearing interest at the bank's
                                       prime lending rate plus 0.5% for drawn amounts. As of
                                       June 30, 1999, we had borrowed $500,000 under this
                                       facility. This facility expires on April 29, 2000.
                                   -   a revolving note bearing interest at LIBOR plus 2.25% for
                                       drawn amounts. As of June 30, 1999, we had borrowed
                                       $200,000 under this facility. This facility expires on
                                       April 28, 2000.

The agreements under which these credit facilities were established contain certain financial covenants, including provisions requiring us to maintain specified financial ratios.


    We currently expect to substantially increase our operating expenses in connection with our aggressive growth strategy. These additional operating expenses will consume a material amount of our cash resources, including a portion of the net proceeds of this offering. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents and available credit facilities, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, our future capital requirements will depend on many factors that are difficult to predict, including the size, timing and structure of any acquisitions that we complete, our rate of revenue growth, our operating losses, the cost of obtaining new customers and technical capabilities, and the cost of upgrading and maintaining our network infrastructure and other systems. We expect that we will need to raise additional capital in the future, perhaps in the next 12 months, to fund our operations and to pursue our growth strategy. We have no commitments for additional financing, and we may experience difficulty in obtaining additional funding on favorable terms, if at all. Any difficulty in obtaining additional financial resources could force us to curtail our operations or prevent us from pursuing our growth strategy. Any future funding may dilute the ownership of our existing shareholders. See "Risk Factors--We will need to raise additional capital in the future, which can cause dilution."


    We do not own any equity securities of third parties and, accordingly, a decline in the general condition of the stock market would not have a material effect on our balance sheet. However, a decline in the general condition of the stock market could limit our own ability to raise capital through the sale of equity securities. See "Risk Factors--We will need to raise additional capital in the future, which can cause dilution."

    We have no exchange rate exposure, and we do not employ derivatives in managing our balance sheet. We believe that the market risk arising from holdings of our financial instruments is not material.

YEAR 2000 COMPLIANCE

    Many existing computer systems are not capable of distinguishing twenty-first century dates from twentieth century dates. As a result, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail when they attempt to process data dependent on dates on or after January 1, 2000 unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists concerning the scope and magnitude of problems associated with the century change. We recognize the need to ensure that our operations will not be adversely affected by year 2000 software failures.

    We have completed our initial assessment of the potential impact of the impending century change on ImageX.com's and Fine Arts Graphics' computer systems and software. Based on our current assessment, we believe that all our systems and software are or will be fully year 2000 compliant--that is, they are or will be capable of adequately distinguishing twenty-first century dates from twentieth century dates--by the third quarter of 1999. Nevertheless, we cannot be certain that coding errors will not be discovered in the future. Also, we cannot be certain that the third-party systems we rely on, the manufacturing systems of our vendors or the systems our customers use to order our services will not be affected by the year 2000 date change.

    Although we have not been a party to any litigation or arbitration proceeding involving our services related to year 2000 compliance issues, we may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. We may incur substantial costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and we may face liability for year 2000-related damages, including consequential damages. Sales of our products may decrease as potential customers reduce their printing budgets due to increased expenditures on their own year 2000 compliance efforts.

    We have reviewed our internal management information and other critical business systems to identify any year 2000 problems. We also have communicated with the external vendors that supply us with business-critical systems, supplies or products (including our third-party print vendors) to determine their year 2000 readiness. In the course of these investigations, we have not encountered any material year 2000 problems with these third-party products or services.

    We have done no assessment of our building systems (such as security, heat and electricity) at our headquarters location in Bellevue, Washington. We do not have sufficient information to determine what impacts the century change may have on the building systems at this time.

    To date, we have not incurred any material costs directly associated with our year 2000 compliance efforts, except for compensation expense associated with our salaried employees who have devoted some of their time to our year 2000 assessment and remediation efforts. As discussed above, we do not expect the total cost of year 2000 problems to be material to our business, financial condition and operating results. During the months prior to the century change, however, we will continue to evaluate new versions of our services, information systems, and any new infrastructure systems that we acquire to determine whether they are year 2000 compliant. Despite our current assessment, we may not identify and correct all significant year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense, and unremediated problems could materially adversely affect our business, financial condition and operating results. We believe that our most likely worst-case scenario is that our customers may encounter substantial year 2000 compliance problems with their information systems, which could prevent them from placing online orders for our products, or that year 2000 compliance problems could arise in our vendor network, which could prevent our vendors from receiving or processing product orders. These scenarios could result in a material loss of revenues and damage to our reputation. We currently have no contingency plans to address the risks associated with unremediated year 2000 problems.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including a requirement to capitalize specified costs and amortize such costs. We adopted this statement effective January 1, 1999. As of June 30, 1999, we had capitalized computer software costs of $704,000 and had recorded the related amortization expense of $39,000 for the six months ended June 30, 1999.

                                    BUSINESS

IMAGEX.COM, INC.

    ImageX.com is an Internet-based business-to-business intermediary in the U.S. commercial printing industry. We believe we offer the first integrated electronic commerce solution that automates the traditional commercial printing process. With the ImageX.com solution, businesses access a customized, secure Web site, called the "Online Printing Center," that contains a digital catalog of all of their custom-printed business materials--from marketing brochures to stationery and business cards. Through its Online Printing Center, each business can modify, proof, procure and manage its printed business materials from any Windows-based, Internet-enabled personal computer. We reduce the time associated with ordering printed business materials to a few minutes and typically deliver ordered materials to our customers within 6 to 10 days. We believe we also reduce the possibility of errors in the printing process. Through a combination of our network of approximately 30 commercial printing vendors (22 of which are in Washington state) and two facilities that we own, we deliver high-quality printed business materials nationwide.

    Our customer and revenue base has grown rapidly since we introduced the ImageX.com solution in October 1997. As a result of our sales and marketing efforts and our recent acquisition of Fine Arts Graphics, we have customers such as Amazon.com, Bell Atlantic Mobile, CB Richard Ellis, CIBC World Markets, Donaldson, Lufkin & Jenrette, Merck & Co. and Visio. These customers accounted for 26% of our 1998 pro forma revenues.

    As of July 31, 1999, we had a director of sales in Seattle and thirteen sales representatives covering Seattle, Los Angeles, San Francisco, New York City, Chicago and Portland. We expect to expand into additional major metropolitan markets to the extent we are able to build our direct sales force and acquire additional businesses. Although we do not have specific plans for any particular new markets, such markets could include Washington, D.C., Boston or Atlanta, as well as other business centers.

INDUSTRY BACKGROUND

  THE GROWTH OF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE

    Industry observers predict the next phase in the Internet revolution will be business-to-business electronic commerce. Forrester Research estimates that businesses bought and sold $43 billion in goods over the Internet in 1998, as opposed to $8 billion bought by consumers. In addition, they predict that business-to-business electronic commerce will grow to $1.3 trillion by 2003, or more than 90% of the total projected electronic commerce market.

    In recent years, businesses have used electronic data interchange (EDI), technology that links businesses directly to their suppliers, to procure materials more efficiently than they could using paper-based transactions. However, electronic data interchange is typically capital-intensive and difficult to implement. Like electronic data interchange, transactions over the Internet are more efficient than paper-based transactions. However, Internet electronic commerce offers businesses additional advantages, including

    - the ability to reach a global audience of other businesses and provide broader product and services selection and unparalleled convenience;

    - the ability to complete transactions with minimal infrastructure, reduced costs and greater economies of scale;

    - the opportunity for anyone within an organization to access suppliers from any Internet-enabled personal computer; and

    - the technology to customize customer interfaces, creating greater convenience and ease of use.

As a result, industry observers expect that an increasing portion of commerce between businesses will be transacted over the Internet.

    Although many companies in the business-to-business space have commenced offering products and services over the Internet, they typically still offer only standard, rather than customized, products. We believe a larger opportunity exists for companies that can offer solutions to businesses for the procurement of customized products over the Internet.

  THE PRINTING INDUSTRY

    Printed business materials, which include promotional marketing materials and general office products, are employed throughout business organizations today. Based on data provided by CAP Ventures, sales in the U.S. commercial printing industry totaled $55 billion in 1997. This large industry is fragmented, with over 30,000 local and regional commercial printers operating nationwide in 1998.

[Graphic:  Two pie charts representing (1) breakdown of U.S. Publishing and Printing market between (a) publishing and specialty ($122.6 billion) and (b) printing ($100.9 billion) and (2) breakdown of the U.S. printing market between (a) forms, quick printers and other ($45.5 billion) and (b) commercial ($55.4 billion). Caption below graphic: ImageX.com 1998 revenues were $968,000 which represents an immaterial percentage of the commercial printing industry. Over 30,000 printers operate in this industry.]

    As the following chart illustrates, the typical process for ordering printed business materials involves a series of interactions with the printer. The individual placing the order must first gather the information relevant to the order and send it to the printer. The printer then uses this information to generate a preliminary proof, which is sent to the customer for approval. The customer then informs the printer of any changes to the proof, which are made by the printer. Only then do the pre-press and manufacturing processes begin.

        [Graphic--traditional print production process flow chart. Subheadings for elements within graphics: Customer Process/Manufacturing Process; Need for a Printed Product, Order Placement, Contact with Printer, Initiate Job Ticket, Typesetting, Send to Customer, Customer Reviews Proof, Customer Makes Corrections, Printer Typesets Corrections, Corrected Proof Sent Back to Customer, Customer Re-Proofs Corrections, This part of the process is repeated until a corrected proof is approved by customer, Customer Approves Proof, Imaging, Job to Press, Printed Product Delivered.]

    We believe that customers seek a more efficient process for ordering and managing printed business materials. We also believe they desire a streamlined ordering process, the capability to customize and differentiate their printed business materials and minimization of their administrative cost of procurement. Customers also wish to limit the number of vendors they must deal with in order to satisfy their printed business materials requirements. We believe that these customer needs can be addressed with an automated, integrated, Internet-based print procurement solution.

THE IMAGEX.COM SOLUTION

    The following chart illustrates the printing process using the ImageX.com system.

        [Graphic--ImageX.com print production process flow chart. Subheadings for elements within graphics: Customer Process/Manufacturing Process; Need for Variety of Printed Materials, Customer Logs In, Customer Modifies Proofs & Releases Order Online, Printer Receives Press-Ready Digital Files and Electronic Job Ticket, Press-Ready Digital Files Sent Directly to Plate, Job to a Variety of Presses, A Variety of Printed Products Delivered.]

    The ImageX.com solution gives businesses access to a customized, secure Web site, called the "Online Printing Center," that contains a digital catalog of all their custom-printed business materials-- from marketing brochures to stationery and business cards. Through its Online Printing Center, each business can modify, proof, procure and manage their printed business materials from any Windows-based, Internet-enabled personal computer. Through a combination of our network of approximately 30 commercial printing vendors (22 of which are in Washington state) and two facilities that we own, we deliver high-quality printed business materials nationwide, typically within 6 to 10 days after the customer places an order. Our solution offers the following key features:

EFFICIENCY                              We shorten the time required for customers to order
                                        printed business materials and allow customers to
                                        modify, proof and order their printed business materials
                                        from their desktops, eliminating the need to send
                                        markups and proofs to and from the printer. Customers
                                        can more efficiently manage their printed business
                                        materials needs by implementing a just-in-time ordering
                                        process to reduce the costs associated with wasted
                                        inventory or queueing their orders and releasing them in
                                        batches to take advantage of volume pricing.

CONTROL AND SCALABILITY                 For each customer, we build a unique Online Printing
                                        Center which contains a permanent digital catalog that
                                        includes employee data, company graphics and logos,
                                        delivery information, reporting requirements and
                                        prototypes of the customer's printed business materials.
                                        From the password-protected Online Printing Center,
                                        authorized customer employees can individually modify,
                                        proof, procure and manage a wide variety of printed
                                        business materials within the centralized parameters and
                                        rules established by the customer organization, helping
                                        to ensure consistency and bring a uniform look to the
                                        materials used throughout all parts of their worldwide
                                        organization. Through online status reports located on
                                        the Online Printing Center, customers maintain
                                        visibility

                                        into the timing of delivery. The Online Printing Center
                                        is scalable to any number of new employees and new
                                        products, meaning it has the ability to handle
                                        increasing order volume without compromising system
                                        integrity and performance.

ACCURACY                                The ImageX.com system allows users to enter, proof,
                                        update and maintain their information online. We believe
                                        the ImageX.com system reduces errors associated with
                                        data reentry, typesetting and the use of outdated
                                        document versions. Customers can organize and order
                                        their products from their own online catalog, in which
                                        the images of the customer's products, their
                                        descriptions and their appropriate usage are stored. In
                                        addition, for business cards, stationery and labels, the
                                        system captures and secures all necessary data on each
                                        individual employee, such as name, position, title and
                                        contact information. Customers can order their materials
                                        directly from the online catalog and proof them online
                                        with a color-consistent and dimensionally accurate
                                        screen rendering.

SINGLE-SOURCING                         Our solution allows customers to deal with a single
                                        vendor, because our network of approximately 30
                                        commercial printing vendors and two facilities that we
                                        own enable us to provide a wide range of printed
                                        business materials. Individual printers are typically
                                        constrained to a limited range of products that can be
                                        supported by their equipment. Our single-source solution
                                        eliminates the need for customers to engage several
                                        different printers to supply their printing needs.

STREAMLINED MANUFACTURING               We provide our commercial printing vendors with print-
                                        ready PostScript files that are routed directly to their
                                        printing systems. Created by Adobe Systems, PostScript
                                        is the standard page description language for high
                                        quality digital printing. Our system eliminates the
                                        typesetting process and certain pre-press manufacturing
                                        steps. As a result, we believe our system reduces the
                                        opportunity for errors to occur in the manufacturing
                                        process.

BUSINESS STRATEGY

    Our objective is to be the leading Internet-based provider of printed business materials. The following are the key components of our strategy:


RAPIDLY ADD NEW CUSTOMERS IN EXISTING   We seek to rapidly increase our customer base in both
AND NEW GEOGRAPHIC MARKETS THROUGH      existing and new markets through the most cost-
DIRECT SALES, ACQUISITIONS AND          effective means and to develop long-term relationships
STRATEGIC ALLIANCES                     with new customers. First, we are increasing our sales

                                       44

                                        force to develop new customer relationships in existing
                                        and new markets and to expand the use of our services
                                        by our customers. Although we are an Internet-based
                                        business-to-business intermediary, face-to-face contact
                                        is a key component of our sales process. As a result,
                                        geographic expansion of our sales force is important to
                                        our ability to acquire new customers. In addition, we
                                        intend to actively pursue acquisitions of printers and
                                        print brokers with strong customer relationships and to
                                        convert their customers to the ImageX.com system.
                                        Finally, we are actively seeking to co-market our
                                        services with partners that target customers similar to
                                        those we target.

INCREASE REVENUES FROM EXISTING         Our strategy is to become the single-source provider of
CUSTOMERS                               printed business materials to all our customers. We
                                        believe that substantial opportunity exists for us to
                                        grow by selling additional products and services to our
                                        existing customers. We accomplish this by selling
                                        additional products and services through our existing
                                        sales relationships and by developing new sales
                                        relationships within the customer's organization.

BUILD BRAND NAME AWARENESS AND EXPLOIT  We promote ImageX.com as the leading electronic
FIRST-MOVER ADVANTAGE                   commerce solution for procuring printed business
                                        materials, primarily using public relations, print
                                        advertising, online demonstrations and direct contact
                                        with targeted decision-makers. We believe that
                                        promoting our brand name and reputation as the leading
                                        electronic commerce provider in our industry will build
                                        awareness among our potential customers, attract new
                                        customers, and increase loyalty and usage of our
                                        services by our existing customers. We believe that, as
                                        the first company providing an integrated Internet
                                        solution for procuring printed business materials, we
                                        have the opportunity to establish ourselves as the
                                        leading commercial printing brand on the Internet.

MAINTAIN PRODUCT AND TECHNOLOGY         We believe that the ImageX.com solution is the first
LEADERSHIP                              integrated print procurement system to effectively
                                        automate the customer procurement process and the print
                                        manufacturing process across a broad variety of
                                        manufacturing technologies and equipment. To continue
                                        our leadership position, we are currently pursuing
                                        technology initiatives designed to enhance our product
                                        and service offerings. We intend to enhance our product
                                        and service offerings by continuing to research and
                                        reassess customer needs and preferences.

IMAGEX.COM PRODUCTS AND SERVICES

    Our end-to-end solution delivers high-quality printed business materials. For each customer, we build a custom Online Printing Center, which requires approximately four hours using automated proprietary tools. The Online Printing Center

    - contains all the information, including underlying graphic files and employee data, that the customer needs to procure its printed business materials;

    - is protected by security measures;

    - incorporates standardization procedures so that all orders are consistent with the approved corporate image, regardless of who inputs the data for an order; and

    - incorporates procurement and authorization rules defined by the customer.

    Once the Online Printing Center is built, the customer's employees can modify, proof, procure and manage their printed business materials online from any Windows-based, Internet-enabled personal computer. The ImageX.com solution simplifies and shortens the ordering process and eliminates the typesetting process and certain pre-press manufacturing steps. As a result, we believe our solution reduces opportunities for error and also makes the printing process more efficient and accurate, resulting in rapid delivery of consistent, high-quality printed business materials.

    Through our online system, we offer our customers the following key benefits:

24-HOUR, 7-DAY ORDERING SYSTEM    Customers can modify and order their printed
                                  business materials in minutes, at any time, on any
                                  day, from any Internet-enabled personal computer.
                                  Orders are then delivered within six to ten days.
                                  Multiple users can use the site simultaneously
                                  without any degradation of service.

BRAND CONTROL                     Customers can preset certain rules to bring
                                  consistency to their printed business materials
                                  and a uniform look throughout their worldwide
                                  organization. Logo treatments are protected across
                                  all printed products within the customer's digital
                                  catalog.

ONLINE CATALOG OF PRINTED         Customers can organize and order a broad range of
BUSINESS MATERIALS                printed materials through a customized online
                                  catalog that displays an image of the product, its
                                  description and its appropriate usage. The online
                                  catalog avoids the need to re-enter all data in a
                                  given order, even data that is unchanged from a
                                  prior order. As a result, we believe the online
                                  catalog reduces the opportunity for error.

ONLINE EDITING AND PROOFING       Customers proof their order materials online with
                                  a color-consistent and dimensionally accurate
                                  screen rendering. The traditional process relies
                                  on manual mark-ups for proofing.

ONLINE DATABASE OF COMPANY        Our system captures and secures customer-specific
INFORMATION                       data, including company graphics and logos,
                                  delivery

                                  information and reporting requirements, as well as
                                  employee-specific data, such as name, position,
                                  title and contact information. We believe this
                                  database minimizes errors and delays associated
                                  with relocations, area code changes, office moves
                                  and other changes. Customers can make global
                                  changes to their online information or edit
                                  individual items. This data is then automatically
                                  incorporated into the text of promotional
                                  marketing materials, office stationery and
                                  business cards.

ONLINE TRACKING AND MANAGEMENT    Customers can maintain visibility into the timing
                                  of delivery through online status reports. Order
                                  history reports can be configured online.

CENTRAL MANAGEMENT OF ORDERS      Rather than different departments of an
                                  organization independently ordering and printing,
                                  customers can queue their orders and release them
                                  in batches to take advantage of volume pricing.

CUSTOMER SERVICE                  Our customer base is supported by sales
                                  representatives and customer service professionals
                                  who each have dedicated customer accounts.
                                  Customers receive timely and high-quality personal
                                  assistance as needed.

SCALABILITY                       The Online Printing Center is scalable to
                                  incorporate any number of new employees and new
                                  products. Customers can add new customer and
                                  employee data and products, while still
                                  maintaining worldwide ordering access with
                                  centralized control.

ENHANCED PRODUCTIVITY             Customers can enhance productivity by reducing the
                                  labor associated with ordering, proofing and
                                  managing the procurement process.

    Our existing customers can also request unique "one-off" print orders that we can process more efficiently off-line. For these off-line orders, we source and manage the off-line print process for our customer.

    Small business customers can also take advantage of the benefits of our services through a new feature targeted specifically at the small office/home office market. This recently launched feature allows small business customers to order simple, templated personalized stationery, business cards and other items from a common, rather than a customized, Website. We do not expect to generate significant revenues from this product and service offering in the future. We have launched the offering primarily as a tool for increasing awareness of our system and introducing it to a broader audience of potential customers.

CUSTOMERS AND MARKETS

    Our target customers are medium- to large-sized businesses in major markets nationwide. To date, we have obtained over 130 target customers through our direct sales efforts. In addition, Fine Arts Graphics, which we acquired in April 1999, sold printed business materials to over 600 customers in

1998. The following is an alphabetical list of the top 10 customers for ImageX.com and the top 10 customers for Fine Arts Graphics, based on revenues during the six months ended June 30, 1999:

           IMAGEX.COM                       FINE ARTS GRAPHICS
--------------------------------  --------------------------------------
Amazon.com                        Automatic Data Processing (ADP)
Candle Corp.                      Bell Atlantic Mobile
Cobalt                            CB Richard Ellis
Interact                          Chevrolet Kelleher Enterprises
New Energy Ventures               CIBC World Markets
Photo Disc                        Donaldson, Lufkin & Jenrette
TechWave                          Merck & Co.
Verifone                          PricewaterhouseCoopers
Visio                             Silicon Graphics (SGI)
Worldvision Enterprises           Waddell & Reed

    The following are case studies of two customers which have adopted the ImageX.com solution-- Amazon.com, our fifth largest customer which contributed $35,000 in revenues, or approximately 1% of our total pro forma revenues, for the six months ended June 30, 1999, and VeriFone, our third largest customer which contributed $49,000 in revenues, or approximately 1% of our total pro forma revenues, for the six months ended June 30, 1999:

         [AMAZON.COM LOGO]                     BEFORE IMAGEX.COM                      WITH IMAGEX.COM
------------------------------------  ------------------------------------  ------------------------------------
- World's largest online seller of    - Fax-back method of proofing         - Instant online proofs slash
  books                                 resulted in long delays, lost         process by an average of five days
                                        orders, errors and frustrated
                                        employees

- 1,200 employees                     - 25 man-hours per week spent         - Reduced administrative time by 90%
                                        researching, calling printer, and     with instant online order status
                                        tracking down orders                  and history

                                      - Customer had experienced high       - ImageX.com's "graphic rules"
                                        error rates                           eliminate errors and maintain
                                                                              consistent corporate graphics
                                                                              standards

          [VERIFONE LOGO]                      BEFORE IMAGEX.COM                      WITH IMAGEX.COM
------------------------------------  ------------------------------------  ------------------------------------
- VeriFone is the leading global      - VeriFone's Marketing                - VeriFone's worldwide field
  provider of secure electronic         Communications Department stopped     representives view color
  payment solutions for financial       printing datasheets for sales         datasheets from an online
  institutions, merchants and           representatives and customers due     catalogand order directly without
  consumers.                            to complexity and time                involving the Marketing
                                        requirements                          Communications Department

- VeriFone has shipped more than 7    - Remote sales offices and customers  - Professional-quality printed
  million payment systems used in       printed product datasheets from       materials shipped directly to
  over 100 countries.                   screen images ont heir Internet       remote sales offices
                                        site

SALES AND MARKETING

  ORGANIZATION

    We sell our products and services through our direct sales force. As of July 31, 1999, our sales and marketing team consisted of 25 employees, including 5 employees we acquired through the acquisition of Fine Arts Graphics. We had a Director of Sales in Seattle and thirteen sales representatives covering Seattle, Los Angeles, San Francisco, New York City, Chicago and Portland. We intend to expand our direct sales force into additional major markets across the country in order to expand our customer base.

  PROMOTION

    We market the ImageX.com solution to both the purchasing and marketing departments of our customers. Our solution allows purchasing departments to quickly process their orders for general office materials, such as business cards, stationery and labels, and marketing departments to more efficiently provide promotional marketing materials, such as sell sheets to their sales organizations, channel partners and customers.

    Our sales force uses three primary tools to generate leads and ultimately gain new customers rapidly and efficiently:

TELEMARKETING                   Telemarketing has been our most effective tool for targeted lead generation since we began telemarketing efforts in September
                                1998. Telemarketing has allowed us to efficiently find the appropriate contact within an organization. From targeted
                                marketing lists, telemarketers qualify leads by using creative scripts and online demonstrations. The qualified sales leads, some with prescheduled meetings, are then passed on to our direct sales force.

ONLINE DEMONSTRATIONS           Online demonstrations are used to showcase our products. Links at complementary Web sites direct customers to our Web site.

PRINT MEDIA/PUBLIC RELATIONS    Print media/public relations build awareness of our solution in major markets and draw target customers to our Web site.
                                ImageX.com uses advertising and public relations agencies to integrate all marketing programs and ensure efficient and
                                effective spending.

  SELLING PROCESS

    When we receive a qualified sales lead, an ImageX.com sales representative makes contact with the potential customer and arranges a phone or live sales presentation and demonstration of the Online Printing Center. The sales representative assesses the potential customer's needs and returns with a sales proposal, which includes a customized presentation of the benefits for that potential customer, their Online Printing Center build fee, per-item setup charges, monthly site maintenance fee and printed product quotes. Once this sales proposal is accepted, we begin to build the customer's customized Online Printing Center. For typical customers, the sales cycle takes between two and twelve weeks, but for large customers the sales cycle may require more than one year.

  STRATEGIC MARKETING ALLIANCES

    We are actively seeking to co-market our products and services with third parties that target customers similar to those we target. Ideal candidates are companies with a national sales capacity, market leadership position and extensive contact with the purchasing and marketing managers of their customers. We also intend to partner with firms that offer complementary Internet-based services to their end users in areas such as marketing, advertising, office supply and procurement services.

    In October 1998, ImageX.com and Concur Technologies, an online office products retailer, announced an alliance that will allow businesses to procure printing services via Concur's CompanyStore online procurement system. Through the alliance, companies using CompanyStore can give their employees the ability to manage and acquire their printing through ImageX.com.

    Silicon Valley Bank offers a business-to-business, full-service Web site called E-source. From this Web site, clients can access services such as accounting and human resources consulting, as well as procure their printed business materials. In January 1999, we entered into an alliance agreement with Silicon Valley Bank under which the bank will feature us as the E-source print provider for medium-and large-sized clients.

    Corporate Express is a leading provider of office supplies to Fortune 1000 companies, both online and via traditional procurement processes. In April 1999, we entered into a co-marketing arrangement whereby Corporate Express's office products sales organization will offer the ImageX.com solution to its customers.

    Ariba.com provides a business-to-business electronic commerce system that connects buyers and sellers of business goods and services. In May 1999, we entered into a memorandum of understanding with Ariba under which Ariba will offer the ImageX.com solution to its users.

    These strategic relationships are new and as yet unproven. We cannot be certain that these strategic relationships will result in significant customer leads.

  PRICING

    We provide each customer with a pricing proposal for each item on their Online Printing Center. As customers add new products, we agree on appropriate pricing. In preparing a pricing proposal, we also consider:

    - the complexity of the printed product;

    - the expected production volume;

    - external market factors; and

    - internal margin requirements.

Diverse pricing exists in the printing industry. For example, quotes for 500 business cards can range from $8.00 to $90.00 and quotes for 10,000 marketing brochures can range from $1,000 to $9,000 depending on the customer's desired specifications. Although we bid competitively for most of our work, we do offer standard pricing for some stationery and business card products.

CUSTOMER SERVICE

    We are committed to providing a high level of service and support to our customers. Because our Internet services are available to users 24 hours a day, our network support services are likewise continuously available. We value frequent communication and feedback from our customers to continually improve our services and products. To facilitate this communication, we have established a customer advisory board with which our sales representatives meet monthly. By offering customers a compelling and personalized service, we seek to strengthen customer relationships, to encourage repeat visits and purchases, and to extend customer retention. We generally staff our customer service desk weekdays from 6 a.m. to 6 p.m., Pacific time, consistent with the ordering patterns of our customers. Inquiries come to us through our Web site and via e-mail and telephone. As of July 31, 1999, we had

45 employees engaged in customer service and operations (including 14 employees at Fine Arts Graphics).

ACQUISITIONS

    Along with direct sales, acquisitions are an important part of our growth strategy because they offer an efficient way to access high-quality customers. We believe our acquisition strategy offers the following strategic advantages:

    - enables us to more quickly acquire desirable customers in existing and new markets and avoid a lengthy direct sales cycle;

    - allows us to acquire an established and knowledgeable sales force;

    - builds the ImageX.com brand by introducing our solution to a broader audience of customers and a wider range of geographic markets; and

    - provides us with valuable expertise in integrating our technology with other printers' systems and equipment.

    The commercial printing industry is characterized by a significant number of small- to medium-sized, regionally oriented, privately held businesses. We target a range of potential businesses, including print brokers, printers, direct mail houses, fulfillment houses and service bureaus. We consider several factors in evaluating an acquisition target, including

    - the quality of the target's customer base, including size, geographic location, expected propensity to convert to the ImageX.com system and the strength of existing customer relationships;

    - the fit of the target's product and services capabilities with those of ImageX.com;

    - the depth of the target's management (including its sales force); and

    - the target's financial performance.

We are currently in discussions with several acquisition candidates, but we have not entered into any definitive acquisition agreements at this time. See "Risk Factors--We may not be able to grow successfully through business acquisition."

  FINE ARTS GRAPHICS

    On April 13, 1999, we acquired the assets of Fine Arts Graphics, a commercial printer with approximately $10 million in 1998 revenues focused primarily on the general office category. The business has two facilities, one in New Jersey and the other in Oregon. Sales offices are co-located with manufacturing facilities.


    In 1998, Fine Arts Graphics sold printed materials to over 600 customers, with its top 46 customers accounting for 81% of its $10.4 million in 1998 revenues. We intend to use our direct sales force to convert Fine Arts Graphics' key customers to the ImageX.com online system. Since the acquisition, we have contacted customers accounting for approximately 68% of Fine Arts Graphics' 1998 revenues. As of July 31, 1999, customers accounting for approximately 79% of the revenues generated by such contacted customers (54% of Fine Arts Graphics' total 1998 revenues) had agreed to convert to our online system. Because we only recently constructed Online Printing Centers for some of these customers and are in the process of constructing Online Printing Centers for others, we have not yet realized significant online revenues from these conversions.

TECHNOLOGY

    The technology behind the ImageX.com solution is based on an integrated view of the entire print procurement and manufacturing process. Other systems seek to automate either the printer's manufacturing process or the customer's ordering process. The ImageX.com solution combines both processes into one coherent system, and drives the entire ordering and manufacturing process. We designed our scalable manufacturing system to process thousands of printing orders daily.

    ImageX.com hosts substantially all elements of the system for all customers and print vendors. Customers use standard Internet browsers to access the system. We install and configure a small amount of software onsite for key vendor partners.

  SYSTEMS ARCHITECTURE

    The ImageX.com system is composed of three main elements:

ONLINE PRINTING CENTER              We build an Online Printing Center for each
                                    customer that contains the customer's print
                                    products and the business and procurement rules
                                    required by that customer. ImageX.com customer
                                    service and prepress representatives build these
                                    Online Printing Centers using proprietary tools
                                    developed especially for this task. Each Online
                                    Printing Center has all the requisite features
                                    of a business-to-business electronic commerce
                                    site, including high levels of security, ease of
                                    navigation, extensive customization, order
                                    management, order tracking and administrative
                                    controls. The Online Printing Center handles all
                                    customer interaction with ImageX.com's system.
                                    The Online Printing Center accepts the
                                    customer's order, gathers the required
                                    information, creates and renders a proof of the
                                    document on screen and submits the order into
                                    the manufacturing queuing system.

IMAGING LOGIC INFORMATION DATABASE  ILIAD is the heart of the ImageX.com solution.
(ILIAD)                             When a customer initiates an order, the ILIAD
                                    engine establishes the boundaries within which
                                    the customer can modify the item. This allows
                                    the Online Printing Center to guide the
                                    customer's interaction so that elements are
                                    modified properly and in the right combinations,
                                    based on the customer-prescribed business rules
                                    maintained within ILIAD. This composition engine
                                    is a robust and central technology developed by
                                    ImageX.com expressly for this purpose.

MANUFACTURING SYSTEMS               The ImageX.com manufacturing systems prepare the
                                    digital information file for a particular
                                    printer and printing process, deliver the file
                                    electronically using the industry standard
                                    PostScript file format and establish the
                                    information flow between the printer and
                                    ImageX.com for monitoring and quality control.

        [GRAPHIC--Depiction of the ImageX.com system. The order and composition Engine (ILIAD) appears at the middle of the graphic, surrounded by the Online Printing Center, the Digital Library, the Specialists and the Manufacturing System. These components are grouped in a circle and labeled as the "ImageX.com core technology." Outside the circle are icons showing the relationship between the ImageX.com technology, the Internet, Goods Delivered, Business Card Printers, Stationery Printers and Brochure Printers.]

    The ImageX.com solution runs on a distributed Oracle database that holds and manages all ordering rules, content information and process data. The Oracle database was chosen because it provides the industry's leading scalable solution for enterprise data management. The ImageX.com technology utilizes Microsoft's Internet Information Server and application server technology provided by Microsoft's Transaction Server and Message Queue Server. Finally, Adobe PDF technology is utilized for online proofing of materials prior to ordering. Every component of the ImageX.com architecture was chosen with scalability as the primary consideration. By using scalable technologies from Oracle, Microsoft and Adobe, the ImageX.com system is able to leverage innovations and capabilities from those vendors on an incremental basis, without impacting other elements of the system or its fundamental architecture.

OPERATIONS

    Our operations strategy leverages a network of approximately 30 commercial printing vendors (22 of which are located in Washington state) and two facilities that we own. Our network of commercial printing vendors includes printers in Washington, Oregon, California, New Jersey, Illinois, Indiana and Minnesota, all of whom can ship nationwide. A substantial majority of our vendors are small, regional operators. With this network of vendors and the facilities that we own, we are able to deliver printed business materials nationwide. We believe that the ImageX.com solution allows us to achieve the following product delivery efficiencies:

IMPROVED CAPACITY UTILIZATION     As an aggregator of print material demand, we
                                  improve the capacity utilization of acquired and
                                  aligned businesses. With nationally aggregated
                                  orders, we hope to improve the cash flow of
                                  acquired and aligned businesses.

DIRECT COST AND OVERHEAD COST     By providing commercial printing vendors with
REDUCTION                         print- ready PostScript files that are routed
                                  directly to their printing systems, our system
                                  eliminates typesetting and certain pre-press
                                  manufacturing steps. As a result, we believe our
                                  system reduces the opportunity for errors to occur
                                  in the manufacturing process. In addition, we
                                  estimate that, by automating significant portions
                                  of a printer's customer service and prepress
                                  operations, the ImageX.com solution reduces a
                                  typical printer's staffing requirements. As a
                                  result, our solution lowers print production costs
                                  and correspondingly increases cash flow.

VENDOR MANAGEMENT                 With access to our network of approximately 30
                                  commercial printing vendors, as well as to our two
                                  facilities that we own, we can allocate print
                                  orders to the most efficient suppliers. Our access
                                  to multiple print sources allows us to negotiate
                                  more favorable terms from individual commercial
                                  printing vendors. Our relationships with our
                                  commercial printing vendors are nonexclusive. All
                                  orders are completed on a purchase order basis,
                                  and ImageX.com has no contractual guarantees of
                                  performance. Vendors not meeting quality or cost
                                  objectives can be replaced.

PRODUCT DEVELOPMENT

    Our future success will depend on our ability to maintain and develop competitive technologies, to continue to enhance our current services, and to develop and introduce new services in a timely and cost-effective manner that meet changing conditions, including evolving customer needs, new competitive service offerings, emerging industry standards and rapidly changing technology. We maintain a customer advisory board that meets monthly to provide feedback on product and service enhancements. We have a dedicated product development organization that creates new features and functionality for our existing services, as well as the software that supports new services. The product development team has expertise in database systems, network technology, digital print imaging systems, Internet protocols and security, distributed computing and computer-integrated manufacturing. At July 31, 1999, we had 32 employees engaged in product development. Product development expenses were $2.6 million in 1998, $1.3 million in 1997 and $300,000 in 1996. We expect to continue making substantial expenditures on product development in the future. See "Risk Factors--If we cannot continuously enhance our technology and services in response to rapid changes in customer needs, competitive offerings, industry standards and technology, our business will fail."

INTELLECTUAL PROPERTY

    We rely on intellectual property laws in the United States and other jurisdictions to protect our proprietary rights. We currently have one U.S. patent pending. We do not have any issued patents. We own copyrights in the computer software and online materials that we have developed, and currently hold limited licenses to use software in which third parties own copyrights, including software for database management and electronic prepress. We have registered the trademark "ImageX" in the United States and have applied for the same mark in Japan and the European Union. We also have applied for U.S. federal registration of the following marks: "Online Printing Center," "Your online printing resource," "We didn't invent printing. We reinvented it," and "Your online printing solution." For a discussion of risks related to our intellectual property, refer to "Risk Factors--Possible infringement of intellectual property rights could harm our business."

COMPETITION

    The market for printed business materials is intensely competitive. We compete primarily with local and regional printers, which are either independent or owned by print industry consolidators. The U.S. commercial printing industry is highly fragmented, with over 30,000 local and regional commercial printers operating nationwide in 1998. These printers compete aggressively for business printing orders in the markets they serve.

    Traditional commercial printers often have long-standing relationships with customers. We face substantial challenges in convincing businesses to consider alternatives to their traditional printer. In addition, printers typically have extensive local sales forces that regularly canvass and solicit businesses in the areas they serve. Commercial printers compete primarily on product pricing, product and service quality and, to a lesser extent, on innovation in printing technologies and techniques. To attract new customers and retain our existing customers, we must compete effectively in each of these areas.

    We also face substantial competition from printing services brokers--companies that contract with businesses to select and procure printing services from a variety of printers. Brokers are able to offer customers a relatively wide variety of products and services, and are often able to obtain favorable pricing for their customers by soliciting bids from a variety of printers. Like local and regional printers, printing services brokers often have long-standing customer relationships and extensive local direct sales resources.

    We may in the future also face direct competition from other companies that may develop and market integrated Internet-based business printing services similar to ours. Potential developers of competing electronic commerce services may include:

CONSUMER PRINTING SERVICES        A number of companies have recently started
PROVIDERS                         offering Internet-enabled printing services to
                                  consumers and to the small office/home office
                                  market. Among the services these companies offer
                                  are online design and ordering of personalized
                                  stationery, business cards and other office
                                  staples. We believe that none of these consumer-
                                  oriented providers is currently targeting our core
                                  market of medium- to large-sized businesses.
                                  However, these companies could enhance and expand
                                  their service to include features and services
                                  that make them competitive with the ImageX.com
                                  system.

OFFICE SERVICES PROVIDERS         Several large national and regional office
                                  services providers currently offer integrated
                                  document management services. These providers
                                  typically offer onsite document management
                                  services and equipment, and outsourced document
                                  production services. Some providers have recently
                                  commenced employing Web-based technologies for
                                  document and order management and tracking. These
                                  companies could potentially seek to capitalize on
                                  their extensive customer base and document
                                  production expertise by developing online business
                                  materials design and ordering services.

EQUIPMENT MANUFACTURERS           Leading office and computer equipment
                                  manufacturers have recently devoted substantial
                                  resources to developing high-end office printing
                                  and reproduction equipment capable of producing
                                  high-quality printed materials. As the cost and
                                  complexity of high-end office printing technology
                                  continues to fall, office equipment vendors could
                                  displace a significant portion of the market for
                                  outsourced business printing. Equipment
                                  manufacturers could pose a particular competitive
                                  threat to ImageX.com if they enhance their
                                  hardware line by combining it with powerful
                                  document design and management software with
                                  features similar to the ImageX.com system.


    Many of our current and potential future competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to market their products, services and branding more aggressively than we are able to, and may be able to significantly undercut our pricing for extended periods of time. They may also be able to respond more quickly and effectively to emerging new technologies and to changes in customer requirements and preferences. See "Risk Factors--If we are unable to compete successfully against printing companies or future businesses offering Internet based printing services, our business will fail."

EMPLOYEES

    As of July 31, 1999, we had 200 full-time employees and one part-time employee, including 99 employees we acquired through the acquisition of Fine Arts Graphics. Of these employees, we have 25 in sales and marketing, 32 in product development, 45 in customer service and operations, 65 in manufacturing and 34 in general and administrative services. We also employ a limited number of independent contractors and temporary employees on a periodic basis. None of our employees are represented by a labor union and we consider our labor relations to be good.

    We believe our success depends to a significant extent on our ability to attract, motivate and retain highly skilled management and employees. To this end, we focus on incentive programs such as employee stock options, competitive compensation and benefits for our employees.

FACILITIES

    We are headquartered in Bellevue, Washington, where we lease approximately 18,000 square feet pursuant to a term lease that expires on March 31, 2002. These facilities are used for executive office space, including sales and marketing, finance and administration, and customer support. Through the acquisition of Fine Arts Graphics, we have added an approximately 40,000-square-foot production facility and administrative office in Tualatin, Oregon, and an approximately 15,000-square-foot production facility and administrative office in Union, New Jersey. All our databases, servers and other information and communications systems are located at our headquarters in Bellevue, Washington. Although we have limited backup systems, significant damage to or destruction of our main facilities could interrupt service to our customers for several days.

LEGAL PROCEEDINGS

    We are not a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of ImageX.com as of July 31, 1999 are as follows:

NAME                                              AGE     POSITION
---------------------------------------------     ---     --------------------------------------------------
Richard P. Begert............................         42  President, Chief Executive Officer and Director
Robin L. Krueger.............................         49  Chief Financial Officer
F. Joseph Verschueren........................         48  Chairman of the Board
Eric J. Bean.................................         40  Vice President of Products and Technology
Cory E. Klatt................................         30  Chief Technology Officer, Secretary and Treasurer
Dana F. Manciagli............................         39  Vice President of Sales and Marketing
John R. Higgins..............................         33  Vice President of Finance and Acquisitions
Nicholas J. Stanley..........................         34  President and Chief Executive Officer of Fine Arts
                                                            Graphics
John E. Ardell, III..........................         59  Director
Garrett P. Gruener(1)........................         45  Director
Elwood D. Howse, Jr.(1)......................         59  Director
Richard R. Sonstelie(2)......................         54  Director
Bernee D. L. Strom(2)........................         52  Director

---------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    Richard P. Begert has been President, Chief Executive Officer and director of ImageX.com since November 1998. From 1993 to 1998, Mr. Begert was Regional President of AT&T Wireless Services (and its predecessor, McCaw Cellular Communications, Inc.), a telecommunications company. From 1986 to 1993, Mr. Begert held various other positions at McCaw Cellular. Mr. Begert received his B.A. in business administration from the University of Washington.

    Robin L. Krueger has been Chief Financial Officer since July 1999. From 1994 to July 1999, Ms. Krueger was Vice President of Finance and Treasurer of Alaska Airlines, Inc., a commercial airline. From 1987 to 1994, Ms. Krueger served as Alaska Airlines' Assistant Vice President and Treasurer and from 1984 to 1987 as Assistant Treasurer. Ms. Krueger received her B.B.A. from the University of Washington and her M.B.A. from The George Washington University.

    F. Joseph Verschueren, a co-founder of ImageX.com, has been a director of ImageX.com since its inception in 1995 and has served as Chairman of the Board since August 1997. In addition, he served as President from September 1996 to November 1998 and Chief Executive Officer from August 1997 to November 1998. Mr. Verschueren served as Chief Executive Officer of Parallel Communications Inc., an advertising agency, from 1992 to 1996 and as Chairman of Board of Parallel Communications since 1992. Mr. Verschueren received his B.A. in English and philosophy from Gonzaga University.

    Eric J. Bean has been Vice President of Products and Technology of ImageX.com since July 1998. From June 1991 to July 1998, Mr. Bean held several positions, including Director of Product Management and Business Line Manager, with Adobe Systems Inc., a software company (and Aldus Corporation, which was acquired by Adobe Systems in 1994). Mr. Bean received his M.B.A. from the University of Washington, his master's degree in software engineering from Seattle University, and his B.S. in mathematics from Pacific Lutheran University.

    Cory E. Klatt, a co-founder of ImageX.com, served as a director of ImageX.com from August 1995 to December 1996, as Secretary from September 1996 to August 1997 and from July 1998 to present, as Assistant Secretary from August 1997 to July 1998, as Treasurer since July 1998 and as Chief Technology Officer since August 1997. From 1995 to 1996, Mr. Klatt was Chief Technology Officer of Parallel Communications. From 1992 to 1995, Mr. Klatt was a general partner of Practical Applications, Inc., a software development company.

    Dana F. Manciagli has been Vice President of Sales and Marketing of ImageX.com since May 1998. From August 1996 to May 1998, Ms. Manciagli was Vice President of Worldwide Marketing of the Kodak Professional Division of Eastman Kodak Company, a photographic equipment and supply company. From June 1991 to July 1996, she was Director of Marketing for Europe and Asia of Sea-Land Service, Inc., a subsidiary of CSX Corporation, a transportation company, in Hong Kong. Ms. Manciagli received her B.A. in political science from the University of California, Santa Barbara and her master's degree in international management from the American Graduate School of International Management.

    John R. Higgins has been Vice President of Finance and Acquisitions of ImageX.com since May 1999. In addition, he served as Director of Business Development and Acquisitions from June 1998 to May 1999. From November 1996 to January 1998, Mr. Higgins was Business Manager of the International Group of Simpson Investment Company and Simpson Paper Company, a forest products manufacturer. From June 1994 to November 1996, he served as a Senior Business Analyst in Simpson Paper Company's Commercial Printing Business Unit. Mr. Higgins received his B.S. in chemistry from the United States Military Academy at West Point and his M.B.A. with distinction from Harvard University.

    Nicholas J. Stanley has served as President of Fine Arts Graphics, which we acquired in April 1999, since 1991 and as Chief Executive Officer since 1994. Mr. Stanley has served as President of Stanley Investment & Management, an investment company, since 1994, as a principal of the Titan Group, a real estate investment firm, since 1990 and as a director of MotivePower Industries, Inc., a manufacturer of products for rail and other power-related industries, since 1994. He also serves as Honorary Consul to the Kingdom of Thailand. Mr. Stanley received his B.S. in business administration from Georgetown University.

    John E. Ardell, III has been a director of ImageX.com since December 1996. Mr. Ardell has been a general partner of Technology Partners, a venture capital firm, since January 1994. From June 1996 to November 1998, Mr. Ardell served as Chairman of the Board and Chief Executive Officer of Crystal Dynamics, a video game developer. He is also a director of several private companies. Mr. Ardell received his B.S. in engineering from the United States Naval Academy.

    Garrett P. Gruener has been a director of ImageX.com since April 1999. Mr. Gruener has been a general partner of Alta Partners, L.P., a venture capital firm, since 1996 and of certain funds affiliated with Burr, Egan, Deleage & Co., a venture capital firm, since 1992. Mr. Gruener received his B.A. in political science from the University of California, San Diego and his M.A. in political science from the University of California, Berkeley.

    Elwood D. Howse, Jr. has been a director of ImageX.com since December 1996. Mr. Howse served as President of Cable & Howse Ventures, a Northwest venture capital management firm, from 1981 to 1997, and as Managing Member since 1997. He has served as a director of OrthoLogic Corporation, a manufacturer of orthopedic products, since September 1987 and of Applied Microsystems Corporation, a manufacturer of microprocessors, since February 1992. He also serves as a director of several private companies and charitable institutions. Mr. Howse received his B.S. in engineering and his M.B.A. from Stanford University.

    Richard R. Sonstelie has been a director of ImageX.com since June 1998. Mr. Sonstelie has served as Chairman of the Board of Puget Sound Energy, Inc., a power company, since February 1997 and as a director since 1987. His prior positions with Puget Sound Energy included Chief Executive Officer from 1992 to 1998, Chief Operating Officer from 1991 to 1992, Chief Financial Officer from 1987 to 1991, and Executive Vice President from 1985 to 1987. Mr. Sonstelie received his B.S. from the United States Military Academy at West Point, his M.S. in nuclear engineering from Massachusetts Institute of Technology and his M.B.A. from Harvard University.

    Bernee D. L. Strom has been a director of ImageX.com since May 1999. Ms. Strom has served as President and Chief Operating Officer of InfoSpace.com, Inc., a content services aggregator and integrator, since November 1998 and as a director since December 1998. Ms. Strom has served as President and Chief Executive Officer of the Strom Group, a venture investment and business advisory firm specializing in high technology, since 1990. From April 1995 to June 1997, Ms. Strom served as President and Chief Executive Officer of USA Digital Radio, LP, a partnership of Westinghouse Electric Corporation and Gannett Co., Inc. that develops technology for AM and FM digital radio broadcasting. Ms. Strom also serves as a director of the Polaroid Corporation, a photographic equipment and supply company, Krug International Corporation, a consumer products manufacturer, MilleCom, an Internet-based communications company, Walker Digital, an intellectual property studio, and Quantum Development, a software and services company. Ms. Strom received her B.S. in mathematics and history, her M.A. and her Ph.D. in mathematics and mathematics education from New York University and her M.B.A. from the University of California, Los Angeles.

COMMITTEES OF THE BOARD OF DIRECTORS

    The compensation committee currently consists of Mr. Sonstelie and Ms. Strom. The compensation committee establishes and reviews the compensation and benefits of our executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the committee under our option plan and our employee stock purchase plan.

    The audit committee currently consists of Messrs. Gruener and Howse. The audit committee makes recommendations to our board of directors regarding the selection and retention of independent auditors, reviews the scope and results of the audit with the independent auditor and management, and reviews and evaluates our audit and control functions.

CLASSIFIED BOARD OF DIRECTORS

    As of the first annual meeting of shareholders after the completion of this offering, our board of directors will be divided into three classes of directors. Directors in the first class will be elected for a one-year term, those in the second class will be elected for a two-year term and those in the third class will be elected for a three-year term. At each subsequent annual meeting, shareholders will elect replacements for the directors whose term is then expiring, and the directors so elected will serve for three-year terms.

DIRECTOR COMPENSATION

    We reimburse our directors for all reasonable expenses incurred in connection with their attendance at board and committee meetings. In December 1998, we granted to both Mr. Howse and Mr. Sonstelie a nonqualified stock option to purchase 12,500 shares of common stock at an exercise price of $1.20 per share. In April 1999, we granted to Ms. Strom a nonqualified stock option to purchase 12,500 shares of common stock at an exercise price of $6.00 per share. Other than stock options issued pursuant to the 1999 Nonemployee Directors Stock Option Program described below, we do not currently pay compensation to our directors.

  NONEMPLOYEE DIRECTORS STOCK OPTION PROGRAM


    Our board of directors has adopted our 1999 Nonemployee Directors Stock Option Program. Under the program, our nonemployee directors are entitled to receive stock options. All options granted under the program expire ten years from the date of the option grant. The exercise price for these options is the fair market value of our common stock on the grant date.


    The program provides for the grant of an option to purchase 12,500 shares of common stock to each of our nonemployee directors upon their initial election or appointment to the board following this offering. Thereafter, beginning with the annual meeting of shareholders in 2000, we will grant each nonemployee director who continues to serve on the board an additional option to purchase 5,000 shares of common stock upon such reelection or reappointment. All options granted under the program fully vest on the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our compensation committee currently consists of Mr. Sonstelie and Ms. Strom. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee. Mr. Sonstelie and his spouse have purchased ImageX.com securities as follows:

    - 12,575 shares of our Series D Preferred Stock on October 1, 1998 at $3.98 per share;

    - 8,334 shares of our Series E Preferred Stock on April 8, 1999 at $4.20 per share; and

    - 1,258 warrants to purchase shares of our Series D Preferred Stock on October 1, 1998 at an exercise price of $3.98 per share.

See "Certain Transactions."

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

    Our articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to ImageX.com or its shareholders for monetary damages resulting from his or her conduct as a director of ImageX.com, except liability for

    - acts or omissions involving intentional misconduct or knowing violations of law;

    - unlawful distributions; or

    - transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

    Our articles of incorporation also provide that we will indemnify any individual made a party to a proceeding because that individual is or was a director of ImageX.com and that we will advance or reimburse reasonable expenses incurred by that individual in advance of the final disposition of the proceeding to the full extent permitted by applicable law. Any repeal of or modification to our articles of incorporation may not adversely affect any right of a director of ImageX.com who is or was a director at the time of that repeal or modification.

    Our bylaws provide that we will indemnify our directors and officers and may indemnify our employees and agents to the full extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that arise because of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also maintain a liability insurance policy, pursuant to which our directors and officers may be indemnified against liability they may incur as a result of their service as directors and officers of ImageX.com.

    To the extent the provisions of the articles of incorporation, bylaws and indemnification agreements provide for indemnification of directors for liabilities arising under the Securities Act, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and are therefore unenforceable.

EXECUTIVE COMPENSATION

    The following table provides information concerning the compensation received for services rendered to ImageX.com in all capacities for the year ended December 31, 1998 by our Chief Executive Officer and the other two executive officers of ImageX.com whose compensation exceeded $100,000 in fiscal 1998. None of our executive officers whose compensation exceeded $100,000 in fiscal 1998 received stock options in 1998 or held stock options as of December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                    ANNUAL
                                                                                 COMPENSATION
                                                                                 -------------
NAME AND PRINCIPAL POSITION                                                         SALARY
-------------------------------------------------------------------------------  -------------
Richard P. Begert
  Chief Executive Officer and President(1).....................................   $    28,125
F. Joseph Verschueren
  Chairman of the Board(2).....................................................       154,211
Cory E. Klatt
  Chief Technology Officer, Secretary and Treasurer............................       111,648

---------

(1) Mr. Begert joined ImageX.com in November 1998. His current annual base salary is $225,000. In November 1998, Mr. Begert purchased 500,000 shares of common stock at the then fair market price of $0.40 per share, as determined by our board of directors. He paid the purchase price for the shares by issuing a promissory note to us. The promissory note accrues interest at the rate of 7% per year. Principal and interest under the promissory note are due and payable as follows: (a) 24% of the principal, plus interest accrued thereon, is due in November 1999 and (b) 2% of the principal is due each month thereafter until the promissory note is paid in full. Pursuant to the stock vesting and pledge agreement, Mr. Begert granted ImageX.com a right to repurchase a portion of these shares if his employment terminates. The repurchase right lapses after 12 months with respect to 120,000 of the shares. The repurchase right with respect to the remaining shares lapses ratably over the next 38 months.

(2) Prior to November 1998, Mr. Verschueren served as President and Chief Executive Officer.

EMPLOYMENT AGREEMENTS

    Pursuant to an offer letter dated November 12, 1998, we agreed to provide Mr. Begert with an annual base salary of $225,000; participation in our bonus program (at up to 100% of Mr. Begert's base salary); insurance and participation in other employee benefit plans; eligibility for an additional bonus for the achievement of profitability goals; a restricted stock award of 500,000 shares of common stock at $0.40 per share, issued on November 16, 1998, which is subject to our repurchase option, which lapses incrementally over a period of approximately four years; and upon completion of a private placement at a level of $15,000,000 or greater, an additional option to purchase 50,000 shares of common stock. In April 1999, we granted Mr. Begert this option to purchase 50,000 shares of common stock after we completed our private placement of Series E Preferred Stock.

    Pursuant to an offer letter dated April 23, 1998, we agreed to provide Ms. Manciagli with an annual base salary of $150,000; a guaranteed bonus of $50,000 on May 12, 1999, the first anniversary of her employment with ImageX.com; an additional bonus of $50,000 and an option to purchase 12,500 shares of common stock if we met certain sales goals and marketing objectives; an option to purchase 62,500 shares of common stock, which vests incrementally over a period of four years; a relocation reimbursement for documented moving expenses up to $24,000 and reimbursement for other related expenses; and medical benefits for her and her family based on our benefit plans. In April 1999, we granted Ms. Manciagli the aforementioned option to purchase 12,500 shares of common stock after she had achieved the requisite sales goals and marketing objectives.

    Pursuant to an offer letter dated June 22, 1998, we agreed to provide Mr. Bean with an annual base salary of $150,000; a guaranteed bonus of $50,000 on July 15, 1999, the first anniversary of his employment with ImageX.com; an option to purchase 75,000 shares of common stock, which vests incrementally over a period of four years; a relocation reimbursement for documented moving expenses up to $16,000 and reimbursement for other related expenses; and medical benefits for him and his family based on our benefit plans.

    Pursuant to an employment agreement dated April 13, 1999, we agreed to provide Mr. Stanley with an annual base salary of $125,000; an annual bonus, if any, as determined by our board of directors; the right to participate in fringe benefit programs generally available to our senior executives; a warrant to purchase 75,000 shares of common stock at $4.00 per share; and an option to purchase 25,000 shares of common stock, which vests incrementally over a period of four years.

    Pursuant to an offer letter dated June 9, 1999, we agreed to provide Ms. Krueger with an annual base salary of $150,000; a guaranteed bonus of $75,000 on July 5, 2000, the first anniversary of her employment with ImageX.com; eligibility for an additional bonus for the achievement of profitability goals; an option to purchase 150,000 shares of common stock, which vests incrementally over a period of four years; participation in all existing company benefits; and reimbursement of all reasonable expenses incurred during the conduct of ImageX.com business.

EMPLOYEE BENEFIT PLANS

  AMENDED AND RESTATED 1996 STOCK INCENTIVE COMPENSATION PLAN


    In December 1996, our board of directors and shareholders adopted our Amended and Restated 1996 Stock Incentive Compensation Plan. In April 1999, our board of directors approved, and in August 1999 our shareholders approved, an increase in the number of shares of common stock reserved under the plan, as well as certain other amendments. The purpose of the plan is to enhance long-term shareholder value by offering opportunities to selected persons to participate in our growth and success, and to encourage them to remain in our service or in the service of our subsidiaries and to acquire and maintain ownership in ImageX.com. The plan provides for awards, which may include incentive stock options, nonqualified stock options and stock awards. The board has reserved a total of 2,800,000 shares of common stock under the plan, of which 960,347 remain available for grant as of July 31, 1999, plus an automatic annual increase, to be added on the first day of each fiscal year beginning on January 1, 2001, equal to the least of (1) 1,000,000 shares, (2) 5% of the average number of common shares outstanding as used to calculate fully diluted earnings per share as reported in ImageX.com's annual financial statements for the preceding year and (3) a lesser amount determined by the board of directors. As of July 31, 1999, 124,320 shares had been issued upon the exercise of stock options granted under the plan (of which 319,200 had been cancelled or forfeited without being exercised), 650,000 shares had been issued pursuant to restricted stock awards and 1,107,334 shares were subject to outstanding options.

    The board of directors or a committee appointed by the board will serve as the plan administrator of the option plan. Unless the plan administrator permits otherwise, no awards granted under the plan may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution, and, during the holder's lifetime, options generally may be exercised only by the holder. The board may suspend or terminate the plan at any time. Unless sooner terminated by the board, the option plan will terminate on April 21, 2009.

    STOCK OPTION GRANTS. The plan administrator has the authority to select individuals to receive options under the plan and to specify the terms and conditions of each option granted, the exercise price (which, for incentive stock options, must be at least equal to the fair market value of the common stock on the grant date and, for nonqualified stock options, must be not less than 85% of the fair market value of the common stock on the grant date), the vesting provisions and the option term. Unless otherwise provided by the plan administrator, options granted under the plan will expire ten years from the grant date.

    STOCK AWARDS. The plan administrator is authorized under the plan to award shares of common stock on terms and conditions and subject to restrictions established by the plan administrator in its sole discretion. The terms, conditions and restrictions that the plan administrator will have the power to determine will include the manner in which shares subject to stock awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of restricted stock will occur by reason of termination of the holder's services. Holders of restricted stock are shareholders of ImageX.com and have, subject to certain restrictions, all the rights of shareholders with respect to those shares.

    CORPORATE TRANSACTIONS. Unless individual letter agreements provide otherwise, in the event of certain corporate transactions, such as a merger or sale of ImageX.com, each outstanding award will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation. Any option that is assumed, continued or replaced with a comparable award in the corporate transaction will accelerate if the holder's employment or services are terminated by the successor corporation without cause or by the holder voluntarily with good reason within two years.

  1999 EMPLOYEE STOCK PURCHASE PLAN


    In April 1999, our board of directors adopted our 1999 Employee Stock Purchase Plan, which was approved by our shareholders in August 1999. We will implement our stock purchase plan upon the effectiveness of this offering to encourage employees to remain in our employ or the employ of our subsidiaries and to acquire a stock ownership interest in ImageX.com. We intend for the plan to qualify under Section 423 of the Internal Revenue Code.


    Our stock purchase plan permits our eligible employees and eligible employees of our subsidiaries to purchase common stock through payroll deductions of up to 15% of their salary or wage compensation (or higher percentage established by the plan administrator from time to time for a future offering period). Under our stock purchase plan, no employee may purchase common stock with a fair market value of more than $25,000 in any calendar year, or purchase more than 1,200 shares of common stock in any single purchase period.

    We will implement the stock purchase plan with two-year offering periods. Each two-year offering period has four consecutive six-month purchase periods. The first offering period will commence on the effectiveness of this offering and end on July 31, 2001. The first purchase period under the first offering period will commence on the effectiveness of this offering and end on January 31, 2000. Subsequent purchase periods will begin on each February 1 and August 1 and end on the next July 31 and January 31. Subject to certain limitations, the plan administrator may establish a different term and different commencing and ending dates for future offerings.

    The price of the common stock purchased under the stock purchase plan will be the lesser of 85% of the fair market value on the first day of the applicable offering period and 85% of the fair market value on the last day of the applicable purchase period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock and 85% of the fair market value on the last day of the applicable purchase period. The stock purchase plan terminates ten years after the date of adoption by our board of directors, but the board may terminate it at any earlier time. We have not yet issued any shares of common stock under the stock purchase plan.

    Employees generally will be eligible to participate in the stock purchase plan if they are customarily employed by ImageX.com for 20 hours or more per week and are not holders of 5% or more of our common stock or of our subsidiaries. In addition, for eligibility, the plan administrator may require that the employee works a minimum of up to five months per year and has been an employee for some minimum period of time not to exceed two years. Options granted under the stock purchase plan are not transferable and are only exercisable during the optionee's lifetime.

    We authorized the issuance under the stock purchase plan of a total of 250,000 shares of common stock, plus automatic annual increases, to be added on the first day of our fiscal year beginning on January 1, 2001, equal to the least of (1) 100,000 shares, (2) 0.5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in ImageX.com's annual financial statements for the preceding year and (3) a lesser amount as determined by our board of directors.

    In the event of a merger or consolidation resulting in a change of control or acquisition by another corporation of all or substantially all our assets, each outstanding option to purchase shares under the stock purchase plan shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before such proposed transaction. Similarly, in the event of a proposed liquidation or dissolution of ImageX.com, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

    The stock purchase plan will expire ten years after the date of its adoption by our board of directors, but the board of directors may suspend or terminate the stock purchase plan at any time.

  401(k) PLAN

    We maintain a 401(k) plan that covers all our employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any such contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                              CERTAIN TRANSACTIONS

    From January 1, 1996 through July 31, 1999, in a series of private transactions, we sold securities as follows:

                                                                                      PURCHASE    WEIGHTED AVERAGE
                    SECURITY                        DATE OF ISSUANCE       SHARES       PRICE      EXERCISE PRICE
------------------------------------------------  ---------------------  ----------  -----------  -----------------
Series B Preferred Stock........................        12/20/96          1,750,000   $    2.00              --
Series C Preferred Stock........................   1/9/98 and 5/14/98     2,000,006   $    3.00              --
Series D Preferred Stock........................   10/1/98 and 1/11/99      898,735   $    3.98              --
Series E Preferred Stock........................   4/8/99 and 4/15/99     5,952,390   $    4.20              --
Common Stock Warrants...........................         1/9/98             500,000   $     .02       $    3.00
                                                         1/9/98             290,000   $     .02       $    7.50
                                                         5/14/98            390,000   $     .02       $    3.00
                                                         4/13/99             75,000   $     .02       $    4.00
                                                         4/21/99             48,165   $     .02       $    4.20
Series C Warrants...............................         8/24/98             13,334   $     .02       $    3.00
                                                         8/28/98              6,667   $     .02       $    3.00
Series D Warrants...............................         10/1/98             69,542   $     .02       $    3.98
Series E Warrants...............................         4/8/99              42,768   $     .02       $    4.20

    We sold these securities pursuant to preferred stock purchase agreements on similar terms (except for terms relating to date and price), under which we made representations, warranties and covenants, and provided the purchasers with registration rights, information rights, and rights of first refusal, among other provisions. Listed below for holders of 5% or more of our common stock and our directors, officers and entities affiliated with our directors and our officers are the securities they purchased in the above financings.

                                                SHARES OF PREFERRED STOCK PURCHASED                  WARRANTS PURCHASED
                                          ------------------------------------------------  -------------------------------------
INVESTOR                                   SERIES B     SERIES C     SERIES D    SERIES E     COMMON      SERIES C     SERIES D
----------------------------------------  -----------  -----------  -----------  ---------  -----------  -----------  -----------
Entities affiliated with Acorn Ventures,
  Inc.(1)...............................                  691,668                1,464,287     924,875
Entities affiliated with Technology
  Partners(2)...........................     875,000      473,334      101,294     952,381      92,300       13,334       10,060
Entities affiliated with Alta
  Partners(3)...........................                                         1,428,572
Vanguard V, L.P.........................     500,000      273,334       51,111                  53,300        6,667        5,030
Eric J. Bean(4).........................                                12,575                                             1,258
Dana F. Manciagli(5)....................                                62,875      59,524                                 6,288
Elwood D. Howse, Jr.(6).................      62,500       36,667                   65,476       7,150
Richard R. Sonstelie(7).................                                12,575       8,334                                 1,258

------------

(1) Includes shares purchased by Acorn Ventures IV, LLC and Internet Ventures, LLC. Acorn Ventures, Inc. is a member of Acorn Ventures IV, LLC and Internet Ventures, LLC.

(2) Includes shares purchased by Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P. Mr. Ardell, a director of ImageX.com, is a general partner of TPW Management V, L.P., which is the general partner of Technology Partners Fund V, L.P. and a managing member of TP Management VI, LLC, which is the general partner of Technology Partners Fund VI, L.P.

(3) Includes shares purchased by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Mr. Gruener, a director of ImageX.com, is a general partner of Alta California Management Partners II, L.P., which is the general partner of Alta California Partners II, L.P. Mr. Gruener is also a member of Alta Embarcadero Partners II, LLC.

(4) Includes shares and warrants purchased by Waterhouse National Bank, of which Mr. Bean, an executive officer of ImageX.com, is the beneficial owner.

(5) Includes shares and warrants purchased by Galaxy Investment Partners. Ms. Manciagli, an executive officer of ImageX.com, is a general partner of Galaxy Investment Partners.

(6) Includes shares and warrants purchased by Howse Family Partnership. Mr. Howse, a director of ImageX.com, is a general partner of Howse Family Partnership.

(7) Includes shares and warrants purchased jointly by Mr. Sonstelie and his spouse.

    In December 1996, we issued 187,500 shares of Series A Preferred Stock to each of Messrs. Verschueren and Klatt in connection with a reclassification of their issued and outstanding shares of common stock into Series A Preferred Stock.

    In December 1996, ImageX.com issued promissory notes to Technology Partners Fund V, L.P. in the amount of $100,000 and to Vanguard V, L.P. in the amount of $50,000. The notes accrued interest at the rate of 8% per annum. Technology Partners Fund V, L.P. and Vanguard V, L.P. paid a portion of the purchase price for their shares of Series B Preferred Stock by canceling the convertible promissory notes.

    In December 1996, we entered into stock vesting agreements with F. Joseph Verschueren, Cory E. Klatt and Elwood D. Howse, Jr., pursuant to which we issued an aggregate of 750,000 shares of our common stock in exchange for an aggregate of $300,000. Pursuant to the stock vesting agreements, each of Messrs. Verschueren, Klatt and Howse granted ImageX.com a right to repurchase a portion of his shares if his employment or consulting services terminate. The repurchase rights lapse ratably over the 36-month period ending in December 1999. The number of shares issued to each of Messrs. Verschueren, Klatt and Howse, and the percentage of shares subject to the repurchase option, is as follows:

                                                                                           PERCENT SUBJECT
NAME                                                                       SHARES ISSUED    TO REPURCHASE
-------------------------------------------------------------------------  -------------  -----------------
F. Joseph Verschueren....................................................      400,000              100%
Cory E. Klatt............................................................      300,000              100%
Elwood D. Howse, Jr......................................................       50,000               50%

    In August 1997, we entered into a stock subscription and repurchase agreement with Elwood D. Howse, Jr., pursuant to which we issued 100,000 shares of common stock to Mr. Howse at a purchase price of $.20 per share. Mr. Howse paid the purchase price for the shares by issuing a $20,000 promissory note to ImageX.com. Interest on the promissory note is due and payable monthly at the rate of 7% per year. The principal amount of the promissory note is due in full in April 2000. Pursuant to the stock subscription and repurchase agreement, Mr. Howse granted ImageX.com a right to repurchase a portion of his shares if his consulting services terminate. The repurchase right lapses ratably over the 36-month term beginning May 1, 1997 and ending April 30, 2000.

    In May 1998, in connection with its purchase of Series C Preferred Stock, Acorn Ventures IV, LLC issued a promissory note to ImageX.com in the amount of $490,000.50. No interest was payable on the unpaid principal amount of the note. In October 1998, Acorn Ventures IV, LLC satisfied its obligation under the note with a cash payment of the principal amount.

    In August 1998, we issued convertible promissory notes to Technology Partners Fund V, L.P. in the amount of $400,000 and to Vanguard V, L.P. in the amount of $200,000. The notes accrued interest at the rate of 7% per annum. Technology Partners Fund V, L.P. and Vanguard V, L.P. paid the purchase price for their shares of Series D Preferred Stock by canceling the convertible promissory notes.

    In November 1998, Richard P. Begert, our President, Chief Executive Officer and a director, purchased 500,000 shares of common stock at $0.40 per share. Mr. Begert paid the purchase price for the shares by issuing a promissory note to us. The promissory note accrues interest at the rate of 7% per year. Principal and interest under the promissory note are due and payable as follows: (a) 24% of the principal, plus interest accrued thereon, is due in November 1999 and (b) 2% of the principal is due each month thereafter until the promissory note is paid in full. Pursuant to the stock vesting and pledge agreement, Mr. Begert granted ImageX.com a right to repurchase a portion of these shares if his employment terminates. The repurchase right lapses after 12 months with respect to 120,000 of the shares. The repurchase right with respect to the remaining shares lapses ratably over the next 38 months.

    In January 1998, we entered into a consulting agreement with Acorn Ventures IV, LLC, pursuant to which we were required to pay reasonable out-of-pocket expenses incurred by Acorn Ventures in connection with its services as a consultant. In connection with the consulting agreement, Acorn Ventures received a warrant to purchase 790,000 shares of common stock. Other than the reimbursement of out-of-pocket expenses, there was no other cash compensation under the consulting agreement. In addition, we entered into agreements to indemnify Acorn Ventures against expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by Acorn Ventures as a party or participant arising out of Acorn Ventures' services as a consultant. On April 7, 1999, Acorn Ventures and ImageX.com mutually agreed to terminate the consulting agreement and accelerate the unvested portion of the warrant.

    We have extended offer letters to Richard P. Begert, Robin L. Krueger, Dana
F. Manciagli and Eric J. Bean and have entered into an employment agreement with Nicholas J. Stanley. See "Management--Employment Agreements."

    During 1998, we paid approximately $521,000 to Parallel Communications, our advertising agency, for services rendered in connection with our marketing efforts. Mr. Verschueren, a director of ImageX.com, serves as a director and owns one-third of the outstanding shares of capital stock of Parallel Communications. Mr. Klatt, an executive officer of ImageX.com, owns one-third of the outstanding shares of capital stock of Parallel Communications. During 1996, ImageX.com had a payable to Parallel Communications in the amount of $86,627 for various services performed and expenses incurred on behalf of ImageX.com, which amount was disputed by ImageX.com and, as a consequence, was written off in 1996.

    We intend to enter into indemnification agreements with each of our executive officers and directors. See "Management--Director and Officer Indemnification and Liability."

                             PRINCIPAL SHAREHOLDERS

    The following table summarizes certain information regarding the beneficial ownership of our common stock as of July 31, 1999 for

    - each person or group that we know owns more than 5% of the common stock;

    - each of our directors;

    - our chief executive officer;

    - each officer whose compensation exceeded $100,000 in 1998; and

    - all our directors and executive officers as a group.

    Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of ImageX.com.


                                                                                              PERCENTAGE OF SHARES
                                                                                                  OUTSTANDING
                                                                       NUMBER OF SHARES   ----------------------------
                                                                         BENEFICIALLY        BEFORE          AFTER
NAME AND ADDRESS                                                             OWNED         OFFERING(1)     OFFERING
---------------------------------------------------------------------  -----------------  -------------  -------------
Entities affiliated with Acorn Ventures, Inc.(2) ....................        3,080,830           23.5%          18.1%
  1309 114th Avenue S.E., Suite 200
  Bellevue, WA 98004
Entities affiliated with Technology Partners(3) .....................        2,517,703           19.2           15.5
  1550 Tiburon Boulevard, Suite A
  Belvedere, CA 94920
Entities affiliated with Alta Partners(4) ...........................        1,428,572           10.9            8.9
  One Embarcadero Center, Suite 4050
  San Francisco, CA 94111
Vanguard V, L.P.(5) .................................................          889,442            6.8            5.5
  525 University Avenue, Suite 600
  Palo Alto, CA 94301
OKGBD & Co., as nominee for SunAmerica Investments, Inc.(6) .........          772,118            5.9            4.8
  1 SunAmerica Center
  Century City, CA 90067
Richard P. Begert....................................................          500,000            3.8            3.1
Cory E. Klatt........................................................          487,500            3.7            3.0
F. Joseph Verschueren................................................          587,500            4.5            3.6
John E. Ardell, III(7)...............................................        2,517,703           19.2           15.5
Garrett P. Gruener(8)................................................        1,428,572           10.9            8.9
Elwood D. Howse, Jr.(9)..............................................          334,293            2.5            2.1
Richard R. Sonstelie(10).............................................           34,667          *              *
Bernee D. L. Strom(11)...............................................           12,500          *              *
All directors and executive officers as a group (12 persons)(12).....        6,211,505           47.3           40.0


---------

   * Less than 1%.

 (1) Based on shares outstanding as of July 31, 1999.


 (2) Includes 35,715 outstanding shares held by Acorn Ventures, Inc. Also includes 658,334 outstanding shares and 918,375 shares issuable pursuant to warrants currently exercisable held by Acorn Ventures IV, LLC. Also includes 1,461,906 outstanding shares and 6,500 shares issuable pursuant to warrants currently exercisable held by Internet Ventures, LLC. Acorn Ventures, Inc. is a member of Acorn Ventures IV, LLC and Internet Ventures, LLC.



 (3) Represents 2,401,009 outstanding shares and 115,694 shares issuable pursuant to warrants currently exercisable held by Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P.



 (4) Represents 1,415,483 outstanding shares held by Alta California Partners II, L.P. and 13,089 outstanding shares held by Alta Embarcadero Partners II, LLC.



 (5) Includes 64,997 shares of common stock issuable pursuant to warrants currently exercisable.



 (6) Includes 37,725 shares of common stock issuable pursuant to warrants currently exercisable.



 (7) Includes 2,401,009 outstanding shares and 115,694 shares issuable pursuant to warrants currently exercisable held by Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P. Mr. Ardell is a general partner of TPW Management V, L.P., which is the general partner of Technology Partners Fund V, L.P., and a managing member of TP Management VI, LLC, which is the general partner of Technology Partners Fund VI, L.P. Mr. Ardell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Technology Partners.



 (8) Represents outstanding shares held by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Mr. Gruener is a general partner of Alta California Management Partners II, L.P., which is the general partner of Alta California Partners II, L.P. Mr. Gruener is also a member of Alta Embarcadero Partners II, LLC. Mr. Gruener disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Alta California Management Partners II, L.P.



 (9) Includes 327,143 outstanding shares and 7,150 shares issuable pursuant to warrants currently exercisable held by Howse Family Partnership. Mr. Howse is a general partner of Howse Family Partnership.



 (10) Includes 20,909 outstanding shares and 1,258 shares issuable pursuant to warrants currently exercisable held jointly by Mr. Sonstelie and his spouse.



 (11) Represents shares issuable pursuant to options currently exercisable.



 (12) Includes 219,146 shares issuable pursuant to options and warrants exercisable within 60 days of July 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    We are authorized to issue up to 70,000,000 shares of common stock, $0.01 par value per share, and 30,000,000 shares of preferred stock, $0.01 par value per share. The following summary of certain provisions of the common stock and preferred stock is not complete and is qualified in its entirety by reference to our articles of incorporation, which are included as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK


    As of July 31, 1999, assuming conversion of all outstanding shares of preferred stock, there were 13,127,202 shares of common stock outstanding held of record by 91 shareholders. Following this offering, there will be 16,127,202 shares of common stock outstanding (assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options). The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to the prior rights of holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of ImageX.com, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and prior liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable.


PREFERRED STOCK


    Upon the closing of this offering, as a result of the election by a majority of the holders of preferred stock, all outstanding shares of preferred stock will be automatically converted into 11,351,132 shares of common stock. Thereafter, pursuant to our articles of incorporation, the board of directors will have the authority, without further action by the shareholders, to issue up to 30,000,000 shares of preferred stock in one or more series. The board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issues, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of ImageX.com or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans to issue any preferred stock.


WARRANTS

    As of July 31, 1999, there were outstanding warrants to purchase 1,460,476 shares of common stock exercisable as follows:

    - 1,180,000 shares at a weighted average exercise price of $4.11 per share, expiring on January 8, 2005;

    - 13,334 shares at an exercise price of $3.00 per share, expiring on August 24, 2005;

    - 6,667 shares at an exercise price of $3.00 per share, expiring on August 28, 2005;

    - 69,542 shares at an exercise price of $3.98 per share, expiring on October 1, 2005;

    - 75,000 shares at an exercise price of $4.00 per share, expiring on April 13, 2006;

    - 42,768 shares at an exercise price of $4.20 per share, expiring on April 8, 2004;

    - 48,165 shares at an exercise price of $4.20 per share, expiring on April 21, 2004; and

    - 25,000 shares at an exercise price of $6.00 per share, expiring on April 20, 2004.

REGISTRATION RIGHTS

    Pursuant to an investor rights agreement dated April 8, 1999 between us and holders of 10,601,132 shares of our common stock and warrants to purchase 132,311 shares of our common stock, these holders will be entitled to certain registration rights beginning 180 days following the effective date of this prospectus. Under the investor rights agreement, the holders, by written request of at least 40% of these shares then outstanding, may demand that we file a registration statement under the Securities Act covering all or a portion of the holders' shares, provided that the registration statement has a proposed aggregate offering price, net of underwriting discounts and commissions, of at least $10 million.

    In addition, if any holder who is a party to the investor rights agreement requests that we file a registration statement on Form S-3 and there is a reasonably anticipated aggregate offering price exceeding $1 million, we are required to use our best efforts to cause these shares to be registered. The holders who are parties to that investor rights agreement may not demand more than two Form S-3 registrations in any 12-month period.

    Further, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders (other than registrations relating solely to employee benefit plans or acquisitions), holders who are parties to the investor rights agreement are entitled to notice of the registration and to include their shares in the registration at our expense. This registration right is subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares held by parties to the investor rights agreement included in the registration (but not below 25% of the total number of shares to be included therein).

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION, BYLAWS
  AND WASHINGTON LAW

    As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of ImageX.com or make removal of members of the board of directors or management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. Effective as of the first annual meeting of shareholders following this offering, our articles of incorporation provide for the division of our board of directors into three classes, as nearly as equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. Directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of ImageX.com and may maintain the incumbency of the board of directors.

    APPROVAL FOR CERTAIN BUSINESS COMBINATIONS. Our articles of incorporation require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the board of directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

    SHAREHOLDER MEETINGS. Under our articles of incorporation and bylaws, our shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. Additionally, the chairman of the board, the chief executive officer, the president or the board of directors may call special meetings of shareholders.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

    WASHINGTON LAW. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after becoming an acquiring person, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things,

    - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

    - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

    - allowing the acquiring person to receive any disproportionate benefit as a shareholder.

    After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. This provision may have the effect of delaying, deterring or preventing a change in control of ImageX.com.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

NASDAQ NATIONAL MARKET LISTING

    We have been approved for quotation on the Nasdaq National Market under the symbol "IMGX," subject to notice of official issuance.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for the common stock. We cannot provide any assurances that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market, or the possibility of such sales occurring, could adversely affect prevailing market prices for the common stock or our future ability to raise capital through an offering of equity securities.


    After this offering, we will have 16,127,202 outstanding shares of common stock. Of these shares, the 3,000,000 shares that we expect to sell in this offering (3,450,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, unless these shares are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.


    The remaining 13,127,202 shares of common stock that will be outstanding after this offering will be restricted shares. We issued and sold the restricted shares in private transactions in reliance on exemptions from registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as summarized below. Of these restricted shares, 8,000 shares will be eligible for sale in the public market immediately upon effectiveness of this offering and 12,640 shares will be available for sale 90 days after the date of this prospectus.

    The remaining restricted shares are subject to certain lock-up agreements, pursuant to which shareholders of ImageX.com, who collectively hold an aggregate of 13,106,562 restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this prospectus. Volpe Brown Whelan & Company, LLC may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to these lock-up agreements. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus. On the date of the expiration of the lock-up agreements, 7,060,421 restricted shares will be eligible for immediate sale (of which 5,234,050 shares will be subject to certain volume, manner of sale and other limitations under Rule 144). The remaining 6,046,141 restricted shares will be eligible for sale pursuant to Rule 144 on the expiration of various one-year holding periods over the six months following the expiration of the lock-up period.


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 161,272 shares immediately after this offering) and (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about ImageX.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of ImageX.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to ImageX.com who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that nonaffiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, all shares issued pursuant to Rule 701 are subject to 180-day lock-up agreements and will only become eligible for sale at the earlier of the expiration of the lock-up agreements or upon obtaining the prior written consent of Volpe Brown Whelan & Company, LLC on behalf of the underwriters.

    We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register up to 4.5 million shares of common stock reserved for issuance under our option plan and, employee stock purchase plan. The registration statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of a registration statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.

    In addition, 180 days after the effective date of this offering, the holders of 10,601,132 shares of outstanding common stock and 132,311 warrants to purchase common stock will, under certain circumstances, have rights to require us to register their shares for future sale.

                                  UNDERWRITING

    Under the terms and conditions contained in an underwriting agreement among the underwriters and ImageX.com, each of the underwriters, for whom Volpe Brown Whelan & Company, LLC, Prudential Securities Incorporated and E*TRADE Securities Inc. are acting as representatives, has severally agreed to purchase from us the number of shares of common stock set forth opposite its name below:


                                                                                       NUMBER OF
UNDERWRITER                                                                              SHARES
-------------------------------------------------------------------------------------  ----------
Volpe Brown Whelan & Company, LLC....................................................
Prudential Securities Incorporated...................................................
E*TRADE Securities Inc...............................................................

                                                                                       ----------

    Total............................................................................   3,000,000
                                                                                       ----------
                                                                                       ----------


    The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to approval of certain legal matters by their counsel and to certain other conditions. Under the terms and conditions of the underwriting agreement, all the underwriters are obligated to take and pay for all such shares of common stock if any are taken.


    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by ImageX.com. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 450,000 additional shares.


                                                                                   FULL
                                                                  NO EXERCISE    EXERCISE
                                                                  -----------  ------------
Per Share.......................................................   $            $
    Total.......................................................   $            $

ImageX.com estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be $1.2 million.

    The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price, less a concession not
in excess of $      per share. The underwriters may allow, and such dealers may
reallow, concessions not in excess of $      per share of the common stock to
certain other dealers. After the initial public offering of the common stock, the offering price of the common stock and other selling terms may be changed by the underwriters. The underwriters expect to deliver the shares against payment
in Seattle, Washington on            , 1999. The underwriters do not intend to
confirm sales to any accounts over which they exercise discretionary authority.


    Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 450,000 additional shares of common stock on the same terms and conditions as set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments. To the extent such option is exercised, each underwriter will have a commitment, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial commitment pursuant to the underwriting agreement.

    A prospectus in electronic format is being made available on an Internet Web site maintained by E*TRADE Securities, Inc. Internet purchases of the common stock offered by this prospectus will be available only to registered customers of E*TRADE Securities, Inc. who possess sufficient net worth and investment experience. All eligible accounts may submit an indication of interest to E*TRADE Securities, Inc. to purchase shares. As is the case with other brokerage firms, account holders will be asked a series of questions about their household income, total net worth, investment portfolio value and extent of experience in investing in various types of financial instruments, and E*TRADE Securities will assign points based on responses to these questions. An investor's total point score must exceed a pre-determined threshold level in order to qualify for participation in the offering. If demand exceeds availability, E*TRADE Securities, Inc. will randomly allocate shares to applicants in 100 share lots in a round-robin fashion.

    E*TRADE Securities, Inc. will post a notice two days prior to the estimated effective date of the offering on its Web site alerting customers that they may submit conditional offers to purchase shares. Customers may include a limit price as part of their conditional offers. At any time prior to effectiveness and pricing of the offering, customers who have submitted conditional offers may withdraw or change their conditional offers either on the Web site or through an E*TRADE Securities, Inc. broker. Once the offering is effective and priced, E*TRADE Securities, Inc. will gather all current conditional offers at the time of pricing and convert them into firm orders for participation when the issue is cleared for sale and if the offering's price is at or less than the limit price indicated. At such time as the offering is declared effective and priced, E*TRADE will post notice of the effectiveness and pricing of the offering on its Web site. Customers who have placed conditional offers to buy shares in the offering will receive an "account alert" upon logging into the E*TRADE Web site. Such customers may withdraw their conditional offers until 8:00 p.m. Eastern Standard Time on the offering pricing date, and in any event for a period of no less than two hours following E*TRADE's posting of notice of the effectiveness and pricing of the offering. No payments for shares purchased through E*TRADE in the offering will be due until after the offering is declared effective and priced, and the period for withdrawing conditional offers expires. E*TRADE Securities, Inc. will confirm orders that have been executed through the online account alert and through a confirmation mailed to the customer.


    The underwriters have reserved for sale, at the initial public offering price, 285,000 shares of common stock for certain of our employees, friends and family who have expressed an interest in purchasing shares of common stock in this offering. Such persons are expected to purchase, in the aggregate, not more than 9.5% of the common stock offered in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as other shares offered hereby. The reserved shares will be sold at the same price as the shares offered to the general public, and the same selling concession will be payable to the underwriters with respect to these shares.


    From the date of this prospectus until 180 days after such date, we and all our shareholders, officers and directors have agreed not to, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire common stock without the prior consent of Volpe Brown Whelan & Company, LLC. However, Volpe Brown Whelan & Company, LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

    We have agreed to indemnify the underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect thereof.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price for the shares of common stock in this offering will be determined by agreement between us and the underwriters. Among the factors to be considered in making such determination will be the history of, and the prospects for, the industry in which we compete, an assessment of our management, our present operations, our historical results of operations and the trend of our revenues and earnings, our prospects for future earnings, the general condition of the securities markets at the time of this offering and the price of similar securities of generally comparable companies. An active trading market may not develop for our common stock, and our common stock may not trade in the public markets at or above the initial public offering price. In June 1999 and on July 5, 1999, we granted stock options at an exercise price of $12.00 per share, which at the time represented the low end of the expected filing range. Based upon a variety of factors and after consultation with the Underwriters, we believe $12.00 per share was the fair market value on such dates. We believe that the low end of the filing range was a reasonable basis on which to determine such value in light of the lack of certainty of completion of the offering and the lack of liquidity of the stock on the date the options were granted.

    In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising their over-allotment option. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. Penalty bids involve reclaiming a portion of the selling concessions allowed to syndicate members or other broker-dealers participating in the offering in the event that the managing underwriters repurchase shares sold by or for the account of such syndicate members or broker-dealers in the open market to stabilize the price of the common stock. For instance, in the event that the representatives determine to repurchase a certain number of the shares sold in this offering in the open market, the representatives may choose to reduce the aggregate total selling concessions payable to each syndicate member by the amount of the selling concessions attributable to the portion of the repurchased shares sold by the syndicate member. These transactions may stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. To reduce likelihood of penalty bids, syndicate members and broker-dealers may be less likely to sell shares to investors who have a history of quickly selling their allocated shares. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    In April 1999, affiliates of Volpe Brown Whelan & Company and Wilson Sonsini Goodrich & Rosati, counsel to the underwriters in this offering, purchased 47,619 and 2,381 shares of Series E Preferred Stock, respectively, at $4.20 per share as part of an equity financing on the same terms pursuant to which all other participants in the financing purchased their shares. Purchase of these shares may be deemed to be underwriting compensation. These shares will be restricted from sale, transfer, pledge, assignment or hypothecation for a period of one year from the effective date of the offering in accordance with NASD Conduct Rules.

                                 LEGAL MATTERS

    Certain legal matters will be passed on for ImageX.com by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed on for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington and Palo Alto, California.

                                    EXPERTS

    The financial statements of ImageX.com, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Fine Arts Engravers Company, Inc. (d.b.a. Fine Arts Graphics) as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ImageX.com, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including exhibits filed therewith, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as ImageX.com, that file electronically with the Commission.

    This prospectus includes statistical data regarding the Internet sector and the printing industry which were obtained from industry publications, including reports generated by Forrester Research and CAP Ventures. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but they do not guarantee the accuracy and completeness of such information. While we believe these industry publications to be reliable, we have not independently verified such data.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

IMAGEX.COM, INC.

  Report of PricewaterhouseCoopers LLP, independent accountants............................................        F-2

  Balance Sheets as of December 31, 1997 and 1998 and June 30, 1999 (unaudited)............................        F-3

  Statements of Operations for the years ended December 31, 1996, 1997 and 1998 and for the six-month
    periods ended June 30, 1998 and 1999 (unaudited).......................................................        F-4

  Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1996, 1997 and 1998 and for
    the six-month period ended June 30, 1999 (unaudited)...................................................        F-5

  Statements of Cash Flows for the years ended December 31, 1996, 1997 and 1998 and for the six-month
    periods ended June 30, 1998 and 1999 (unaudited).......................................................        F-6

  Notes to Financial Statements............................................................................        F-7

FINE ARTS ENGRAVERS COMPANY, INC. (D.B.A. FINE ARTS GRAPHICS)

  Report of PricewaterhouseCoopers LLP, independent accountants............................................       F-24

  Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999 (unaudited)...........................       F-25

  Statements of Operations for the years ended December 31, 1997 and 1998 and for the three-month periods
    ended March 31, 1998 and 1999 (unaudited)..............................................................       F-26

  Statements of Changes in Shareholders' Equity (Deficit) for the years ended December 31, 1997 and 1998
    and for the three-month period ended March 31, 1999 (unaudited)........................................       F-27

  Statements of Cash Flows for the two years ended December 31, 1997 and 1998 and for the three-month
    periods ended March 31, 1998 and 1999 (unaudited)......................................................       F-28

  Notes to Financial Statements............................................................................       F-29

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

  Unaudited Pro Forma Condensed Balance Sheet as of June 30, 1999..........................................       F-36

  Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1998 and for the
    six-month period ended June 30, 1999...................................................................       F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders

ImageX.com, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ImageX.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Seattle, Washington


March 5, 1999, except for paragraph 3
of Note 12, as to which the date is
April 13, 1999, paragraphs 17 and 18
of Note 1 and paragraph 9 of Note 12,
as to which the date is April 15,
1999, paragraph 2 of Note 7, paragraph
2 of Note 8, paragraphs 1 and 8 of
Note 9 and paragraph 10 of Note 12, as
to which the date is April 21, 1999,
paragraph 2 of Note 9, as to which the
date is June 16, 1999, paragraphs 7
and 8 of Note 12, as to which the date
is April 30, 1999, paragraph 10 of
Note 12, as to which the date is
August 1999, paragraph 11 of Note 12,
as to which the date is May 7, 1999,
Note 13, as to which the date is June
30, 1999 and paragraph 7 of Note 9, as
to which the date is August 18, 1999

                                IMAGEX.COM, INC.

                                 BALANCE SHEETS


                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1997           1998
                                                                   ------------   ------------
                                                                                                  JUNE 30,      PRO FORMA
                                                                                                    1999      SHAREHOLDERS'
                                                                                                 -----------     EQUITY
                                                                                                              -------------
                                                                                                 (UNAUDITED)
                                                                                                               (UNAUDITED)
                                                                                                                (NOTE 1)
                                                   ASSETS
Current assets:
  Cash and cash equivalents......................................  $   186,374    $   882,723    $16,598,999
  Accounts receivable (net of allowance for doubtful accounts of
    $14,917 and $67,805 at December 31, 1998 and June 30, 1999,
    respectively)................................................       19,331        234,085      2,120,424
  Inventories....................................................                                    720,868
  Prepaid expenses...............................................                                    110,622
                                                                   ------------   ------------   -----------
    Total current assets.........................................      205,705      1,116,808     19,550,913
Restricted cash..................................................                      24,849         24,849
Property and equipment, net......................................      693,374      1,131,433      4,422,662
Goodwill, net....................................................                                  1,642,016
Other assets.....................................................       39,326         45,482        681,237
                                                                   ------------   ------------   -----------
    Total assets.................................................  $   938,405    $ 2,318,572    $26,321,677
                                                                   ------------   ------------   -----------
                                                                   ------------   ------------   -----------

                      LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                     AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of notes payable...............................  $   300,000    $   452,724    $   213,565
  Line of credit payable.........................................                      96,440        700,000
  Accounts payable...............................................      450,480        745,659      2,004,823
  Accrued liabilities............................................       70,969        240,011        782,537
                                                                   ------------   ------------   -----------
    Total current liabilities....................................      821,449      1,534,834      3,700,925
Notes payable, net of current portion............................      300,000        312,500      1,731,081
                                                                   ------------   ------------   -----------
    Total liabilities............................................    1,121,449      1,847,334      5,432,006
                                                                   ------------   ------------   -----------
Commitments (Note 10)
Series B mandatorily redeemable convertible preferred stock,
  $0.01 par value; 3,500,000 shares authorized, issued and
  outstanding; aggregate liquidation preference of $3,500,000....    3,458,648      3,458,648      3,458,648
Series C mandatorily redeemable convertible preferred stock,
  $0.01 par value; 4,040,000 shares authorized, 4,000,000 issued and outstanding; aggregate liquidation preference of
  $6,000,000.....................................................                   5,109,450      5,173,749
Series D mandatorily redeemable convertible preferred stock,
  $0.01 par value; 1,925,000 shares authorized, 1,385,493 and
  1,786,750 issued and outstanding at December 31, 1998 and June
  30, 1999, respectively; aggregate liquidation preference of
  $2,770,986 and $3,573,500, respectively........................                   2,634,593      3,437,706
Series E mandatorily redeemable convertible preferred stock,
  $0.01 par value; 11,904,762 shares authorized, issued and
  outstanding at June 30, 1999; aggregate liquidation preference
  of $25,000,000.................................................                                 23,815,500
Value ascribed to mandatorily redeemable convertible preferred
  stock warrants.................................................                     146,840        146,840
                                                                   ------------   ------------   -----------
    Total mandatorily redeemable convertible preferred stock.....    3,458,648     11,349,531     36,032,443
                                                                   ------------   ------------   -----------
Shareholders' equity (deficit):
  Preferred stock, 30,000,000 shares authorized:
    Series A convertible preferred stock, $0.01 par value;
      1,500,000 shares authorized, issued and outstanding;
      aggregate liquidation preference of $1,500,000.............       15,000         15,000         15,000
  Common stock, $0.01 par value; 70,000,000 shares authorized;
    1,200,000, 1,608,520 and 1,751,700 shares issued and
    outstanding at December 31, 1997 and 1998 and June 30, 1999,
    respectively.................................................       12,000         16,085         17,517  $    131,028
  Additional paid-in capital.....................................      392,027      3,908,465      4,642,719    40,576,651
  Unearned compensation..........................................                  (1,956,256)    (1,337,892)   (1,337,892)
  Notes receivable from shareholders (including $20,000 from a
    director)....................................................      (28,000)      (228,000)      (235,000)     (235,000)
  Accumulated deficit............................................   (4,032,719)   (12,633,587)   (18,245,116)  (18,245,116)
                                                                   ------------   ------------   -----------  -------------
    Total shareholders' equity (deficit).........................   (3,641,692)   (10,878,293)   (15,142,772) $ 20,889,671
                                                                   ------------   ------------   -----------  -------------
                                                                                                              -------------
    Total liabilities, mandatorily redeemable convertible
      preferred stock and shareholders' equity (deficit).........  $   938,405    $ 2,318,572    $26,321,677
                                                                   ------------   ------------   -----------
                                                                   ------------   ------------   -----------


   The accompanying notes are an integral part of these financial statements.

                                IMAGEX.COM, INC.

                            STATEMENTS OF OPERATIONS

                                                                                   SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                JUNE 30,
                                          -----------------------------------  ------------------------
                                            1996        1997         1998         1998         1999
                                          ---------  -----------  -----------  -----------  -----------
                                                                               (UNAUDITED)  (UNAUDITED)
Revenues................................  $  78,453  $    87,202  $   968,028  $   300,195  $ 3,326,008
Cost of sales...........................     98,831      100,320      997,713      344,096    2,511,909
                                          ---------  -----------  -----------  -----------  -----------
    Gross profit (loss).................    (20,378)     (13,118)     (29,685)     (43,901)     814,099
                                          ---------  -----------  -----------  -----------  -----------

Operating expenses:
  General and administrative............    145,638    1,285,048    3,413,093    1,237,468    2,959,363
  Sales and marketing...................               1,017,296    2,182,311    1,286,514    1,848,363
  Product development...................    300,000    1,316,152    2,550,926    1,326,721      870,430
  Amortization of unearned
    compensation........................                              378,507       50,105      702,104
                                          ---------  -----------  -----------  -----------  -----------
    Total operating expenses............    445,638    3,618,496    8,524,837    3,900,808    6,380,260
                                          ---------  -----------  -----------  -----------  -----------
    Loss from operations................   (466,016)  (3,631,614)  (8,554,522)  (3,944,709)  (5,566,161)

Other income:
  Interest income (expense), net........      3,027       61,884      (46,346)      (1,839)     (45,368)
                                          ---------  -----------  -----------  -----------  -----------
    Net loss............................  $(462,989) $(3,569,730) $(8,600,868) $(3,946,548) $(5,611,529)
                                          ---------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------
Basic and diluted net loss per share....  $   (3.99) $     (3.14) $     (7.27) $     (3.30) $     (3.47)
                                          ---------  -----------  -----------  -----------  -----------
                                          ---------  -----------  -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                                IMAGEX.COM, INC.
                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                   PREFERRED
                                                                   SERIES A           COMMON STOCK      ADDITIONAL
                                                              -------------------  -------------------   PAID-IN
                                                                SHARES    AMOUNT     SHARES    AMOUNT    CAPITAL
                                                              ----------  -------  ----------  -------  ----------
Balances, January 1, 1996...................................                            1,000  $    10  $    1,990
Issuance of common stock for transfer of technology (see
  Note 8)...................................................                           49,000      490     299,510
Conversion of common stock to Series A Convertible Preferred
  Stock.....................................................   1,500,000  $15,000     (50,000)    (500)    (14,500)
Issuance of common stock....................................                        1,050,000   10,500     (10,100)
Related party contribution (see Note 6).....................                                                86,627
Net loss....................................................
                                                              ----------  -------  ----------  -------  ----------
Balances, December 31, 1996.................................   1,500,000   15,000   1,050,000   10,500     363,527
Issuance of common stock for notes receivable...............                          150,000    1,500      28,500
Collection of notes receivable..............................
Net loss....................................................
                                                              ----------  -------  ----------  -------  ----------
Balances, December 31, 1997.................................   1,500,000   15,000   1,200,000   12,000     392,027
Value ascribed to common stock warrants issued in
  conjunction with sale of Series C Preferred Stock.........                                             1,038,094
Issuance of common stock for notes receivable...............                          500,000    5,000     195,000
Repurchase of common stock..................................                         (100,000)  (1,000)     (1,000)
Issuance of stock options to consultant.....................                                               169,429
Issuance of common stock upon exercise of stock options.....                            8,520       85       1,619
Unearned compensation.......................................                                             2,334,763
Amortization of unearned compensation.......................
Accretion of mandatorily redeemable convertible preferred
  stock.....................................................                                              (221,467)
Net loss....................................................
                                                              ----------  -------  ----------  -------  ----------
Balances, December 31, 1998.................................   1,500,000   15,000   1,608,520   16,085   3,908,465
Redemption of common stock (unaudited)......................                          (42,000)    (420)     (7,580)
Issuance of stock options to consultants (unaudited)........                                                68,046
Issuance of common stock upon exercise of stock options
  (unaudited)...............................................                           91,430      914      44,194
Issuance of common stock to Fine Arts (unaudited)...........                           93,750      938     374,062
Warrants issued in conjunction with Series E bridge
  financing (unaudited).....................................                                               114,891
Warrants issued in conjunction with issuance of Series E
  financing (unaudited).....................................                                               129,647
Unearned compensation (unaudited)...........................                                                83,740
Amortization of unearned compensation (unaudited)...........
Accretion of mandatorily redeemable convertible preferred
  stock (unaudited).........................................                                               (72,746)
Net loss (unaudited)........................................
                                                              ----------  -------  ----------  -------  ----------
Balances, June 30, 1999 (unaudited).........................   1,500,000  $15,000   1,751,700  $17,517  $4,642,719
                                                              ----------  -------  ----------  -------  ----------
                                                              ----------  -------  ----------  -------  ----------

                                                                                NOTES
                                                                              RECEIVABLE
                                                                UNEARNED         FROM       ACCUMULATED
                                                              COMPENSATION   SHAREHOLDERS     DEFICIT        TOTAL
                                                              ------------   ------------   ------------  ------------
Balances, January 1, 1996...................................                                              $      2,000
Issuance of common stock for transfer of technology (see
  Note 8)...................................................                                                   300,000
Conversion of common stock to Series A Convertible Preferred
  Stock.....................................................
Issuance of common stock....................................                                                       400
Related party contribution (see Note 6).....................                                                    86,627
Net loss....................................................                                $   (462,989)     (462,989)
                                                              ------------   ------------   ------------  ------------
Balances, December 31, 1996.................................                                    (462,989)      (73,962)
Issuance of common stock for notes receivable...............                  $ (30,000)
Collection of notes receivable..............................                      2,000                          2,000
Net loss....................................................                                  (3,569,730)   (3,569,730)
                                                              ------------   ------------   ------------  ------------
Balances, December 31, 1997.................................                    (28,000)      (4,032,719)   (3,641,692)
Value ascribed to common stock warrants issued in
  conjunction with sale of Series C Preferred Stock.........                                                 1,038,094
Issuance of common stock for notes receivable...............                   (200,000)
Repurchase of common stock..................................                                                    (2,000)
Issuance of stock options to consultant.....................                                                   169,429
Issuance of common stock upon exercise of stock options.....                                                     1,704
Unearned compensation.......................................  $(2,334,763)
Amortization of unearned compensation.......................      378,507                                      378,507
Accretion of mandatorily redeemable convertible preferred
  stock.....................................................                                                  (221,467)
Net loss....................................................                                  (8,600,868)   (8,600,868)
                                                              ------------   ------------   ------------  ------------
Balances, December 31, 1998.................................   (1,956,256)     (228,000)     (12,633,587)  (10,878,293)
Redemption of common stock (unaudited)......................                      8,000
Issuance of stock options to consultants (unaudited)........                                                    68,046
Issuance of common stock upon exercise of stock options
  (unaudited)...............................................                    (15,000)                        30,108
Issuance of common stock to Fine Arts (unaudited)...........                                                   375,000
Warrants issued in conjunction with Series E bridge
  financing (unaudited).....................................                                                   114,891
Warrants issued in conjunction with issuance of Series E
  financing (unaudited).....................................                                                   129,647
Unearned compensation (unaudited)...........................      (83,740)
Amortization of unearned compensation (unaudited)...........      702,104                                      702,104
Accretion of mandatorily redeemable convertible preferred
  stock (unaudited).........................................                                                   (72,746)
Net loss (unaudited)........................................                                  (5,611,529)   (5,611,529)
                                                              ------------   ------------   ------------  ------------
Balances, June 30, 1999 (unaudited).........................  $(1,337,892)    $(235,000)    $(18,245,116) $(15,142,772)
                                                              ------------   ------------   ------------  ------------
                                                              ------------   ------------   ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                                IMAGEX.COM, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                    SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                 JUNE 31,
                                          ------------------------------------  ------------------------
                                             1996        1997         1998         1998         1999
                                          ----------  -----------  -----------  -----------  -----------
                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................  $ (462,989) $(3,569,730) $(8,600,868) $(3,946,548) $(5,611,529)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
      Depreciation and amortization.....         104      121,314      424,221     192,994      491,114
      Amortization of unearned
        compensation....................                               378,507      50,105      702,104
      Interest expense for warrants
        issued in connection with bridge
        financing.......................                                29,889                  114,891
      Issuance of stock options to
        consultant......................                               169,429      18,445       68,046
      Purchased in-process research and
        development.....................     300,000
      Provision for doubful accounts....                                14,917                   67,805
      Changes in operating assets and
        liabilities, net of effects of
        purchase of Fine Arts:
        Accounts receivable.............                  (19,331)    (229,671)    (84,411 )   (472,067 )
        Inventories.....................                                                         41,925
        Prepaid expenses................                                            (3,056 )    (48,944 )
        Other assets....................        (250)     (39,326)      (6,156)     14,275      (96,216 )
        Accounts payable and accrued
          liabilities...................     148,881      459,195      464,221    (124,335 )    645,628
                                          ----------  -----------  -----------  -----------  -----------
          Net cash used in operating
            activities..................     (14,254)  (3,047,878)  (7,355,511) (3,882,531 ) (4,097,243 )
                                          ----------  -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment...     (17,784)    (796,758)    (862,280)   (654,389 ) (1,419,283 )
  Deposits of restricted cash...........                               (24,849)    (24,849 )
  Purchase of Fine Arts including
    acquisition costs of $185,081.......                                                     (4,810,081 )
  Purchases of investments of available
    for sale securities.................                 (974,798)
  Proceeds from sale of investments of
    available for sale securities.......                  974,798
                                          ----------  -----------  -----------  -----------  -----------
          Net cash used in investing
            activities..................     (17,784)    (796,758)    (887,129)   (679,238 ) (6,229,364 )
                                          ----------  -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of notes
    payable.............................     174,000      600,000      450,000                2,200,000
  Principal payments on notes payable...                  (24,000)    (284,776)   (153,095 )   (320,578 )
  Proceeds from borrowings on line of
    credit..............................                                96,440                  (96,440 )
  Proceeds from issuance of Series B
    Preferred stock (net of offering
    costs of $74,352)...................   3,308,648
  Proceeds from issuance of Series C
    Preferred stock (net of offering
    costs of $88,983 for the year ended
    December 31, 1998 and $38,708 for
    the six months ended June 30,
    1998)...............................                             5,934,618   5,444,618
  Proceeds from issuance of Series D
    Preferred stock (net of offering
    costs of $29,365 for the year ended
    December 31, 1998 and $7,849 for the
    six months ended June 30, 1999).....                             2,743,003                  794,665
  Proceeds from issuance of Series E
    Preferred stock (net of offering
    costs of $1,054,853)................                                                     23,945,147
  Repurchase of common stock............                                (2,000)     (2,000 )
  Proceeds from issuance of common
    stock...............................         400                     1,704       1,229       30,108
  Deferred offering costs...............                                                       (510,019 )
  Proceeds from repayment on notes
    receivable from shareholders........                    2,000
                                          ----------  -----------  -----------  -----------  -----------
          Net cash provided by financing
            activities..................   3,483,048      578,000    8,938,989   5,290,752   26,042,883
                                          ----------  -----------  -----------  -----------  -----------
          Net increase (decrease) in
            cash and cash equivalents...   3,451,010   (3,266,636)     696,349     728,983   15,716,276
          Cash and cash equivalents at
            beginning of period.........       2,000    3,453,010      186,374     186,374      882,723
                                          ----------  -----------  -----------  -----------  -----------
          Cash and cash equivalents at
            end of period...............  $3,453,010  $   186,374  $   882,723  $  915,357   $16,598,999
                                          ----------  -----------  -----------  -----------  -----------
                                          ----------  -----------  -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements.

                                IMAGEX.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

    ImageX.com, Inc. (the "Company," formerly ImageX, Inc.) was incorporated on August 21, 1995 and is headquartered in Bellevue, Washington. The Company is an Internet-based business-to-business provider of printed business materials. The Company's customers access an Online Printing Center that contains a digital catalog of all of their custom-printed business materials--from marketing brochures to stationery and business cards. From its Online Printing Center, each customer can modify, proof, procure and manage its printed business materials from any Internet-enabled personal computer. The Company markets its printed business materials domestically. The Company operates in one segment.

    Prior to 1998, the Company operated as a development-stage enterprise.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

    Restricted cash consists of a certificate of deposit which secures a letter of credit as required by the Company's office lease agreement.

PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is provided on the straight-line method for financial statement purposes and accelerated methods for federal income tax purposes. Estimated useful lives of the assets are as follows:

ASSET                                                                             YEARS
--------------------------------------------------------------------------  ------------------
Computer software.........................................................          3
Computer hardware.........................................................          5
Office furniture and equipment............................................          7
Leasehold improvements....................................................    Life of lease
                                                                             or useful lives,
                                                                               whichever is
                                                                             shorter, ranging
                                                                               from 3 to 5

    Expenditures for additions and improvements are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the results of operations.

VALUATION OF LONG-LIVED ASSETS

    The Company periodically evaluates the carrying value of long-lived assets to be held and used, including, but not limited to, property and equipment and other assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the

                                IMAGEX.COM, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost to dispose.

STOCK ISSUANCE COSTS

    Proceeds from issuances of capital stock are presented net of specific external costs directly attributable to the related offering.

REVENUE RECOGNITION

    Revenue from sales of printed business materials is recognized upon shipment. Revenue from sales of masters (products printed ahead of time for later addition of customer-specific data) is recognized when invoiced.

PRODUCT DEVELOPMENT COSTS

    Product development costs represent research and development expenditures, which are charged to operations as incurred.

ADVERTISING

    The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 1996, 1997 and 1998 were approximately $0, $5,300 and $175,600, respectively, and $175,493 and $41,729, for the six months ended June 30, 1998 and 1999, respectively (unaudited).

NET LOSS AND PRO FORMA NET LOSS PER SHARE

    Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "EARNINGS PER SHARE," requires the presentation of basic and diluted earnings
(loss) per share for all periods presented.

    In accordance with SFAS No. 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, except that pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, if applicable, common shares issued in each of the periods presented for nominal consideration have been included in the calculation as if they were outstanding for all periods presented.

    Pro forma basic and diluted net loss per share has been computed as described above and also gives effect to the conversion of the convertible instruments that will occur upon completion of the Company's qualified initial public offering as described in Note 8. The Company has included the equivalent number of common shares from the conversion of certain convertible preferred stock in the calculation of pro forma EPS. The preferred stock is assumed converted because its terms require conversion upon a qualified initial public offering.

                                IMAGEX.COM, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    A reconciliation of shares used in the calculation of basic and diluted and pro forma basic and diluted net loss per share follows:

                                                                                          SIX MONTHS ENDED
                                                                                              JUNE 30,
                                                 YEAR ENDED DECEMBER 31,                     (UNAUDITED)
                                        ------------------------------------------  -----------------------------
                                           1996          1997            1998           1998            1999
                                        -----------  -------------  --------------  -------------  --------------
Net loss..............................  $  (462,989) $  (3,569,730) $   (8,600,868) $  (3,946,548) $   (5,611,529)
Accretion of mandatorily redeemable
  convertible preferred stock.........                                    (221,467)       (31,034)        (72,746)
                                        -----------  -------------  --------------  -------------  --------------
Net loss for common stock.............     (462,989)    (3,569,730)     (8,822,335)    (3,977,582)     (5,684,275)
Weighted average shares of common
  stock outstanding (shares used in
  computing basic and diluted net loss
  per share)..........................      115,948      1,137,260       1,213,591      1,206,248       1,638,331
                                        -----------  -------------  --------------  -------------  --------------
                                        -----------  -------------  --------------  -------------  --------------
  Basic and diluted net loss per
    share.............................  $     (3.99) $       (3.14) $        (7.27) $       (3.30) $        (3.47)
                                        -----------  -------------  --------------  -------------  --------------
                                        -----------  -------------  --------------  -------------  --------------
  Shares used in computing basic and
    diluted net loss per share........                                   1,213,591                      1,638,331
                                                                    --------------                 --------------
  Adjustment to reflect the effect of
    the assumed conversion of
    convertible instruments:
    Preferred stock -- Series A.......                                     750,000                        750,000
    Preferred stock -- Series B.......                                   1,750,000                      1,750,000
    Preferred stock -- Series C.......                                   2,000,006                      2,000,006
    Preferred stock -- Series D.......                                     696,903                        898,735
    Preferred stock -- Series E                                                                         5,952,391
                                                                    --------------                 --------------
                                                                         5,196,909                     11,351,132
                                                                    --------------                 --------------
  Shares used in computing pro forma
    basic and diluted net loss per
    share.............................                                   6,410,500                     12,989,463
                                                                    --------------                 --------------
                                                                    --------------                 --------------
  Pro forma basic and diluted net loss
    per share.........................                              $        (1.38)                $        (0.44)
                                                                    --------------                 --------------
                                                                    --------------                 --------------

    Dilutive securities include options, warrants, preferred stock as if converted and restricted stock subject to vesting. Potentially dilutive securities totaling 0, 309,750 and 1,919,898 for the years ended December 31, 1996, 1997 and 1998, respectively, and 1,461,305 and 2,497,264 for the six-month periods ended June 30, 1998 and 1999 respectively, were excluded from historical basic and diluted loss per share because of their antidilutive effect.

                                IMAGEX.COM, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) PRO FORMA SHAREHOLDERS' EQUITY

    Upon completion of the Company's qualified initial public offering as described in Note 8, all of the convertible preferred stock outstanding as of the closing date, will automatically be converted into aggregate of 11,351,132 shares of common stock.

    Unaudited pro forma shareholders' equity at June 30, 1999, as adjusted for the conversion of the convertible preferred stock outstanding at June 30, 1999, is disclosed on the accompanying balance sheet.

INCOME TAXES

    The Company follows the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "ACCOUNTING FOR INCOME TAXES." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to reverse. The Company provides for a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

CONCENTRATIONS OF CREDIT RISK

    The Company reviews the credit histories of potential customers prior to extending credit and maintains allowances for potential credit losses. No single customer accounted for a significant amount of the Company's revenues and there were no significant accounts receivable from a single customer. The Company maintains its cash and cash equivalents in bank accounts in amounts, which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, recorded amounts approximate fair value due to the relatively short maturity period.

    The carrying amount of notes payable and the line of credit approximate their market value because they have interest rates that vary with market interest rates.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants Accounting Standards Executive Committee issued Statement of Position 98-1, "ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE." This statement requires that once certain capitalization criteria have been met, the direct costs of developing or obtaining computer software for internal use be capitalized. The statement will be effective for fiscal years beginning after December 15, 1998. Effective

                                IMAGEX.COM, INC.

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) January 1, 1999, the Company adopted this statement. As of June 30, 1999, the Company had capitalized computer software costs of $703,953 and recognized the related amortization expense of $38,817 for the six months ended June 30, 1999 (unaudited).

UNAUDITED INTERIM FINANCIAL STATEMENTS

    The interim financial data as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited; however, in the opinion of management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1999 and the results of its operations and cash flows for the six months ended June 30, 1999 and 1998.

2. PROPERTY AND EQUIPMENT:

    Property and equipment consisted of the following at December 31, 1997 and 1998, and at June 30, 1999:

                                                   DECEMBER 31,
                                               ---------------------   JUNE 30,
                                                 1997        1998        1999
                                               ---------  ----------  -----------
                                                                      (UNAUDITED)
Computer hardware............................  $ 445,092  $  784,401  $ 1,481,756
Office furniture and equipment...............    216,683     299,736      602,989
Computer software............................    137,991     560,166    1,406,931
Leasehold improvements.......................     14,776      32,218       32,218
Production machinery and equipment...........         --          --    1,862,890
                                               ---------  ----------  -----------
                                                 814,542   1,676,521    5,386,784
Less accumulated depreciation................   (121,168)   (545,088)    (964,122)
                                               ---------  ----------  -----------
  Property and equipment, net................  $ 693,374  $1,131,433  $ 4,422,662
                                               ---------  ----------  -----------
                                               ---------  ----------  -----------

    Depreciation expense for the year ended December 31, 1996, 1997 and 1998 was $104, $121,314 and $424,221, respectively. Depreciation expense was $192,994 and $402,971 for the six months ended June 30, 1998 and 1999, respectively (unaudited).

3. ACCRUED LIABILITIES

    Accrued liabilities consisted of the following at December 31, 1997 and 1998, and at June 30, 1999:

                                                   DECEMBER 31,
                                               ---------------------   JUNE 30,
                                                 1997        1998        1999
                                               ---------  ----------  -----------
                                                                      (UNAUDITED)
Accrued payroll and related benefits.........  $  63,553  $   93,082  $   486,100
Taxes payable................................      7,416      28,847      136,913
Accrued professional services................                113,961
Other........................................                  4,121      159,524
                                               ---------  ----------  -----------
                                               $  70,969  $  240,011  $   782,537
                                               ---------  ----------  -----------
                                               ---------  ----------  -----------

                                IMAGEX.COM, INC.

4. NOTES PAYABLE AND LINE OF CREDIT:

    Notes payable consisted of the following at December 31, 1997 and 1998 and at June 30, 1999:

                                                  DECEMBER 31,
                                               ------------------   JUNE 30,
                                                 1997      1998       1999
                                               --------  --------  -----------
                                                                   (UNAUDITED)
Note payable to bank, interest at prime
  (7.75% at December 31, 1998) plus 2%,
  monthly principal payments of $25,000 due
  December 1999, and collateralized by
  substantially all of the Company's
  assets.....................................  $600,000  $274,286  $    67,619

Note payable to bank, interest at prime
  (7.75% at December 31, 1998) plus 2%, due
  in 36 equal monthly principal payments, due
  January 2002, and collateralized by
  substantially all of the Company's
  assets.....................................             450,000      377,027

Convertible subordinated promissory notes
  payable to investors, interest at 7%, due
  earlier of June 30, 1999 or the date of
  closing of sale of Series E Preferred
  Stock; subsequently converted to Series E
  Preferred Stock in April 1999
  (See Note 12)..............................

Note payable to bank, interest at prime plus
  1%, interest payments due for the first two
  years and interest + principal payments
  over a 36 month period, due April 30, 2004,
  and collateralized by substantially all of
  the Company's assets.......................                        1,500,000

Uncollateralized note payable to business
  advisor, no interest, due on March 1,
  1999.......................................              40,938
                                               --------  --------  -----------
                                                600,000   765,224    1,944,646
Less: current portion........................  (300,000) (452,724)    (213,565)
                                               --------  --------  -----------
                                               $300,000  $312,500  $ 1,731,081
                                               --------  --------  -----------
                                               --------  --------  -----------

    The agreements for notes payable to bank include various restrictive covenants which, among other things, restrict the payment of dividends and require the Company to maintain minimum working capital and net worth amounts. At June 30, 1999, the Company was in compliance with the minimum working capital and net worth covenants.

    Future minimum debt payments at December 31, 1998 were as follows:

1999..............................................................  $ 452,724
2000..............................................................    150,000
2001..............................................................    150,000
2002..............................................................     12,500
                                                                    ---------
                                                                    $ 765,224
                                                                    ---------
                                                                    ---------

    During 1996, the Company maintained a $25,000 line of credit. The outstanding balance of $24,000 at December 31, 1996 was repaid in 1997 and the line was closed in February 1997.

                                IMAGEX.COM, INC.

4. NOTES PAYABLE AND LINE OF CREDIT: (CONTINUED)

    During 1998, the Company obtained a new line of credit in the amount of $300,000 in conjunction with its note payable to a bank of $450,000. The line of credit includes various restrictive covenants, effective from January 31, 1999, which, among other things, require the Company to maintain minimum working capital and net worth amounts. The line of credit accrues interest at prime (7.75% at December 31, 1998) plus 1% and matures on September 18, 1999. The outstanding balance as of December 31, 1998 was $96,440. The line of credit is collateralized by substantially all of the Company's assets.

5. FEDERAL INCOME TAXES:

    At December 31, 1998, the Company had accumulated net operating loss carryforwards for tax purposes of approximately $11,900,000, which will expire beginning in 2011 through 2018. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code.

    The following is a reconciliation of the income tax benefit to the amount based on the statutory Federal rate:

                                                                              YEARS ENDED DECEMBER 31,
                                                                        -------------------------------------
                                                                           1996         1997         1998
                                                                           -----        -----        -----
Federal income tax benefit at statutory rate..........................         (34)%        (34)%        (34)%
Change in valuation allowance.........................................          34%          34%          34%
                                                                                --           --           --
                                                                                --           --           --
                                                                                --           --           --
                                                                                --           --           --

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are approximately as follows:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1998
                                                                  -------------  -------------
Deferred income tax assets:
  Tax loss carryforwards........................................  $   1,290,300  $   4,029,800
  Accrued compensation & benefits...............................         18,300         80,600
  Provision for doubtful accounts...............................                         5,100
  Contributed technology........................................         34,000
  Other.........................................................                         8,400
                                                                  -------------  -------------
                                                                      1,342,600      4,123,900
Deferred income tax liabilities:
  Depreciation..................................................         (2,300)          (100)
                                                                  -------------  -------------
                                                                      1,340,300      4,123,800
  Valuation allowance...........................................     (1,340,300)    (4,123,800)
                                                                  -------------  -------------
  Net deferred tax assets.......................................  $          --  $          --
                                                                  -------------  -------------
                                                                  -------------  -------------

                                IMAGEX.COM, INC.

5. FEDERAL INCOME TAXES: (CONTINUED)
    A full valuation allowance has been recorded at December 31, 1997 and 1998 based on management's determination that the recognition criteria for realization of the net deferred tax assets has not been met.

6. RELATED PARTY TRANSACTIONS:

    The original founders of the Company, one of whom is an officer and a director of the Company, are the owners of 100% of the outstanding capital stock of Parallel Communications, Inc. ("Parallel"), which serves as the Company's advertising agency pursuant to an Advertising Agency Service Agreement, dated August 26, 1997. In 1996, 1997 and 1998, the Company paid Parallel approximately $0, $152,000 and $521,000, respectively, for services performed on behalf of the Company. For the six months ended June 30, 1998 and 1999, the Company paid approximately $403,400 and $273,700, respectively, for services performed on behalf of the Company (unaudited).

    As of December 31, 1997 and 1998, the Company had a payable to Parallel of $85,397 and $21,088, respectively. As of June 30, 1999, the Company had a payable to Parallel of $320,476 (unaudited).

    During 1996, the Company had a payable to Parallel in the amount of $86,627 for various services performed and expenses incurred on behalf of the Company. The payable was disputed by the Company and as a consequence was written off by the Company in 1996. Because the shareholders of Parallel were the same as the Company's shareholders, the $86,627 was recorded as a capital contribution by the Company in 1996.

7. EMPLOYEE BENEFITS:

DEFINED CONTRIBUTION PLAN

    The Company has a 401(k) Retirement Plan (the "Plan") which covers substantially all eligible employees. The Plan is a defined contribution profit sharing plan in which all eligible participants may elect to have a percentage of their compensation contributed to the Plan, subject to certain guidelines issued by the Internal Revenue Service. The Company can contribute to the Plan at the discretion of the Board of Directors. There were no contributions made by the Company during 1996, 1997 or 1998.

STOCK OPTION PLAN


    The Company has adopted a stock incentive compensation plan (the "Plan"), which provides for the issuance of stock awards and nonqualified and incentive stock options for officers, directors, employees, and consultants. As of December 31, 1998, the Company had reserved a total of 1,550,000 shares of common stock for issuance pursuant to the Plan. In April 1999, the Board of Directors increased the total number of shares reserved under the Plan to 2,800,000 shares, plus an automatic annual increase, to be added on the first day of each fiscal year beginning on January 1, 2001, equal to least of (1) 1,000,000 shares, (2) 5% of the average number of common shares outstanding as used to calculate fully diluted earnings per share as reported in the Company's financial statements for the preceding year and (3) a lesser amount determined by the Board of Directors. The increase was approved by the Company's shareholders in August 1999. Options under the Plan will generally expire 10 years from the date of grant. Under the Plan, the Plan administrator will fix the conditions for the exercise of the options. Generally, options vest over four years.


    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Company has

                                IMAGEX.COM, INC.

7. EMPLOYEE BENEFITS: (CONTINUED)
chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock awards and options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The unearned compensation is being amortized in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the individual options.

    Compensation expense of $0 and $378,507 has been recorded for stock options granted during the years ended December 31, 1997 and 1998, respectively, and $50,105 and $702,104, for the six months ended June 30, 1998 and 1999, respectively (unaudited), because the exercise prices of the stock options granted were less than the fair value of the related shares at the time of grant. The fair value per share used to calculate unearned compensation was determined by the Company's Board of Directors based on a number of factors, including, among other things, appraisals by an outside valuation firm and by reference to the preferred stock values reduced by a nominal discount factor.

    Option activity for the years ended December 31, 1997 and 1998 is as follows:

                                                                                      WEIGHTED
                                                                                       AVERAGE
                                                                                      EXERCISE
                                                                          SHARES        PRICE
                                                                        -----------  -----------
Options outstanding, January 1, 1997..................................            0
Granted...............................................................      355,750   $    0.20
Canceled..............................................................      (46,000)       0.20
                                                                        -----------       -----
Options outstanding, December 31, 1997................................      309,750        0.20
Granted...............................................................    1,043,300        0.42
Exercised.............................................................     (508,520)       0.40
Canceled..............................................................     (194,175)       0.24
                                                                        -----------       -----
Options outstanding, December 31, 1998................................      650,355        0.38
Granted (unaudited)...................................................      430,653        5.71
Exercised (unaudited).................................................      (91,430)       0.25
Canceled (unaudited)..................................................      (36,825)       1.06
                                                                        -----------       -----
Options outstanding, June 30, 1999 (unaudited)........................      952,753        2.78
Options exercisable at December 31, 1998..............................      166,365
                                                                        -----------
Stock awards and options available for grant at December 31, 1998.....      241,125
                                                                        -----------

                                IMAGEX.COM, INC.

7. EMPLOYEE BENEFITS: (CONTINUED)
    The following table summarizes information about options outstanding at December 31, 1998:

            OPTIONS OUTSTANDING
-------------------------------------------
                         WEIGHTED AVERAGE    OPTIONS EXERCISABLE
                             REMAINING       --------------------
 EXERCISE   NUMBER OF    CONTRACTUAL LIFE    NUMBER OF  EXERCISE
  PRICES      SHARES        (IN YEARS)        SHARES     PRICES
----------  ----------  -------------------  ---------  ---------
     $0.20     181,805               9          94,365      $0.20
      0.30     372,550               9          72,000       0.30
      0.40      25,000              10                       0.40
      1.20      71,000               8                       1.20

    Pro forma information regarding net loss as required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the minimum value method using the following weighted-average assumptions:

                                                               1997                1998
                                                        ------------------  ------------------
Risk free interest rate...............................      5.82% to 6.87%      4.60% to 5.65%
Expected lives........................................       5 to 10 years       5 to 10 years
Expected dividends....................................                  $0                  $0

    The minimum value method was developed for use in estimating the fair value of options granted by nonpublic entities and, accordingly, excludes consideration of volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method does not necessarily provide a reliable single measure of the fair value of its stock options.

    The weighted average fair values and weighted average exercise prices per share at the date of grant for options granted were as follows:

                                                                               YEAR ENDED DECEMBER
                                                                                       31,
                                                                               --------------------
                                                                                 1997       1998
                                                                               ---------  ---------
Weighted average fair value of options granted with exercise price less than
  the fair value of the stock on the date of grant...........................  $    0.60  $    2.04
                                                                               ---------  ---------
                                                                               ---------  ---------
Weighted average exercise price of options granted with exercise price less
  than the fair value of the stock on the date of grant......................  $    0.20  $    0.42
                                                                               ---------  ---------
                                                                               ---------  ---------

                                IMAGEX.COM, INC.

7. EMPLOYEE BENEFITS: (CONTINUED)
    The following table presents net loss and per share amounts as if the Company accounted for compensation expense related to stock options under the fair value method prescribed by SFAS No. 123:

                                                                    YEAR ENDED DECEMBER 31,
                                                                  ----------------------------
                                                                      1997           1998
                                                                  -------------  -------------
Net loss--as reported...........................................  $  (3,569,730) $  (8,600,868)
Net loss--pro forma.............................................  $  (3,573,514) $  (8,667,754)
Loss per share--as reported.....................................  $       (3.14) $       (7.27)
Loss per share--pro forma.......................................  $       (3.14) $       (7.32)

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

8. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

    During 1996, the Company issued 3,500,000 shares of Series B Preferred Stock, $0.01 par value. During 1998, the Company issued 4,000,000 shares of Series C Preferred Stock, $0.01 par value and 1,385,493 shares of Series D Preferred Stock, $0.01 par value. All holders of Preferred Stock are entitled to vote on all matters on an "as if converted" basis. The holders of Preferred Stock shall be entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the Series A Preferred Stock and common stock of the Company.


    Each share of Preferred Stock is convertible at the option of the holder or automatically upon either (a) sale of the Company's common stock in a public offering in which the offering price of the common stock is not less than $10.00 per share and the gross proceeds are at least $15,000,000, as described in the Company's Restated Articles of Incorporation or (b) upon the election by a majority of the holders of Preferred Stock to convert their shares of Preferred Stock into common stock. The conversion price is subject to weighted average anti-dilution protection and proportional adjustments in the event of stock splits and similar events. The Preferred Stock, other than Series A Preferred Stock, is redeemable, at the option of the holders of more than 50% of the outstanding shares thereof, beginning on or after April 2004. The redemption price for each share of Preferred Stock shall be the original issue price plus all accrued and unpaid dividends, adjusted for stock splits. Upon liquidation or dissolution, holders of Preferred Stock will receive preference over holders of Series A Preferred Stock and common stock. The redemption value of the mandatorily redeemable convertible Preferred Stock is being accreted over the period from issuance to the earliest redemption date using the effective interest method.


    At December 31, 1998, the following warrants to purchase mandatorily redeemable convertible preferred stock were outstanding:

                                            PRICE PER
                                             SHARE,
                              NUMBER OF    SUBJECT TO
                                SHARES     ADJUSTMENT     EXPIRATION DATE
                              ----------  -------------  ------------------
Series C Preferred Stock          26,667    $    1.50       August 24, 2005
                                  13,333    $    1.50       August 28, 2005
                              ----------
                                  40,000
Series D Preferred Stock         138,250    $    2.00       October 1, 2005

                                IMAGEX.COM, INC.

8. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK: (CONTINUED)
    In August 1998, the Company issued warrants to two of its investors to purchase 40,000 shares of Series C Preferred Stock in connection with bridge financing arrangements. The Company executed convertible subordinated promissory notes aggregating $600,000 which, with accrued interest, were converted into 302,993 shares of Series D Preferred Stock upon closing of the sale of Series D Preferred Stock in October 1998. These warrants are exercisable at $1.50 per share through August 28, 2005. The warrants were ascribed a value of $29,889.

    In connection with issuance of Series D Preferred Stock, the Company issued warrants to its investors to purchase 138,250 shares of Series D Preferred Stock. These warrants are exercisable at $2.00 per share and are exercisable through October 1, 2005. The warrants were ascribed a value of $116,951.

9. SHAREHOLDERS' EQUITY (DEFICIT):

COMMON STOCK

    As of December 31, 1998, the Company was authorized to issue 22,500,000 shares of voting common stock, $0.01 par value. In April 1999, the Company's Articles of Incorporation were amended to increase the number of authorized shares of common stock to 50,000,000 shares. At its discretion, the Board of Directors may declare dividends on shares of common stock. Upon liquidation, holders of common stock will be paid only after the Preferred Stock preferences have been satisfied.

    In June 1999, the Company's Board of Directors approved an increase of the number of authorized shares of common stock to 70,000,000 shares, subject to shareholder approval.

    The Company issued 1,000 shares of common stock to its four founding shareholders (the "Founders") for $2,000 upon the formation of the Company on August 21, 1995. Pursuant to an agreement dated May 1, 1996, the Founders, all of whom are shareholders of Parallel (see Note 6), contributed technology to the Company in exchange for 49,000 shares of common stock. Such technology was purchased by the Founders from Parallel. The technology was valued at $300,000 and has been credited as a contribution to capital. The transferred technology was considered to be in-process research and development; accordingly, the $300,000 was charged to research and development expense in 1996. In December 1996, the Founders exchanged all of their 50,000 shares of common stock for 1,500,000 shares of Series A Preferred Stock.

    In December 1996, the Company issued 1,050,000 shares of common stock to certain Founders and a director of the Company for consideration of $400 and services to be performed in the future. The shares are subject to repurchase by the Company for $0.02 per share over the thirty-six month period following the issuance of the shares. Such shares subject to repurchase will be reduced for each completed month of employment with the Company by the Founders and the director. During 1998, the Company repurchased 100,000 shares from one of the Founders of the Company in accordance with an employment termination agreement.

    Pursuant to the Company's stock incentive compensation plan (see Note 7), the Company issued 150,000 shares of common stock (100,000 shares were to a director of the Company) at a purchase price of $0.20 per share for an aggregate purchase price of $30,000, which was satisfied by notes receivable totaling $30,000. One note in the amount of $10,000 bears interest at 5.70% and is due in February 2001. The other note in the amount of $20,000 bears interest at the rate of 7.00% and is due in April 2000. The 150,000 shares are subject to repurchase by the Company for $0.20 per share, as follows:

                                IMAGEX.COM, INC.

9. SHAREHOLDERS' EQUITY (DEFICIT): (CONTINUED)
    1. 50,000 shares will be subject to repurchase through February 2001, with the number of shares being subject to repurchase reduced by 1,000 each month following the original issuance of the shares.

    2. 100,000 shares will be subject to repurchase through April 2000, with the number of shares being subject to repurchase reduced by 2,778 shares each month following the original issuance of the shares. During the repurchase period, the individual who purchased the 100,000 shares is required to perform management services for the Company.

    In November 1998, the Company issued 500,000 shares of common stock to an officer of the Company at a purchase price of $0.40 per share pursuant to a promissory note in the amount of $200,000. The note bears interest at 7% and is due in January 2003. These shares are subject to repurchase by the Company for $0.40 per share through January 15, 2003, with the shares being subject to repurchase reduced by 120,000 shares after November 15, 1999, and reduced by 10,000 shares each month following November 15, 1999. The 650,000 shares have been included in the stock options activity (see Note 7.) At December 31, 1998, the notes receivable from shareholders totaled $228,000 and are included in shareholders' equity (deficit) on the accompanying balance sheet.


    On June 16, 1999, the Board of Directors approved a one-for-two reverse stock split of the Company's common stock. The reverse stock split became effective on August 18, 1999. All references in the financial statements and all related notes thereto referring to shares, share prices, per share amounts and other share information have been retroactively adjusted for the reverse stock split.


SERIES A PREFERRED STOCK

    As of December 31, 1998, the Company was authorized to issue 10,965,000 shares of preferred stock. In April 1999, the Articles of Incorporation were amended to increase the number of authorized shares of preferred stock to 30,000,000 shares. The holders of Series A Preferred Stock shall be entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the common stock of the Company. Each share of Series A Preferred Stock is convertible at the option of the holder or automatically upon sale of the Company's common stock in a public offering in which the offering price of the common stock is not less than $5 per share and the gross proceeds are at least $15,000,000, as described in the Company's Restated Articles of Incorporation. The conversion price is subject to weighted average auto-dilution protection and proportional adjustments in the event of stock splits and similar events.

WARRANTS

    At December 31, 1998, the following warrants to purchase common stock were outstanding:

                PRICE PER
                 SHARE,
 NUMBER OF     SUBJECT TO
   SHARES      ADJUSTMENT       EXPIRATION DATE
------------  -------------  ---------------------
    890,000     $    3.00          January 8, 2005
    290,000     $    7.50          January 8, 2005
------------
  1,180,000

                                IMAGEX.COM, INC.

    During 1998 in connection with the sale of Series C Preferred Stock, the Company sold warrants to purchase 1,180,000 shares of common stock for consideration of $23,600 to investors. Of the warrants issued, 890,000 warrants are exercisable at $3.00 per share. The remaining 290,000 warrants are exercisable at $7.50 per share. The warrants are exercisable through January 8, 2005. A certain number of warrants are subject to repurchase by the Company, as defined in the warrant agreements. The period in which the Company is entitled to repurchase the warrants is January 1, 2001 through March 31, 2001. The repurchase price is $0.02 per warrant. The warrants were ascribed a value of $1,038,094. One of the investors has the entered into an agreement with the Company to perform certain management services for the Company.

10. COMMITMENTS:

OPERATING LEASE

    The Company leases its facilities under noncancelable operating leases which expire between February 28, 2001 and February 28, 2002. The Company pays taxes, insurance, normal maintenance and certain other operating expenses. At December 31, 1998 the approximate future rental payments due under these leases for the remainder of the lease terms were as follows:

YEAR ENDING DECEMBER 31,
--------------------------------------------------
1999..............................................  $  344,000
2000..............................................     350,000
2001..............................................     304,000
2002..............................................      74,000
                                                    ----------
                                                    $1,072,000
                                                    ----------
                                                    ----------

    Total rent expense incurred under operating leases for the years ended December 31, 1996, 1997 and 1998 was approximately $7,500, $158,000 and
$332,000, respectively. Total rent expense incurred under operating leases for the six months ended June 30, 1998 and 1999 was $144,596 and $279,505, respectively (unaudited).

                                IMAGEX.COM, INC.

11. SUPPLEMENTAL CASH FLOW INFORMATION:

    Supplemental disclosure of cash flow information is summarized below for the years ended December 31, 1996, 1997 and 1998, and for the six months ended June 30, 1998 and 1999:

                                                  YEAR ENDED               SIX MONTHS ENDED
                                                 DECEMBER 31,                  JUNE 30,
                                        -------------------------------  --------------------
                                          1996       1997       1998       1998       1999
                                        ---------  ---------  ---------  ---------  ---------
                                                                         (UNAUDITED) (UNAUDITED)
Cash paid during the year for
  interest............................  $   1,535  $  12,233  $  59,410  $  28,129  $  45,368
Non-cash financing activities:
  Conversion of notes payable to
    Series B Preferred stock..........  $ 150,000
  Related party contribution (see Note
    6)................................  $  86,627
  Unearned compensation...............                        $2,334,763 $ 272,498  $  83,740
  Issuance of common stock for note
    receivable........................             $  30,000  $ 200,000
  Value ascribed to common stock
    warrants issued in conjunction
    with sale of Series C Preferred
    Stock.............................                        $1,038,094 $1,038,094
  Value ascribed to Series C Preferred
    Stock warrants issued in
    connection with bridge
    financing.........................                        $  29,889
  Value ascribed to Series D Preferred
    Stock warrants issued in
    conjunction with sale of Series D
    Preferred Stock...................                        $ 116,951
  Value ascribed to Series E Preferred
    Stock warrants issued in
    conjunction with sale of Series E
    Preferred Stock...................                                              $ 129,647
  Accretion on Series C Preferred
    Stock.............................                        $ 212,926  $  81,471  $  64,299
  Accretion on Series D Preferred
    Stock.............................                        $   8,541             $   8,447
Acquisition of Fine Arts (see Note
  12):
  Fair value of assets acquired.......                                              4,663,939
  Issuance of common stock............                                                375,000
  Assumption of liabilities...........                                              1,156,064
  Assumption of acquisition costs.....                                                185,081

12. SUBSEQUENT EVENTS:

REDEMPTION OF COMMON STOCK

    During 1996, the Company issued 150,000 shares of common stock at $0.20 per share in exchange for a note receivable of $30,000. During January 1999, the Company redeemed 42,000 shares of common stock in exchange for cancellation of the outstanding remaining principal amount of the note receivable.

SALE OF SERIES D PREFERRED STOCK

    During January 1999, the Company issued an additional 401,257 shares of Series D Preferred Stock for $802,514.

                                IMAGEX.COM, INC.

12. SUBSEQUENT EVENTS: (CONTINUED)
ACQUISITION

    On April 13, 1999, the Company acquired substantially all of the assets of Fine Arts Engravers Company, Inc. ("Fine Arts"), a privately owned Oregon corporation. Fine Arts is in the printing business. The acquisition will be accounted for using the purchase method. The aggregate purchase price of $5,000,000 consists of $375,000 of common stock for 93,750 shares issued to the seller and $4,625,000 of cash payment. The aggregate purchase will be allocated to the net assets acquired, based upon their respective fair market values. The excess of the purchase price over the fair market value of the assets acquired of $1,677,206 has been allocated to goodwill and will be amortized over 10 years using the straight line method.

    In connection with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired...................................  $4,663,939
Cash paid.......................................................  (4,625,000)
Common stock issued.............................................    (375,000)
Goodwill........................................................   1,677,206
Acquisition costs assumed.......................................    (185,081)
                                                                  ----------

Liabilities assumed.............................................  $1,156,064
                                                                  ----------
                                                                  ----------

    The following summarizes the unaudited pro forma results of operations, on a combined basis, as if the Company's acquisition of Fine Arts occurred as of the beginning of each of the periods presented, after including the impact of certain adjustments such as amortization of goodwill:

                                                                   YEAR ENDED     SIX MONTHS
                                                                  DECEMBER 31,    ENDED JUNE
                                                                      1998         30, 1999
                                                                  -------------  -------------
                                                                   (UNAUDITED)    (UNAUDITED)
Revenues........................................................  $  11,428,362  $   5,814,336
Pro forma net loss..............................................  $  (8,791,465) $  (5,883,103)
Pro forma basic and diluted net loss per share..................  $       (6.89) $       (3.64)

    The unaudited pro forma results are not necessarily indicative of the results of operations which would actually have been reported had the acquisition occurred prior to the beginning of the periods presented. In addition, they are not intended to be indicative of future results.

    On April 30, 1999, Fine Arts entered into a credit agreement with a bank for a $1 million working capital line and a $1.5 million term loan that is collateralized by all substantially of the assets of Fine Arts. The credit line accrues interest at prime rate plus 0.5% for drawn amounts and a commitment fee of 0.25% on any unused portion of the line and matures on April 29, 2000 with an option to renew for subsequent 364 day-periods. The term loan accrues interest at prime rate plus 0.25% to 1% based on the Debt to EBITDA ratio of the Company on a consolidated basis. The credit agreement includes various restrictive covenants, which among other things, require Fine Arts to maintain certain financial ratios and net worth amounts.

    On April 30, 1999, Fine Arts entered into a revolving note with a bank for a $500,000 that is collateralized by substantially all of the assets of Fine Arts. The note accrues interest at LIBOR plus

                                IMAGEX.COM, INC.

12. SUBSEQUENT EVENTS: (CONTINUED)
2.25% for drawn amounts and matures on April 28, 2000. The note includes various restrictive covenants, which among other things, require Fine Arts to maintain certain financial ratios and net worth amounts.

SALE OF SERIES E PREFERRED STOCK

    During April 1999, the Company issued 11,904,761 shares of Series E Preferred Stock, $0.01 par value, for $25,000,000. The terms of the Series E Preferred Stock are similar to the terms of previously issued preferred stock. Of the 11,904,761 shares issued, 579,745 shares were issued as a result of the conversion of the convertible subordinated promissory notes issued to investors in January 1999 aggregating $1,197,486 plus accrued interest of $19,979. In addition, in April 1999, the Company issued warrants to purchase 85,535 shares of Series E Preferred Stock and 48,165 shares of common stock at exercise prices of $2.10 per share and $4.20 per share respectively.

EMPLOYEE STOCK PURCHASE PLAN


    In April 1999, the Board of Directors adopted, subject to shareholder approval, the 1999 Employee Stock Purchase Plan ("Stock Purchase Plan") and authorized for issuance under the Stock Purchase Plan a total of 250,000 shares of common stock, plus automatic annual increases, to be added on the first day of the Company's fiscal year beginning on January 1, 2001, equal to the least of
(1) 100,000 shares, (2) 0.5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the Company's financial statements for the preceding year and (3) a lesser amount as determined by the Board of Directors. The Stock Purchase Plan was approved by the Company's shareholders in August 1999.


INITIAL PUBLIC OFFERING

    In May 1999, the Board of Directors authorized the Company to file a Registration Statement with the Securities and Exchange Commission to permit the Company to proceed with an IPO.

13. INVENTORIES (UNAUDITED):

    Inventories consist of raw materials, work-in-process and finished goods, which are stated at the lower of cost or market. Cost is determined using a method which approximates the first-in, first-out method. Work-in-process includes direct labor, materials and allocated production overhead. Inventories consist of the following:

                                                                                                        JUNE 30,
                                                                                                          1999
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Paper stock and supplies.............................................................................   $ 220,030
Work-in-process......................................................................................     101,237
Finished goods.......................................................................................     399,601
                                                                                                       -----------
                                                                                                        $ 720,868
                                                                                                       -----------
                                                                                                       -----------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders

ImageX.com, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholder's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Fine Arts Engravers Company, Inc. (d.b.a. Fine Arts Graphics) (the Company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Portland, Oregon
April 16, 1999

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                                 BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                       --------------------------
                                                                           1997          1998
                                                                       ------------  ------------  MARCH 31, 1999
                                                                                                   --------------
                                                                                                    (UNAUDITED)
                                                     ASSETS
Current assets:
  Cash...............................................................  $     89,891  $     19,450   $     40,548
  Accounts receivable - trade, less allowance for doubtful accounts of $25,531, $38,455 and $11,607 in 1997, 1998 and at March 31,
    1999, respectively...............................................     1,893,528     1,533,384      1,406,280
  Unbilled revenues and other receivables............................        30,401       164,005         97,100
  Inventories........................................................       697,837       659,783        725,167
  Prepaid expenses...................................................        62,050        71,927         71,862
                                                                       ------------  ------------  --------------
    Total current assets.............................................     2,773,707     2,448,549      2,340,957
Property and equipment, net..........................................       795,132       740,426        728,376
Other assets.........................................................       167,869       175,282        185,513
                                                                       ------------  ------------  --------------
                                                                       $  3,736,708  $  3,364,257   $  3,254,846
                                                                       ------------  ------------  --------------
                                                                       ------------  ------------  --------------

                                 LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Short-term bank borrowings.........................................  $  1,269,378  $  1,015,293   $    942,540
  Indebtedness to related parties, current...........................       136,217       129,665        131,948
  Current portion of deferred compensation...........................         4,039         4,523          5,066
  Trade accounts payable.............................................       650,600       662,796        746,495
  Accrued liabilities................................................       545,658       451,101        453,357
                                                                       ------------  ------------  --------------
    Total current liabilities........................................     2,605,892     2,263,378      2,279,406
Indebtedness to related parties, noncurrent..........................     1,198,826     1,069,161      1,035,306
Deferred compensation, net of current portion........................        45,637        41,114         36,048
                                                                       ------------  ------------  --------------
    Total liabilities................................................     3,850,355     3,373,653      3,350,760
                                                                       ------------  ------------  --------------
Commitments
Shareholder's equity (deficit):
  Common stock, $10 par value, 25,000 shares authorized, 3,933 shares
    issued and outstanding...........................................        39,330        39,330         39,330
  Additional paid-in capital.........................................       300,000       300,000        300,000
  Accumulated deficit................................................      (452,977)     (348,726)      (435,244)
                                                                       ------------  ------------  --------------
  Total shareholder's equity (deficit)...............................      (113,647)       (9,396)       (95,914)
                                                                       ------------  ------------  --------------
                                                                       $  3,736,708  $  3,364,257   $  3,254,846
                                                                       ------------  ------------  --------------
                                                                       ------------  ------------  --------------

    The accompanying notes are an integral part of the financial statements.

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                            STATEMENTS OF OPERATIONS

                                                                      THREE MONTH PERIODS
                                                YEAR ENDED DECEMBER          ENDED
                                                        31,                MARCH 31,
                                               ---------------------  --------------------
                                                 1997        1998       1998       1999
                                               ---------  ----------  ---------  ---------
                                                                          (UNAUDITED)
Revenues.....................................  $9,187,145 $10,460,334 $2,328,478 $2,220,885
Cost of sales................................  5,978,003   7,127,106  1,603,261  1,586,289
                                               ---------  ----------  ---------  ---------
    Gross profit.............................  3,209,142   3,333,228    725,217    634,596
                                               ---------  ----------  ---------  ---------
Operating expenses:
  General and administrative.................  2,064,183   2,363,046    558,129    549,773
  Selling and marketing......................    653,762     528,474    140,828    117,748
                                               ---------  ----------  ---------  ---------
                                               2,717,945   2,891,520    698,957    667,521
                                               ---------  ----------  ---------  ---------
    Income (loss) from operations............    491,197     441,708     26,260    (32,925)
                                               ---------  ----------  ---------  ---------
Other income (expense):
  Interest expense...........................   (266,723)   (264,639)   (65,736)   (56,520)
  Other income (expense).....................    (30,892)     18,917     (1,083)    (2,073)
                                               ---------  ----------  ---------  ---------
                                                (297,615)   (245,722)   (66,819)   (58,593)
                                               ---------  ----------  ---------  ---------
    Income (loss) before income taxes........    193,582     195,986    (40,559)   (91,518)
Income tax provision (benefit)...............                 15,405     (3,000)    (5,000)
                                               ---------  ----------  ---------  ---------
    Net income (loss)........................  $ 193,582  $  180,581  $ (37,559) $ (86,518)
                                               ---------  ----------  ---------  ---------
                                               ---------  ----------  ---------  ---------

    The accompanying notes are an integral part of the financial statements.

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

            STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (DEFICIT)

                                                                                                             TOTAL
                                                            COMMON STOCK       ADDITIONAL                SHAREHOLDER'S
                                                       ----------------------   PAID-IN    ACCUMULATED      EQUITY
                                                         SHARES      AMOUNT     CAPITAL      DEFICIT       (DEFICIT)
                                                       -----------  ---------  ----------  ------------  -------------
Balance, December 31, 1996...........................       3,933   $  39,330  $  300,000   $ (506,812)   $  (167,482)
Net income...........................................                                          193,582        193,582
Distributions........................................                                         (139,747)      (139,747)
                                                            -----   ---------  ----------  ------------  -------------
Balance, December 31, 1997...........................       3,933      39,330     300,000     (452,977)      (113,647)
Net income...........................................                                          180,581        180,581
Distributions........................................                                          (76,330)       (76,330)
                                                            -----   ---------  ----------  ------------  -------------
Balance, December 31, 1998...........................       3,933      39,330     300,000     (348,726)        (9,396)
Net loss (unaudited).................................                                          (86,518)       (86,518)
                                                            -----   ---------  ----------  ------------  -------------
Balance, March 31, 1999 (unaudited)..................       3,933   $  39,330  $  300,000   $ (435,244)   $   (95,914)
                                                            -----   ---------  ----------  ------------  -------------
                                                            -----   ---------  ----------  ------------  -------------

    The accompanying notes are an integral part of the financial statements.

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                            STATEMENTS OF CASH FLOWS

                                                               FOR YEARS ENDED DECEMBER    THREE MONTH PERIODS
                                                                         31,                 ENDED MARCH 31,
                                                               ------------------------  ------------------------
                                                                  1997         1998         1998         1999
                                                               -----------  -----------  -----------  -----------
                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..........................................  $   193,582  $   180,581  $   (37,559) $   (86,518)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization............................      244,287      228,787       61,724       51,643
    Loss from disposal of property and equipment.............        4,811                                  2,300
    Unrealized gain on cash surrender value of life
      insurance..............................................      (31,893)     (33,690)      (6,796)      (6,778)
    (Increase) decrease in:
      Accounts receivable--trade.............................     (446,010)     360,144      537,334      127,104
      Unbilled revenues and other receivables................      (25,331)    (133,604)     (32,296)      66,905
      Inventories............................................      (69,422)      38,054      (36,848)     (65,384)
      Prepaid expenses and other assets......................       (2,321)      (8,582)      16,375          905
    Increase (decrease) in:
      Trade accounts payable.................................      144,319       12,196       62,202       83,699
      Accrued liabilities....................................      120,421      (94,557)    (234,931)       2,256
      Deferred compensation..................................      (19,549)      (4,039)      (4,039)      (4,523)
                                                               -----------  -----------  -----------  -----------
    Net cash provided by operating activities................      112,894      545,290      325,166      171,609
                                                               -----------  -----------  -----------  -----------
Cash flows from investing activities:
  Purchases of property and equipment........................     (165,750)    (149,852)     (48,256)     (37,963)
  Increase in cash surrender value of life insurance.........      (32,781)     (32,867)      (8,204)      (8,223)
                                                               -----------  -----------  -----------  -----------
    Net cash used in investing activities....................     (198,531)    (182,719)     (56,460)     (46,186)
                                                               -----------  -----------  -----------  -----------
Cash flows from financing activities:
  Net proceeds from (repayments of) short-term borrowings....      348,902     (254,085)    (289,269)     (72,753)
  Proceeds from life insurance policy loans..................       32,885       33,620
  Repayment of indebtedness to related parties...............     (114,991)    (136,217)     (29,444)     (31,572)
  Distributions to shareholder...............................     (139,747)     (76,330)     (14,165)
                                                               -----------  -----------  -----------  -----------
    Net cash provided by (used in) financing activities......      127,049     (433,012)    (332,878)    (104,325)
                                                               -----------  -----------  -----------  -----------
    Net increase (decrease) in cash..........................       41,412      (70,441)     (64,172)      21,098
Cash at beginning of period..................................       48,479       89,891       89,891       19,450
                                                               -----------  -----------  -----------  -----------
Cash at end of period........................................  $    89,891  $    19,450  $    25,719  $    40,548
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest.................................................  $   264,989  $   273,276  $    55,863  $    45,889
                                                               -----------  -----------  -----------  -----------
                                                               -----------  -----------  -----------  -----------
    Income taxes.............................................               $     7,105               $     5,109
                                                                            -----------               -----------
                                                                            -----------               -----------

    The accompanying notes are an integral part of the financial statements.

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS

    Fine Arts Engravers Company, Inc. (the "Company", d.b.a. Fine Arts Graphics) is an Oregon corporation formed in 1963, which does business under the name of Fine Arts Graphics. The Company manufactures and distributes fine quality letterhead, envelopes, business cards, wine labels and other printed material for customers in a broad range of industries throughout the United States. The Company operates production facilities in Tualatin, Oregon (headquarters) and Union, New Jersey.

    On April 13, 1999, the Company's principal assets were sold to, and certain of its liabilities were assumed by ImageX.com, Inc. (see Note 11).

    The unaudited interim financial statements as of March 31, 1999 and for the three month periods ended March 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

INVENTORIES

    Inventories consist of raw materials, work-in-process and finished basics (customer-owned inventory), which are stated at the lower of cost or market. Cost is determined using a method which approximates the first-in, first-out method. Work-in-process includes direct labor, materials and allocated production overhead.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated service lives. Minor repairs and maintenance, which do not improve or extend the lives of assets, are expensed as incurred. Major renewals are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations.

    Estimated services lives are as follows:

ASSET CLASS                                         SERVICE LIVES
--------------------------------------------------  -------------
Machinery and equipment...........................   7-12 years
Furniture.........................................    10 years
Computers.........................................    3-5 years

REVENUE RECOGNITION

    Goods are shipped free on board (FOB) origin with revenue recognition taking place based on product shipment from the Company's production facilities or the Company's network of specialty product suppliers or product transfer to customer-owned finished basic inventory.

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Revenues are not recognized for Company-owned finished basics until imprint orders are received, printed and shipped. Finished basics represent partially manufactured products that require additional printing before they are shipped. Revenues include freight billed to customers.

ADVERTISING

    Advertising and promotion costs are expensed as incurred and totaled approximately $59,000 for 1997 and $70,000 for 1998.

INCOME TAXES

    The Company, with the consent of its shareholder, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and generally did not pay Federal income taxes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, the shareholder reports the taxable income or loss. Accordingly, no provision or liability for Federal income taxes has been included in these financial statements.

    For state income tax purposes, the Company files as an S corporation in the State of Oregon and a C corporation in the states of California and New Jersey. Accordingly, state taxes are provided for income attributable to operations in California and New Jersey.

ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    Sales to the largest three customers totaled 15%, 10% and 5%, respectively, of sales in 1997 and 18%, 13% and 3%, respectively, of sales in 1998. Of the accounts receivable balances, these same three customers represented 13%, 7% and 5%, respectively, of the balance at December 31, 1997 and 13%, 14% and 5%, respectively, of the balance at December 31, 1998.

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. INVENTORIES:

    Inventories consist of the following:

                                                       DECEMBER 31,
                                                    ------------------   MARCH 31,
                                                      1997      1998       1999
                                                    --------  --------  -----------
                                                                        (UNAUDITED)
Paper stock and supplies..........................  $285,965  $250,254   $234,631
Work-in-process...................................   144,514    90,200    138,996
Finished basics...................................   267,358   319,329    351,540
                                                    --------  --------  -----------
                                                    $697,837  $659,783   $725,167
                                                    --------  --------  -----------
                                                    --------  --------  -----------

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following:

                                                       DECEMBER 31,
                                                    ------------------   MARCH 31,
                                                      1997      1998       1999
                                                    --------  --------  -----------
                                                                        (UNAUDITED)
Production machinery and equipment................  $2,153,935 $2,345,651  $2,342,700
Computers, furniture and other equipment..........  1,127,590 1,073,225   1,090,339
                                                    --------  --------  -----------
                                                    3,281,525 3,418,876   3,433,039
Less accumulated depreciation.....................  2,486,393 2,678,450   2,704,663
                                                    --------  --------  -----------
                                                    $795,132  $740,426   $  728,376
                                                    --------  --------  -----------
                                                    --------  --------  -----------

    As of December 31, 1998, approximately $1,696,700 of fully depreciated property and equipment remained in service.

4. CASH SURRENDER VALUE OF LIFE INSURANCE:

    The Company purchased life insurance policies in connection with severance agreements for two former key officers (see Note 8). The Company has elected to report the cash surrender value of these policies net of any outstanding loans against the policies. These net amounts are included in other assets on the accompanying balance sheets. As of December 31, 1997 and 1998, the cash surrender value of the policies was $848,654 and $915,211, respectively, which was reported net of outstanding policy loans of $775,955 and $809,575, respectively. The interest rate on these loans ranged from 6.75% to 6.84% at December 31, 1998.

5. FINANCING AGREEMENTS:

SHORT-TERM BANK BORROWINGS

    On July 17, 1998, the Company renewed a $1,400,000 bank line of credit with Centennial Bank, which allows the Company to borrow against a specified percentage of eligible accounts receivable plus a percentage of inventories. The amount the Company may borrow against inventories and receivables may not exceed $400,000 and $1,400,000, respectively. As of December 31, 1998, $1,326,239 was available to be drawn under the line of credit. The line, which is guaranteed by the Company's

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. FINANCING AGREEMENTS: (CONTINUED)
shareholder, accrues interest at 1% above the bank's reference rate (8.75% at December 31, 1998) and is collateralized by accounts receivable and inventories. Additionally, Centennial Bank has a first security interest in $300,000 of machinery and equipment and a fourth security position behind the Marital Trust and Maria Stanley notes (junior debt) on the remaining machinery and equipment. The junior debt is subordinate to the bank line of credit and subject to "inter-creditor" agreements. There are also certain financial covenants relating to the various security agreements with which the Company was in compliance at December 31, 1998. Management does not believe any of these covenants are significantly restrictive.

INDEBTEDNESS TO RELATED PARTIES

    MARITAL TRUST NOTE: On April 25, 1996, as a part of a refinance of existing debt, the Company borrowed $1,187,477 from the Marital Trust Testamentary of Edwin M. Stanley (Marital Trust). The Company's shareholder, Nicholas J. Stanley, is one of four Marital Trustees. The note, which matures in April 2006, bears a fixed annual interest rate of 7% and requires monthly payments of $14,290, which includes principal and interest.

    MARIA STANLEY NOTE: In conjunction with the refinance of the Marital Trust notes referred to above, the balance of $263,116 on an existing note from Maria Stanley (a related party) also matures in April 2006. The note, which was also executed on April 25, 1996, bears an annual fixed interest rate of 7% and requires monthly payments of $3,166, which includes principal and interest.

    The following schedule represents the current and non-current portions of the notes at December 31, 1998:

                                                    CURRENT   NON-CURRENT
DESCRIPTION                                         PORTION     PORTION       TOTAL
--------------------------------------------------  --------  -----------   ----------
Marital Trust Note................................  $106,145  $   875,227   $  981,372
Maria Stanley Note................................    23,520      193,934      217,454
                                                    --------  -----------   ----------
                                                    $129,665  $ 1,069,161   $1,198,826
                                                    --------  -----------   ----------
                                                    --------  -----------   ----------

    Maturities of indebtedness to related parties as of December 31, 1998 are as follows:

1999..............................................  $  129,665
2000..............................................     139,039
2001..............................................     149,090
2002..............................................     159,868
2003..............................................     171,424
Thereafter........................................     449,740
                                                    ----------
    Total.........................................  $1,198,826
                                                    ----------
                                                    ----------

6. LEASE OBLIGATIONS:

    The Company leases its Oregon facility (land and building) from SIAM Leasing Company, which is owned by the Marital Trust, under an operating lease. In addition to the base rents, the Company is

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. LEASE OBLIGATIONS: (CONTINUED)
also responsible for property taxes, utilities and related insurance expenses. The facility lease is noncancelable and was renewed for a five-year term on July 1, 1996. The lease requires monthly payments of $24,300, and allows one option of renewal effective July 1, 2001 for a five-year period using fair market rentals at the date of renewal. Total lease expense under this agreement was $291,600 in each of 1997 and 1998.

    The Company leases its Union, New Jersey facility (land and building) from Ideal Trade, which is a New Jersey partnership, under an operating lease. The Company is responsible for property taxes and related insurance expenses. The lease is noncancelable and was renewed for a five-year term on November 1, 1998. Total lease expense under this agreement was $63,840 and $65,700 in 1997 and 1998, respectively.

    The Company is also obligated under terms of noncancelable operating leases for equipment, expiring through March 2002. Total lease expense under these leases was $15,040 for 1998.

    The following is a schedule of future minimum lease payments under leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998.

                                                     LAND AND
                                                     BUILDING   EQUIPMENT
                                                      LEASES     LEASES
                                                    ----------  ---------
1999..............................................  $  367,225   $14,360
2000..............................................     370,975     6,880
2001..............................................     228,925     6,880
2002..............................................      86,625     1,719
2003..............................................      73,750
                                                    ----------  ---------
                                                    $1,127,500   $29,839
                                                    ----------  ---------
                                                    ----------  ---------

7. EMPLOYEE BENEFIT PLAN:

    Effective January 1, 1994, the Company established a 401(k) profit sharing plan (the Plan) covering all eligible employees who meet certain age and service requirements. Participants are allowed to defer the lesser of 20% of their annual compensation or $10,000 to the Plan. Contributions are made to the Plan at the discretion of the Company's Board of Directors. No matching contributions were made in 1997 or 1998. The Plan includes professionally managed investment funds that are invested at the discretion of individual Plan members, and a professional third-party plan administrator. As a participant-driven plan, under Internal Revenue Code Section 404(c), the Company is effectively relieved of liability for losses that result from individual participant investment decisions.

    In addition, the Plan provides that the Company may make discretionary profit sharing contributions. The Company did not make any discretionary contributions in 1997 or 1998.

8. DEFERRED COMPENSATION PLANS:

    In 1979 and 1980, the Company entered into deferred compensation arrangements with two employees which provide for cash payments to be made after their retirement. One employee retired in

                       FINE ARTS ENGRAVERS COMPANY, INC.

                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. DEFERRED COMPENSATION PLANS: (CONTINUED)
October 1982 and has received monthly payments of $1,861. This contract was completed in October 1997. Another employee retired in December 1985 and began receiving annual payments of $10,000 for 15 years in January 1991. The liabilities under these arrangements have been recorded at their present value using a 12% discount rate.

9. TRANSFER OF OWNERSHIP AND STOCK RESTRICTION:

    On September 30, 1994, Nicholas J. Stanley completed the purchase of all outstanding shares of the Company's stock from the estate of Edwin Stanley in a transaction that did not involve the Company. All of the Company's stock is subject to an Escrow Agreement and Stock Pledge and Security Agreement. The shares will remain restricted as long as any amounts relating to the original Marital Trust note of $1,187,477 (see Note 5) remain outstanding. Associated with the Purchase Agreement, the Company and Mr. Stanley have agreed to certain financial covenants relating to quarter-end net worth and working capital, and quarterly and annual net profit and loss minimums. In addition to the financial covenants, the Company is restricted from extending or modifying its bank debt without the written consent of the Marital Trust. See Note 11 regarding the sale of the Company's operations subsequent to December 31, 1998. The Company was in compliance with these covenants at December 31, 1997, December 31, 1998 and March 31, 1999 (unaudited).

10. SHAREHOLDER DISTRIBUTIONS:

    As disclosed in Note 1, the Company has elected to be taxed under Subchapter S of the Internal Revenue Code for federal and State of Oregon income tax purposes, which results in the taxable income of the Company being taxed directly to the shareholder. In order to fund the personal taxes of the shareholder that result from this tax election at the corporate level, the Company distributes to its shareholder, as dividends, an amount based on the estimated tax costs of this flow-through income. During 1997 and 1998, these Subchapter S shareholder dividends totaled $139,747 and $76,330, respectively.

11. SALE OF THE COMPANY:

    On November 25, 1998, the Company and its shareholder entered into a letter of intent that involves the sale of substantially all of the Company's assets to and assumption of certain of its liabilities by ImageX.com, Inc. The sale closed on April 13, 1999.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

    The unaudited pro forma condensed balance sheet has been prepared to reflect the conversion of all shares of convertible preferred stock outstanding at June 30, 1999. The unaudited pro forma condensed statements of operations is based on individual historical results of operations of ImageX.com and Fine Arts Graphics for the year ended December 31, 1998 and for the six months ended June 30, 1999, after giving effect to the acquisition of Fine Arts Graphics as if it had occurred at the beginning of each of the periods presented.

    The unaudited pro forma condensed financial statements should be read in conjunction with the historical financial statements and notes thereto of ImageX.com and Fine Arts Graphics. The pro forma condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of results of operations that would have actually occurred had the acquisition of Fine Arts Graphics been effected on the dates assumed.

                                IMAGEX.COM, INC.
                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

                                                               AS OF JUNE 30, 1999
                                               ---------------------------------------------------
                                                                     PRO FORMA
                                                                    ADJUSTMENTS
                                                    ACTUAL           (NOTE 1)         PRO FORMA
                                               ----------------   ---------------   --------------
ASSETS
Current assets:
  Cash and cash equivalents..................    $   16,598,999    $                 $  16,598,999
  Accounts receivable........................         2,120,424                          2,120,424
  Inventories................................           720,868                            720,868
  Prepaid expenses...........................           110,622                            110,622
                                               ----------------   ---------------   --------------
      Total current assets...................        19,550,913                         19,550,913

Restricted cash..............................            24,849                             24,849
Property and equipment, net..................         4,422,662                          4,422,662
Goodwill, net................................         1,642,016                          1,642,016
Other assets.................................           681,237                            681,237
                                               ----------------   ---------------   --------------
      Total assets...........................    $   26,321,677    $                 $  26,321,677
                                               ----------------   ---------------   --------------
                                               ----------------   ---------------   --------------
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
  EQUITY
Current liabilities:
  Current portion of notes payable...........           213,565    $                 $     213,565
  Line of credit payable.....................           700,000                            700,000
  Accounts payable...........................         2,004,823                          2,004,823
  Accrued liabilities........................           782,537                            782,537
                                               ----------------   ---------------   --------------
      Total current liabilities..............         3,700,925                          3,700,925
Notes payable, net of current................         1,731,081                          1,731,081
                                               ----------------   ---------------   --------------
      Total liabilities......................         5,432,006                          5,432,006
                                               ----------------   ---------------   --------------

Commitments and contingencies

Mandatorily redeemable convertible preferred
  stock......................................        36,032,443       (36,032,443)
                                               ----------------   ---------------

Shareholders' (deficit) equity:
  Series A convertible preferred stock.......            15,000           (15,000)
  Common stock...............................            17,517           113,511          131,028
  Additional paid-in capital.................         4,642,719        35,933,932       40,576,651
  Unearned compensation......................        (1,337,892)                        (1,337,892)
  Notes receivable from shareholders.........          (235,000)                          (235,000)
  Accumulated deficit........................       (18,245,116)                       (18,245,116)
                                               ----------------   ---------------   --------------
      Total shareholders' (deficit) equity...       (15,142,772)       36,032,443       20,889,671
                                               ----------------   ---------------   --------------
      Total liabilities and shareholders'
        (deficit) equity.....................    $   26,321,677    $                 $  26,321,677
                                               ----------------   ---------------   --------------
                                               ----------------   ---------------   --------------

Note 1-- The pro forma balance sheet has been prepared to reflect the conversion of all shares of convertible preferred stock outstanding at June 30, 1999 into 11,351,132 shares of common stock.

                                IMAGEX.COM, INC.
             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                                                                                   SIX MONTHS ENDED JUNE 30,
                                                                                                             1999
                                                       YEAR ENDED DECEMBER 31, 1998                -------------------------
                                         --------------------------------------------------------                FINE ARTS
                                                             FINE ARTS     PRO FORMA                             ENGRAVERS
                                                             ENGRAVERS    ADJUSTMENTS                          COMPANY, INC.
                                         IMAGEX.COM, INC.  COMPANY, INC.   (NOTE 2)    PRO FORMA     ACTUAL    (3.5 MONTHS)
                                         ----------------  -------------  -----------  ----------  ----------  -------------
Revenues...............................    $    968,028     $10,460,334                $11,428,362 $3,326,008   $ 2,525,463
Cost of Sales..........................         997,713       7,127,106    $ 151,559    8,276,378   2,511,909     1,814,207
                                         ----------------  -------------  -----------  ----------  ----------  -------------
  Gross profit.........................         (29,685)      3,333,228     (151,559)   3,151,984     814,099       711,256
Operating expenses:
  General and administrative...........       3,413,093       2,363,046       81,013    5,857,152   2,924,421       615,671
  Selling and marketing................       2,182,311         528,474                 2,710,785   1,848,363       133,842
  Research and development.............       2,550,926                                 2,550,926     870,430
  Amortization of unearned
    compensation.......................         378,507                                   378,507     702,104
  Amortization of goodwill.............                                      138,606      138,606      34,942
                                         ----------------  -------------  -----------  ----------  ----------  -------------
    Total operating expenses...........       8,524,837       2,891,520      219,619   11,635,976   6,380,260       749,513
    Loss from operations...............      (8,554,522)        441,708     (371,178)  (8,483,992) (5,566,161)      (38,257)
                                         ----------------  -------------  -----------  ----------  ----------  -------------
Other expense, net.....................         (46,346)       (245,722)                 (292,068)    (45,368)      (47,104)
    Net (loss) income before taxes.....      (8,600,868)        195,986     (371,178)  (8,776,060) (5,611,529)      (85,361)
                                         ----------------  -------------  -----------  ----------  ----------  -------------
    State income tax expense...........                          15,405                    15,405
    Net (loss) income..................    $ (8,600,868)    $   180,581    $(371,178)  $(8,791,465) $(5,611,529)  $   (85,361)
                                         ----------------  -------------  -----------  ----------  ----------  -------------
                                         ----------------  -------------  -----------  ----------  ----------  -------------
Preferred stock accretion..............        (221,467)                                 (221,467)    (72,746)
    Net loss used in calculating loss
      per share........................    $ (8,822,335)    $   180,581    $(371,178)  $(9,012,932) $(5,684,275)  $   (85,361)
                                         ----------------  -------------  -----------  ----------  ----------  -------------
                                         ----------------  -------------  -----------  ----------  ----------  -------------
Basic and diluted net loss per share...    $      (7.27)                               $    (6.89) $    (3.47)
                                         ----------------                              ----------  ----------
                                         ----------------                              ----------  ----------


                                          PRO FORMA
                                         ADJUSTMENTS
                                          (NOTE 2)    PRO FORMA
                                         -----------  ----------
Revenues...............................     (37,135)  $5,814,336
Cost of Sales..........................   $  69,202    4,395,318
                                         -----------  ----------
  Gross profit.........................    (106,337)   1,419,018
Operating expenses:
  General and administrative...........      30,957    3,571,049
  Selling and marketing................                1,982,205
  Research and development.............                  870,430
  Amortization of unearned
    compensation.......................                  702,104
  Amortization of goodwill.............      48,919       83,861
                                         -----------  ----------
    Total operating expenses...........      79,876    7,209,649
    Loss from operations...............    (186,213)  (5,790,631)
                                         -----------  ----------
Other expense, net.....................                  (92,472)
    Net (loss) income before taxes.....    (186,213)  (5,883,103)
                                         -----------  ----------
    State income tax expense...........
    Net (loss) income..................   $(186,213)  $(5,883,103)
                                         -----------  ----------
                                         -----------  ----------
Preferred stock accretion..............                  (72,746)
    Net loss used in calculating loss
      per share........................   $(186,213)  $(5,955,849)
                                         -----------  ----------
                                         -----------  ----------
Basic and diluted net loss per share...               $    (3.64)
                                                      ----------
                                                      ----------

Note 2-- The pro forma statements of operations give effect to the following pro forma adjustments necessary to reflect the acquisition of Fine Arts as if it occurred at the beginning of the period:

       (a) The amortization of goodwill over a period of 10 years

       (b) The additional depreciation expense recorded to cost of sales and general and administrative expense for the increase in the value of the property and equipment acquired

INSIDE BACK COVER

IMAGEX.COM CUSTOMER SUCCESS STORIES

[GRAPHICS - Logos of Amazon.com, Verifone, Netlink, Photodisc, ShopNow.com, Merrill Gardens, Candle, Cobalt, Parallel Communications, Aventail, fine.com, Point Information Network, New Energy Ventures, Watchguard Technologies, Inc., World Vision, Visio and Concur Technologies]

The above companies are selected members of ImageX.com's top 20 customers based on first quarter 1999 revenues ($485,000). Their percentages of such revenues are as follows: Amazon.com 3%, Aventail 2%, Candle 2%, Cobalt 3%, Concur 3%, Fire.com 1%, Merrill Gardens 2%, New Energy Ventures 10%, Nextlink 1%, Parallel 5%, Photodisc 4%, Point Information Network 4%, ShopNow.com 1%, Verifone 8%, Visio 13%, Watch Guard 1%, World Vision 5%.

[Graphic: laptop computer with ImageX.com logo]

[Logo: ImageX.com--Your Online Printing Solution]

          [LOGO]

                              Until       , 1999 (25 days after the commencement
                              of this offering), all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addi-tion to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the registrant in connection with the sale of the common stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration
  fee...............................................   $    17,125
NASD filing fee.....................................         5,500
Nasdaq National Market listing fee..................        95,000
Blue Sky fees and expenses..........................        10,000
Printing and engraving expenses.....................       150,000
Legal fees and expenses.............................       500,000
Accounting fees and expenses........................       300,000
Directors' and officers' insurance..................       100,000
Transfer Agent and Registrar fees...................        10,000
Miscellaneous expenses..............................        12,375
                                                      -------------
  Total.............................................   $ 1,200,000
                                                      -------------
                                                      -------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Restated Bylaws (Exhibit 3.2 hereto) provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for such purpose.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the registrant's Restated Articles of Incorporation (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

    The registrant has entered into certain indemnification agreements with its officers and directors, the form of which is attached as Exhibit 10.26 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the WBCA.

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Within the last three years, the registrant has issued and sold unregistered securities as follows:

 (1) On December 20, 1996, the registrant issued 375,000 shares of Series A Preferred Stock to each of Philip J. Hooper, John T. Jerome, Cory E. Klatt and F. Joseph Verschueren in connection with a reclassification of their issued and outstanding shares of common stock into 15 shares of Series A Preferred Stock.

 (2) On December 20, 1996, the registrant issued 3,500,000 shares of Series B Preferred Stock, which are convertible into 1,750,000 shares of common stock, to nine investors, Technology Partners Fund V, L.P., Vanguard V, L.P., Ironwood Capital, LLC, Howse Family Partnership, Steven Gillis, Harold Kawaguchi, Thomas J. Cable, John D. Durbin and Scott Land. The aggregate consideration received for such shares was $3,500,000.00 or $1.00 per share.

 (3) On January 9, 1998, the registrant issued 2,000,001 shares of Series C Preferred Stock, which are convertible into 1,000,003 shares of common stock, to six investors, Acorn Ventures IV, LLC, Technology Partners Fund V, L.P., Vanguard V, L.P., Michael Towers, Howse Family Partnership and Harold Kawaguchi. The aggregate consideration received for such shares was $3,000,001.50 or $1.50 per share. The registrant also issued warrants to purchase 500,000 shares of common stock at an exercise price of $3.00 per share and 290,000 shares of common stock at an exercise price of $7.50 per share to Acorn Ventures IV, LLC. The aggregate consideration received for such warrants was $15,800.00.

 (4) On May 14, 1998, the registrant issued 1,999,999 shares of Series C Preferred Stock, which are convertible into 1,000,003 shares of common stock, to 12 investors, Acorn Ventures IV, LLC, Internet Ventures, LLC, Technology Partners Fund V, L.P., Vanguard V, L.P., Nicholas B. Temple, Eric S. Temple, Nicholas Brigham Temple, Jr., Tom A. Alberg, John Meisenbach, Steven Gillis, Charles J. Katz, Jr. and James E. Webster. The aggregate consideration received for such shares was $2,999,998.50 or $1.50 per share. The registrant also issued warrants to purchase 390,000 shares of common stock at an exercise price of $3.00 per share to 15 investors, which includes, in addition to the investors described in paragraph 2 above, Michael Towers, Howse Family Partnership and Harold Kawaguchi. The aggregate consideration received for such warrants was $7,800.

 (5) On August 24, 1998, the registrant issued warrants to purchase 26,667 shares of Series C Preferred Stock, which are convertible into warrants to purchase 13,334 shares of common stock, at an exercise price of $3.00 per share to Technology Partners Fund V, L.P. The aggregate consideration received for such warrants was $267.

 (6) On August 28, 1998, the registrant issued warrants to purchase 13,333 shares of Series C Preferred Stock, which are convertible into warrants to purchase 6,667 shares of common stock, at an exercise price of $3.00 per share to Vanguard V, L.P. The aggregate consideration received for such warrants was $133.

 (7) On October 1, 1998, the registrant issued 1,385,493 shares of Series D Preferred Stock, which are convertible into 692,747 shares of common stock, to ten investors, SunAmerica, Inc., Technology Partners Fund V, L.P., Vanguard V, L.P., Donaldson, Lufkin & Jenrette, Galaxy Investment Partners, Michael Towers, Steve Shindler and Mary Kay Kosnik, Rich and Cindy Sonstelie, Western Investments Capital LLC and Carl Stork. The aggregate consideration received for such shares was $2,770,986.00 or $2.00 per share. The registrant also issued warrants to purchase 138,250 shares of Series D Preferred Stock, which are convertible into warrants to purchase

     69,125 shares of common stock, at an exercise price of $4.00 per share to the ten investors described above. The aggregate consideration received for such warrants was $1,382.50.

 (8) On January 11, 1999, the registrant issued 401,257 shares of Series D Preferred Stock, which are convertible into 200,629 shares of common stock, to two investors, Eli Wilner and Barbara A. Brennan. The aggregate consideration received for such shares was $802,514.

 (9) On April 8, 1999, the registrant issued 8,641,666 shares of Series E Preferred Stock, which are convertible into 4,320,840 shares of common stock, to 28 investors, Internet Ventures, LLC, Nicholas Brigham Temple, Jr., Eli Wilner, Barbara A. Brennan, Eric S. Temple, Galaxy Investment Partners, Harold Kawaguchi, Ironwood Capital, LLC, Philip J. Hooper, John Durbin, Michael and Pam Towers, Nicholas B. Temple, Rich and Cindy Sonstelie, Rufus Lumry, SunAmerica Investments, Inc., Tom A. Alberg, Thomas
     J. Cable, Western Investments Capital LLC, Howse Family Partnership, Alta California Partners II, L.P., Alta Embarcadero Partners II, LLC, Arthur W. Harrigan, WS Investment Company 99A, Stephen Scherba Jr. and Elaine P. Scherba, Scott Drum, William C. Krueger, Brian and Jami Holman and David Valle. The aggregate consideration received for such shares was $18,147,498.60 or $2.10 per share. The registrant also issued warrants to purchase 42,768 shares of common stock at an exercise price of $4.20 per share to two investors, Eli Wilner and Barbara A. Brennan. The aggregate consideration received for such warrants was $855.35.

 (10) On April 13, 1999, the registrant issued warrants to purchase 75,000 shares of common stock at an exercise price of $4.00 per share to Nicholas
      J. Stanley. The aggregate consideration received for such warrants was $100.

 (11) On April 15, 1999, the registrant issued 3,263,095 shares of Series E Preferred Stock, which are convertible into 1,631,550 shares of common stock, to 12 investors, Technology Partners Fund VI, L.P., Kellett Partners LP, Clear Fir Partners, LP, Gary Sledge, Carl Stork, Nanda Nishit Mehta and Nishit Kantilal Mehta, VBW Raptor Fund, LLC, Robert L. and Leslie A Hobart JTWROS, Hambrecht & Quist California, Hambrecht & Quist Employee Venture Fund, L.P. II, Access Technology Partners, L.P. and Access Technology Partners Brokers Fund, L.P. The aggregate consideration received for such shares was $6,852,499.50, or $2.10 per share.

 (12) On April 21, 1999, the registrant issued warrants to purchase 48,165 shares of common stock at an exercise price of $4.20 per share to SG Cowen Securities Corporation for services rendered in connection with the registrant's issuance of Series E Preferred Stock.

 (13) On April 21, 1999, the registrant issued warrants to purchase 25,000 shares of common stock at an exercise price of $6.00 per share to Kindling I, L.L.C. in connection with a consulting agreement for intellectual property consulting services.

 (14) Within the last three years, the registrant granted stock options to purchase 2,158,854 shares of common stock, with exercise prices ranging from $0.20 to $12.00 per share and issued 650,000 shares of restricted common stock to selected persons pursuant to the registrant's option plan. Of the options, options for 319,200 shares have been canceled or forfeited without being exercised, options for 124,320 shares have been exercised and options for 1,107,334 shares remain outstanding.

    Each share of preferred stock, other than shares of Series D Preferred Stock, will convert on a 1-for-2 basis into common stock and each warrant to purchase preferred stock, other than warrants to purchase Series D Preferred Stock, will convert on a 1-for-2 basis into a warrant to purchase common stock. Each share of Series D Preferred Stock will convert on a 1-for-1.988 basis into common stock and each warrant to purchase Series D Preferred Stock will convert on a 1-for-1.988 basis into a warrant to purchase common stock.

    The sales and issuances of these securities were exempt from registration under the Securities Act, pursuant to Section 4(2) of the Securities Act, on the basis that the transactions did not involve a public offering, or pursuant to Rule 701 under the Securities Act, on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS


  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1+   Form of Underwriting Agreement.

       3.1   Amended and Restated Articles of Incorporation of the registrant, as further amended by Articles of
             Amendment.

       3.2   Amended and Restated Bylaws of the registrant.

      5.1+   Opinion of Perkins Coie LLP as to the legality of the shares.

     10.1+   Amended and Restated Investor Rights Agreement, dated as of April 8, 1999, by and among the registrant and certain of the registrant's shareholders named therein.

     10.2+   Stock Vesting Agreement, dated as of December 20, 1996, by and between the registrant and F. Joseph
             Verschueren.

     10.3+   Stock Vesting Agreement, dated as of December 20, 1996, by and between the registrant and Cory E. Klatt.

     10.4+   Stock Vesting Agreement, dated as of December 20, 1996, by and between the registrant and Elwood D.
             Howse, Jr.

     10.5+   Stock Subscription and Repurchase Agreement, dated as of August 7, 1997, by and between the registrant and Elwood D. Howse, Jr.

     10.6+   Stock Vesting and Pledge Agreement, dated as of November 16, 1998, by and between the registrant and
             Richard P. Begert.

     10.7+   Offer of Employment, dated as of November 12, 1998, from the registrant to Richard P. Begert.

     10.8+   Offer of Employment, dated as of April 23, 1998, from the registrant to Dana F. Manciagli.

     10.9+   Offer of Employment, dated as of June 22, 1998, from the registrant to Eric J. Bean.

    10.10+   Offer of Employment, dated as of June 9, 1999, from the registrant to Robin L. Krueger.

    10.11+   Employment Agreement, dated as of April 13, 1999, by and between the registrant and Nicholas J. Stanley.

    10.12+   Lease Agreement, dated as of January 31, 1997, by and between the registrant and Bellevue Associates,
             L.P.

    10.13+   Lease Agreement, dated as of May 15, 1998, by and between the registrant and Spieker Properties, L.P.

    10.14+   Lease Agreement, dated as of October 19, 1998, by and between the registrant and Spieker Properties,
             L.P.

    10.15+   Lease Agreement, dated as of April 22, 1999, by and between the registrant and Spieker Properties, L.P.

  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
    10.16+   Lease Assignment and Assumption, dated as of April 13, 1999, by and between Keystone Acquisition
             Corporation, a wholly owned subsidiary of the registrant, and Fine Arts Engravers Company, Inc.

    10.17+   Lease Assignment and Assumption, dated as of April 13, 1999, by and between Keystone Acquisition
             Corporation, a wholly owned subsidiary of the registrant, and Fine Arts Engravers Company, Inc.

    10.18+   Loan and Security Agreement, dated as of February 26, 1997, by and between the registrant and Silicon
             Valley Bank.

    10.19+   Loan and Security Agreement, dated as of September 24, 1998, by and between the registrant and Silicon
             Valley Bank.

    10.20+   Credit Agreement, dated as of April 30, 1999, by and between Keystone Acquisition Corporation, a wholly owned subsidiary of the registrant, and Seafirst Bank.

    10.21+   Guaranty Agreement, dated as of April 30, 1999, by and between the registrant and Seafirst Bank.

    10.22+   Pledge Agreement, dated as of April 30, 1999, by and between the registrant and Seafirst Bank.

    10.23+   Amended and Restated 1996 Stock Incentive Compensation Plan.

    10.24+   1999 Employee Stock Purchase Plan.

    10.25+   1999 Stock Option Grant Program for Nonemployee Directors.

    10.26+   Form of Indemnification Agreement.

    10.27+   Asset Purchase Agreement, dated as of February 23, 1999, by and among the registrant, Keystone
             Acquisition Corp., Fine Arts Engravers Company, Inc. and Nicholas J. Stanley.

    10.28+   Revolving Note, dated April 30, 1999, from Keystone Acquisition Corp., to Seafirst Bank.

    10.29+   Converting Note, dated April 30, 1999, from Keystone Acquisition Corp., to Seafirst Bank.

     21.1+   Subsidiaries of the registrant.

      23.1   Consent of PricewaterhouseCoopers LLP, independent accountants.

     23.2+   Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto).

     23.3+   Consent of CAP Ventures, Inc.

     23.4+   Consent of Amazon.com.

     23.5+   Consent of VeriFone.

     24.1+   Power of Attorney.

     27.1+   Financial Data Schedule.

---------

 +  Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULES

    All schedules are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or related notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in

Item 14, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 7 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 23rd day of August, 1999.


                                IMAGEX.COM, INC.

                                By:            /s/ RICHARD P. BEGERT
                                     -----------------------------------------
                                                 Richard P. Begert
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 7 to Registration Statement has been signed by the following persons in the capacities indicated below on the 23rd day of August, 1999.


                         NAME                                                   TITLE
------------------------------------------------------  ------------------------------------------------------

                /s/ RICHARD P. BEGERT
     -------------------------------------------        President and Chief Executive Officer (Principal
                  Richard P. Begert                     Executive Officer)

                 /s/ ROBIN L. KRUEGER
     -------------------------------------------        Chief Financial Officer (Principal Financial and
                   Robin L. Krueger                     Accounting Officer)

                *F. JOSEPH VERSCHUEREN
     -------------------------------------------        Chairman of the Board
                F. Joseph Verschueren

                   *JOHN E. ARDELL
     -------------------------------------------        Director
                    John E. Ardell

                 *GARRETT P. GRUENER
     -------------------------------------------        Director
                  Garrett P. Gruener

                *ELWOOD D. HOWSE, JR.
     -------------------------------------------        Director
                 Elwood D. Howse, Jr.

                *RICHARD R. SONSTELIE
     -------------------------------------------        Director
                 Richard R. Sonstelie

                         NAME                                                   TITLE
------------------------------------------------------  ------------------------------------------------------

                 *BERNEE D. L. STROM
     -------------------------------------------        Director
                  Bernee D. L. Strom

*By:     /s/ JOHN R. HIGGINS
      -------------------------
           John R. Higgins
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1+   Form of Underwriting Agreement.

      3.1    Amended and Restated Articles of Incorporation of the registrant, as further amended by Articles of
               Amendment.

      3.2    Amended and Restated Bylaws of the registrant.

      5.1+   Opinion of Perkins Coie LLP as to the legality of the shares.

     10.1+   Amended and Restated Investor Rights Agreement, dated as of April 8, 1999, by and among the registrant and certain of the registrant's shareholders named therein.

     10.2+   Stock Vesting Agreement, dated as of December 20, 1996, by and between the registrant and F. Joseph
               Verschueren.

     10.3+   Stock Vesting Agreement, dated as of December 20, 1996, by and between the registrant and Cory E. Klatt.

     10.4+   Stock Vesting Agreement, dated as of December 20, 1996, by and between the registrant and Elwood D.
               Howse, Jr.

     10.5+   Stock Subscription and Repurchase Agreement, dated as of August 7, 1997, by and between the registrant and Elwood D. Howse, Jr.

     10.6+   Stock Vesting and Pledge Agreement, dated as of November 16, 1998, by and between the registrant and
               Richard P. Begert.

     10.7+   Offer of Employment, dated as of November 12, 1998, from the registrant to Richard P. Begert.

     10.8+   Offer of Employment, dated as of April 23, 1998, from the registrant to Dana F. Manciagli.

     10.9+   Offer of Employment, dated as of June 22, 1998, from the registrant to Eric J. Bean.

     10.10+  Offer of Employment, dated as of June 9, 1999, from the registrant to Robin L. Krueger.

     10.11+  Employment Agreement, dated as of April 13, 1999, by and between the registrant and Nicholas J. Stanley.

     10.12+  Lease Agreement, dated as of January 31, 1997, by and between the registrant and Bellevue Associates,
               L.P.

     10.13+  Lease Agreement, dated as of May 15, 1998, by and between the registrant and Spieker Properties, L.P.

     10.14+  Lease Agreement, dated as of October 19, 1998, by and between the registrant and Spieker Properties,
               L.P.

     10.15+  Lease Agreement, dated as of April 22, 1999, by and between the registrant and Spieker Properties, L.P.

     10.16+  Lease Assignment and Assumption, dated as of April 13, 1999, by and between the Keystone Acquisition
               Corporation, a wholly owned subsidiary of the registrant, and Fine Arts Graphics Company, Inc.

     10.17+  Lease Assignment and Assumption, dated as of April 13, 1999, by and between Keystone Acquisition
               Corporation, a wholly owned subsidiary of the registrant, and Fine Arts Graphics Company, Inc.

     10.18+  Loan and Security Agreement, dated as of February 26, 1997, by and between the registrant and Silicon
               Valley Bank.

     10.19+  Loan and Security Agreement, dated as of September 24, 1998, by and between the registrant and Silicon
               Valley Bank.

  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
     10.20+  Credit Agreement, dated as of April 30, 1999, by and between Keystone Acquisitions Corporation, a wholly owned subsidiary of the registrant, and Seafirst bank.

     10.21+  Guaranty Agreement, dated as of April 30, 1999, by and between the registrant and Seafirst Bank.

     10.22+  Pledge Agreement, dated as of April 30, 1999, by and between the registrant and Seafirst Bank.

     10.23+  Amended and Restated 1996 Stock Incentive Compensation Plan.

     10.24+  1999 Employee Stock Purchase Plan.

     10.25+  1999 Stock Option Grant Program for Nonemployee Directors.

     10.26+  Form of Indemnification Agreement.

     10.27+  Asset Purchase Agreement, dated as of February 23, 1999, by and among the registrant, Keystone
               Acquisition Corp., Fine Arts Engravers Company, Inc. and Nicholas J. Stanley.

     10.28+  Revolving Note, dated April 30, 1999, from Keystone Acquisition Corp. to Seafirst Bank.

     10.29+  Converting Note, dated April 30, 1999, from Keystone Acquisition Corp. to Seafirst Bank.

     21.1+   Subsidiaries of the registrant.

     23.1    Consent of PricewaterhouseCoopers LLP, independent accountants.

     23.2+   Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto).

     23.3+   Consent of CAP Ventures, Inc.

     23.4+   Consent of Amazon.com.

     23.5+   Consent of VeriFone

     24.1+   Power of Attorney.

     27.1+   Financial Data Schedule.

---------

+   Previously filed.